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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                           Filed by the Registrant /x/
                 Filed by a Party other than the Registrant / /

                           Check the appropriate box:

                  / / Preliminary Proxy Statement
                  / / Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
                  /x/ Definitive Proxy Statement
                  / / Definitive Additional Materials
                  / / Soliciting Material Pursuant to Rule 14a-12

                           EDISON CONTROL CORPORATION
                    ________________________________________
                (Name of Registrant As Specified In Its Charter)

             ______________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Edison Control Corporation
     (2) Aggregate number of securities to which transaction applies: Up to 474,950 shares of Edison Control Corporation Common Stock and options to purchase up to 27,334 shares of Common Stock
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The transaction valuation was based upon the sum of (i) the product of 474,950 shares of Edison Control Corporation Common Stock at a per share price of $7.00 and (ii) the termination of options to purchase 27,334 shares of Common Stock at an aggregate cost of $96,836.
     (4)  Proposed maximum aggregate value of transaction: $3,421,486
     (5)  Total fee paid: $685
[X]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid: N/A

     (2)  Form, Schedule or Registration Statement No.: N/A

     (3)  Filing party: N/A

     (4)  Date filed: N/A

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
                           Edison Control Corporation
                               777 Maritime Drive
                                  P.O. Box 308
                         Port Washington, WI 53074-0308
                              ____________________


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 31, 2003

                              ____________________


     We will hold a special meeting of shareholders of Edison Control Corporation on July 31, 2003, at 8:00 a.m., local time, on the 40th floor of the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, for the purpose of voting on a proposal to take our company private through the adoption of an amendment to our certificate of incorporation providing for:

     o    a one-for-66,666 reverse stock split of our common stock; and

     o a cash payment equal to $7.00 per pre-split share of common stock to all shareholders left with less than one share following the reverse stock split.

     Our Board of Directors has fixed the close of business on June 30, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

     The accompanying proxy statement forms a part of this notice. We urge you to read it carefully.

                                    By Order of the Board of Directors,

                                    /s/ Gregory L. Skaar
                                    Gregory L. Skaar
                                    Chief Financial Officer

Port Washington, Wisconsin
July 1, 2003

Your vote is important. Whether or not you intend to be present at the special meeting, please complete the enclosed proxy card and sign, date and return it in the postage-paid return envelope provided.

                           Edison Control Corporation
                               777 Maritime Drive
                                  P.O. Box 308
                         Port Washington, WI 53074-0308
                              ____________________


Fellow Shareholder:

     We would like to invite you to attend a special meeting of shareholders of Edison Control Corporation, to be held on July 31, 2003, at 8:00 a.m., local time, on the 40th floor of the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

     At the special meeting, we will ask you to vote on a proposal to take our company private through the adoption of an amendment to our certificate of incorporation providing for (i) a one-for-66,666 reverse stock split of our common stock and (ii) a cash payment equal to $7.00 per pre-split share of common stock to all shareholders left with less than one share following the reverse stock split. We have set forth the text of the proposed amendment in Exhibit B to this proxy statement.

     If the reverse stock split is approved and, as a result, you are left with less than one share of our common stock, then you will be entitled to receive $7.00 per pre-split share in cash, without interest, for your shares of common stock. This price represents a 16.7% premium over our stock's closing bid price per share of $6.00 on March 3, 2003, the last trading day before the initial proposal to undertake the reverse stock split was submitted to us by our majority shareholder and Chairman of the Board, William B. Finneran, and our Chief Executive Officer and a director, Alan J. Kastelic. No consideration will be paid for shares or share equivalents owned by Messrs. Finneran or Kastelic in the reverse stock split. We believe that the effect of the reverse stock split will be to reduce the number of our shareholders to two: Messrs. Finneran and Kastelic. However, any shareholder owning at least 66,666 shares in a single account at the effective time of the reverse stock split will also remain a shareholder of the company as a private company.

     The total cash consideration we expect to pay in connection with the proposed reverse stock split will be approximately $3.4 million, excluding transaction costs.

     Since Messrs. Finneran and Kastelic made the reverse stock split proposal and because they are both directors and officers of our company, our Board of Directors formed a special committee of independent directors to evaluate the reverse stock split proposal, conduct negotiations with Messrs. Finneran and Kastelic, and recommend approval or disapproval and the ultimate terms of any approved proposal to our full Board. Based on the unanimous recommendation of the special committee, our Board of Directors has unanimously (with Messrs. Finneran and Kastelic abstaining due to their interests in the transaction) approved the reverse stock split proposal and directed that it be submitted to a vote of our shareholders. Our Board of Directors and its special committee believe that the terms of the reverse stock split proposal are fair to, and in the best interests of, our shareholders, and recommend that our shareholders vote "FOR" the proposal.


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This transaction has not been approved or disapproved by the Securities and
Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.




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


     Your vote is very important. Under New Jersey law, the reverse stock split proposal is subject to obtaining the approval of a majority of the votes cast by the holders of our outstanding shares entitled to vote at our special meeting. In addition, while not required by New Jersey law, our Board of Directors, upon the recommendation of its special committee, has further conditioned approval of the reverse stock split proposal upon the requirement that a majority of all outstanding shares held by unaffiliated shareholders not be voted against the reverse stock split (we call this the "reverse majority of the minority" shareholder approval condition).

     Our Board of Directors has fixed the close of business on June 30, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record at the close of business on June 30, 2003 are entitled to notice of, and to vote at, the special meeting. As of the record date, we had 1,638,595 outstanding shares of common stock, of which Messrs. Finneran and Kastelic beneficially owned a total of 1,163,645 outstanding shares, or 71.0%. Messrs. Finneran and Kastelic intend to vote all of their shares in favor of the reverse stock split proposal, thereby ensuring that the reverse stock split proposal will be approved by the requisite shareholder vote under New Jersey law. Nevertheless, your vote is still important because approval of the reverse stock split is subject to satisfaction of the reverse majority of the minority shareholder approval condition.

     Please complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage paid envelope. This will ensure that your shares are represented at the special meeting.

                                   Sincerely,

                                   /s/ Gregory L. Skaar
                                   Gregory L. Skaar
                                   Chief Financial Officer

     This proxy statement and form of proxy are first being mailed to shareholders on or about July 1, 2003.


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
                                TABLE OF CONTENTS


SUMMARY TERM SHEET.............................................................3


ADDITIONAL INFORMATION ABOUT THE REVERSE STOCK SPLIT...........................6


SPECIAL FACTORS...............................................................12
     Purpose of and Reasons for the Reverse Stock Split.......................12
     Alternatives to the Reverse Stock Split..................................13
     Effects of the Reverse Stock Split.......................................15
     Advantages of the Reverse Stock Split....................................16
     Disadvantages of the Reverse Stock Split.................................19
     Material U.S. Federal Income Tax Consequences of the Reverse Stock
     Split....................................................................20
     Plans or Proposals After the Reverse Stock Split.........................21
     Recommendations of the Special Committee and Our Board of Directors......22
     Position of the Special Committee and Our Board of Directors as to the
     Fairness of the Reverse Stock Split......................................22
     Messrs. Finneran and Kastelic's Position as to the Fairness of the
     Reverse Stock Split......................................................27
     Opinion of Schroeder & Co................................................28
     Background of the Reverse Stock Split Proposal...........................34
     Price Range of Common Stock and Dividends; Related Shareholder
     Matters..................................................................49
     Plans of the Company in the Event the Reverse Stock Split Proposal is Not
     Approved.................................................................50
     Exchange of Certificates and Payment of Fractional Shares................50
     Fees and Expenses of the Reverse Stock Split.............................51
     Source and Amount of Funds...............................................51
     Interests of Directors and Executive Officers in the Reverse Stock
     Split....................................................................51
     Indemnification and Insurance... ........................................53


THE SPECIAL MEETING...........................................................54
     Date, Time and Place of the Special Meeting..............................54
     Proposal to be Considered at the Special Meeting.........................54
     Record Date..............................................................54
     Voting Rights; Vote Required for Approval................................54
     Voting and Revocation of Proxies.........................................55
     Solicitation of Proxies..................................................56


OTHER MATTERS.................................................................57
     Security Ownership of Specified Beneficial Owners and Management.........57
     Transactions in Capital Stock by Certain Persons.........................57
     Other Transactions.......................................................58
     Section 16(a) Beneficial Ownership Reporting Compliance..................58
     Future Shareholder Proposals.............................................58
     Independent Auditors.....................................................58
     Where You Can Find More Information......................................59



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CONSOLIDATED FINANCIAL STATEMENTS............................................F-1


EXHIBIT A: Going Private Proposal of Messrs. Finneran and Kastelic...........A-1

EXHIBIT B: Certificate of Amendment of the Certificate of Incorporation of
           Edison Control Corporation........................................B-1

EXHIBIT C: Written Opinion of Schroeder & Co.................................C-1

EXHIBIT D: Term Sheet Regarding Financing - LaSalle National Bank
           Association.......................................................D-1

EXHIBIT E: Fiscal 2002 Going Private Pro Forma Balance Sheet Analysis........E-1

EXHIBIT F: Management's Discussion and Analysis of Financial Condition and
           Results of Operations.............................................F-1

EXHIBIT G: Quantitative and Qualitative Disclosures About Market Risk.......G-1



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
                               SUMMARY TERM SHEET

     This summary term sheet highlights important information in this proxy statement, but does not contain all of the information that is important to you. To better understand the reverse stock split proposal, you should carefully read this entire proxy statement, including our financial statements and exhibits.

     o THE REVERSE STOCK SPLIT. You are being asked to approve and adopt a one-for-66,666 reverse stock split which would result in our company going private. Going private means that we will terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), we will no longer have to file reports with the Securities and Exchange Commission ("SEC") and our common stock will no longer be listed or traded on the OTC Bulletin Board (or any other public market). The reverse stock split was proposed by William B. Finneran, our majority shareholder and Chairman of the Board, and Alan J. Kastelic, our Chief Executive Officer and a director. In conjunction with the reverse stock split, we intend to enter into individual option cancellation agreements with all holders of company stock options, excluding Mr. Kastelic. See "Special Factors - Background of the Reverse Stock Split Proposal," "Special Factors - Plans or Proposals After the Reverse Stock Split" and "Special Factors - Interests of Directors and Executive Officers in the Reverse Stock Split."

     o REASONS FOR THE REVERSE STOCK SPLIT. Messrs. Finneran and Kastelic proposed the reverse stock split primarily to allow us to realize the substantial tangible and intangible cost savings and confidentiality benefits of being a privately held company through a transaction in which our unaffiliated shareholders will realize liquidity for their minority shareholdings at a fair price, generally be eligible to receive capital gains tax treatment for their proceeds, avoid paying brokerage commissions and fees and avoid incurring the significant "bid-ask" discount otherwise incurred in selling our shares. Additionally, a reverse stock split transaction resulting in de-registration of our common stock under the Exchange Act will allow management to focus additional time and effort on effectively managing our business and operations without the administrative burdens of SEC and related compliance. See "Special Factors - Purpose of and Reasons for the Reverse Stock Split Proposal," "Special Factors - Advantages of the Reverse Stock Split" and "Special Factors - Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to Our Shareholders."

     o CONSIDERATION. If you own at least 66,666 shares of our common stock in a single account at the effective time of the reverse stock split, you will remain a shareholder of the company as a private company and will not receive a cash payment. If you do not own at least 66,666 shares of our common stock in a single account at the effective time of the reverse stock split, you will receive $7.00 per pre-split share in cash, without interest, for your shares of common stock and you will no longer be a shareholder of the company. You will not need to pay any brokerage commissions or fees, other transaction fees or the "bid-ask" discount that would apply if you sold your shares on the open market (although you will have to pay tax on your gain, if any). See "Special Factors - Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to Our Shareholders" and "Special Factors - Exchange of Certificates and Payment of Fractional Shares."

     o REQUIRED VOTES. New Jersey law requires the approval of a majority of the votes cast by the holders of our outstanding shares entitled to vote at our special meeting. Because Messrs. Finneran and Kastelic together own approximately 71% of our common stock and intend to vote in favor of the reverse stock split proposal, we are assured of obtaining the requisite shareholder vote under New Jersey law. In addition, our Board of Directors has conditioned approval of the reverse stock split upon the requirement that a majority of all outstanding shares held by unaffiliated shareholders not be voted against the transaction. We refer to this condition as a "reverse majority of the minority" shareholder approval condition. This is unlike a typical


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

          "majority of the minority" condition which would require the approval of a majority of the unaffiliated shareholders voting at the special meeting. See "The Special Meeting - Voting Rights; Vote Required for Approval."

     o RECOMMENDATION OF THE BOARD OF DIRECTORS. Our Board of Directors, by the unanimous vote of all directors other than Messrs. Finneran and Kastelic (who abstained from the vote due to their interests in the transaction), determined that the reverse stock split proposal is fair to, and in the best interests of, our unaffiliated shareholders, and approved the reverse stock split proposal. Accordingly, our Board of Directors recommends that you vote "FOR" the reverse stock split proposal. See "Special Factors - Position of the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split."

     o COMPOSITION AND INTERESTS OF THE SPECIAL COMMITTEE. Since Messrs. Finneran and Kastelic made the reverse stock split proposal and because they are both directors and officers of our company, our Board of Directors formed a special committee composed of its independent directors, William C. Scott and Robert L. Cooney, to evaluate the proposal and negotiate with Messrs. Finneran and Kastelic. Messrs. Scott and Cooney each received $10,000 as compensation for their service on the special committee. Additionally, Mr. Scott holds an option to purchase 25,000 shares of our common stock at $3.50 per share and will therefore receive a cash payment of $87,500 (before applicable taxes) in consideration of termination of his option pursuant to an individual option cancellation agreement. Mr. Cooney holds 17,500 shares of our common stock and will therefore receive a cash payment of $122,500 (before applicable taxes) as a result of cashing out shares in the reverse stock split. See "Special Factors - Interests of Directors and Executive Officers in the Reverse Stock Split."

     o RECOMMENDATION OF THE SPECIAL COMMITTEE. The Board of Directors made its recommendation to shareholders that they vote FOR the reverse stock split proposal after the special committee determined that the reverse stock split proposal is fair to, and in the best interests of, our unaffiliated shareholders, and recommended to our Board of Directors that it (i) approve the reverse stock split proposal; (ii) submit the reverse stock split proposal to a vote of our shareholders, with adoption of the proposal conditioned on receipt of the necessary shareholder approval required under New Jersey law, as well as the requirement that a majority of all outstanding shares held by our unaffiliated shareholders not be voted against the reverse stock split proposal; and (iii) recommend that our shareholders vote to adopt the reverse stock split proposal. See "Special Factors - Position of the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split."

     o OPINION OF FINANCIAL ADVISOR. The special committee gave considerable weight to the opinion of Schroeder & Co., the special committee's financial advisor, in connection with its evaluation and negotiation of the reverse stock split proposal. Schroeder & Co. delivered its written opinion to the special committee dated April 1, 2003, to the effect that, as of that date, the price of $7.00 is fair, from a financial point of view, to our unaffiliated shareholders. The full text of this opinion is attached as Exhibit C to this proxy statement. We urge you to read Schroeder & Co.'s opinion in its entirety for a description of the procedures followed and factors considered in connection with the delivery of its opinion. See "Special Factors - Opinion of Schroeder & Co."

     o CONTINUING SHAREHOLDERS. Messrs. Finneran and Kastelic will remain as shareholders of the company following the reverse stock split. In addition, any shareholder owning at least 66,666 shares of our common stock in a single account at the effective time of the reverse stock split will also remain a shareholder of the company as a private company. See "Special Factors - Effects of the Reverse Stock Split."


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

     o TAX CONSEQUENCES. The receipt of $7.00 on a pre-split basis in cash for each share of our common stock that you own pursuant to the reverse stock split will be a taxable transaction to you. For U.S. federal income tax purposes, you generally will realize capital gain or loss as a result of the reverse stock split measured by the difference, if any, between the $7.00 per pre-split share price and your adjusted pre-split tax basis in each share that is cashed out. If your holding period for such shares is more than 12 months by the effective date of the reverse stock split, then such gain or loss will be long-term capital gain or loss. See "Special Factors - Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to Our Shareholders."

     o THE SPECIAL MEETING. Our special meeting will be held on the 40th floor of the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on July 31, 2003, at 8:00 a.m., local time. See "The Special Meeting - Date, Time and Place of the Special Meeting."

     o ELIGIBILITY TO VOTE. Holders of our common stock at the close of business on June 30, 2003, the record date for the special meeting, may vote at the special meeting in person or by proxy. On that date, there were 1,638,595 outstanding shares of our common stock. Messrs. Finneran and Kastelic beneficially own 1,163,645 outstanding shares of our common stock, or 71%. Each share of common stock that you owned on the record date entitles you to cast one vote at our special meeting. See "The Special Meeting - Record Date."

     o VOTING PROCEDURES. In order to cast a vote with respect to the reverse stock split proposal, or change a proxy that you have already sent to us, you must follow the procedures described in this proxy statement under "The Special Meeting - Voting and Revocation of Proxies." If you do not own your stock directly in your name, but instead hold your shares through a nominee, such as a bank or a broker, you should contact your bank, broker or nominee to obtain directions on how to instruct that person to vote your shares. See "The Special Meeting - Voting Rights; Vote Required for Approval."

     o APPRAISAL OR DISSENTERS' RIGHTS. No appraisal or dissenters' rights are available to you under New Jersey law in connection with the reverse stock split. You may have other rights or actions under federal or state laws. Challenges to corporate actions in general may be related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. See "The Special Meeting - Voting Rights; Vote Required for Approval."

     o PLANS OF THE COMPANY IN THE EVENT THE REVERSE STOCK SPLIT IS NOT APPROVED. If the reverse stock split proposal is not approved, we nonetheless intend to delist our common stock from trading on the OTC Bulletin Board and deregister our common stock under the Exchange Act. We will be able to do this, even if we do not effect the reverse stock split, because we currently have less than 300 shareholders of record. This action will allow us to take advantage of the benefits of being a privately held company, discussed in detail under "Special Factors - Advantages of the Reverse Stock Split." The disadvantage of delisting and deregistering without also undertaking a reverse stock split is that shareholders will not have an opportunity to realize liquidity for their shareholdings pursuant to the reverse stock split. See "Special Factors - Plans of the Company in the Event the Reverse Stock Split Proposal is Not Approved."


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

              ADDITIONAL INFORMATION ABOUT THE REVERSE STOCK SPLIT

     The following questions and answers briefly address some commonly asked questions about the reverse stock split proposal that are not addressed in the summary term sheet. They may not include all the information that is important to you. We urge you to read carefully this entire proxy statement, including our financial statements and exhibits.

Q:   What are some of the advantages of the reverse stock split?

A: The special committee and our Board of Directors believe that the reverse stock split will have, among others, the following advantages:

     o we will be able to provide liquidity for our unaffiliated shareholders where liquidity has been lacking in the market, and do so at a fair price through a transaction in which our unaffiliated shareholders will generally be eligible to receive capital gains tax treatment for their proceeds, avoid paying brokerage commissions and fees, and avoid incurring the significant "bid-ask" discount otherwise incurred in selling our shares;

     o we will terminate the registration of our common stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public company (with the tangible costs estimated at approximately $150,000 annually for us, and increasing);

     o we will be able to eliminate the obligation to publicly disclose sensitive, competitive business information and other information to our competitive business advantage; and

     o our management will be able to better focus on our business's long-term goals and objectives rather than our short-term objectives intended to satisfy market expectations.

          See  "Special Factors - Advantages of the Reverse Stock Split."

Q:   What are some of the disadvantages of the reverse stock split?

A: The special committee and our Board of Directors believe that the reverse stock split will have, among others, the following disadvantages:

     o after the reverse stock split, our current shareholders, other than Messrs. Finneran and Kastelic (and any unaffiliated shareholders who elect to consolidate their shares or acquire additional shares such that they own at least 66,666 shares in a single account at the effective time of the reverse stock split), will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be a shareholder of our company and will not have the opportunity to participate in or benefit from any future potential appreciation in our company's value;

     o the elimination of our stock's trading market may result in our company having less flexibility in attracting and retaining executives since equity-based incentives (such as stock options) tend not to be as valuable in a private company;

     o we will be less likely to be able to use our shares to acquire other companies;

     o    it will be more difficult for us to access the public equity markets;
          and


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

     o there may be a potential loss of prestige from no longer being a public company.

          See  "Special Factors - Disadvantages of the Reverse Stock Split."

Q: What are some of the factors supporting the special committee's determination to recommend approval of the reverse stock split?

A: The special committee based its determination to recommend approval of the reverse stock split proposal on several factors. Importantly, the special committee considered the relative advantages and disadvantages discussed above and under "Special Factors - Advantages of the Reverse Stock Split" and "Special Factors - Disadvantages of the Reverse Stock Split." The special committee also considered numerous other factors, including:

     o the financial presentations and analyses of management and Schroeder & Co., the special committee's financial advisor, regarding the reverse stock split proposal, and the special committee's discussions and conclusions about the fairness of the proposed per pre-split share price to be paid to our unaffiliated shareholders;

     o the opinion of Schroeder & Co. that the price of $7.00 is fair, from a financial point of view, to our unaffiliated shareholders;

     o the "reverse majority of the minority" shareholder approval condition and its impact on helping ensure the procedural fairness of the transaction to our unaffiliated shareholders;

     o that the terms and conditions of the reverse stock split proposal were determined through arm's-length negotiations between Messrs. Finneran and Kastelic and the special committee, which consisted solely of independent and disinterested directors;

     o that, with an average daily trading volume of only approximately 269 shares over the 12 month period from April 2002 through March 2003, our stock's bid prices would have been valid for only a very small number of shares before decreasing measurably;

     o the willingness of our current directors, other than Messrs. Finneran and Kastelic, to receive the $7.00 per pre-split share price for their shares and share equivalents, representing their belief that the $7.00 per pre-split share price is fair to them; and

     o our repurchases of 1,000,239 shares and share equivalents (or approximately 38% of our total outstanding shares, assuming all repurchased stock options had been exercised) between November 2001 and January 2003 at a price of $7.00 per share (including our repurchase of 360,277 shares and share equivalents from current or former directors and officers).

          See "Special Factors - Position of the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split."

Q: What are the interests of directors and executive officers in the reverse stock split?

A: In considering the recommendation of our Board of Directors and its special committee to approve the reverse stock split proposal, you should be aware that, as a result of the reverse stock split, we believe that Messrs. Finneran and Kastelic will likely increase their beneficial ownership of our common stock from approximately 71% to 100%. Also, prior to the reverse stock split, all


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

     outstanding stock options (except for stock options held by Mr. Kastelic) will be cancelled by entering into individual option cancellation agreements with each optionee. One of our directors holds a stock option to purchase 25,000 of our shares and two additional employees together hold options to purchase a total of 2,334 of our shares. We will thus repurchase a total of 27,334 options to purchase shares of our common stock at a weighted average exercise price of $3.46 per share. The option holders will receive cash payments in connection with the reverse stock split in exchange for their stock options based on $7.00 per share (less the exercise price of the stock options). These payments are based on the same price our other unaffiliated shareholders will receive in the transaction. Also, after the reverse stock split, we will continue indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers.

     See "Special Factors - Interests of Directors and Executive Officers in the Reverse Stock Split."

Q:   What is the total cost of the reverse stock split to the company?

A: We estimate that we will pay up to approximately $3.4 million to cash out up to 474,950 pre-split shares and stock options to purchase 27,334 pre-split shares. This total amount will be smaller if one or more unaffiliated shareholders consolidates their shareholdings or acquires additional shares of our common stock such that they own at least 66,666 shares in a single account at the effective time of the reverse stock split and thereby elect to remain a shareholder of our company as a private company. In addition, we anticipate incurring approximately $500,000 in advisory and other fees and costs in connection with the reverse stock split.

     See "Special Factors - Fees and Expenses of the Reverse Stock Split."

Q: Could you tell me about the company and about Messrs. Finneran and Kastelic?

A: OUR COMPANY. We are a New Jersey corporation incorporated in 1986. We conduct our business through Construction Forms, Inc. (which we refer to as "Construction Forms"), a wholly owned subsidiary. Construction Forms, headquartered in Port Washington, WI, has three operating units. ConForms, the principal operating unit, designs, manufactures and distributes concrete pumping systems and accessories. CF Ultra Tech is engaged in the manufacturing and marketing of abrasion resistant pumping systems. Abrasion resistant pumping systems are used extensively in mining, pulp and paper mills, wastewater treatment plants and coal-fired electric utility plants, as well as in concrete pumping applications. South Houston Hose Company is engaged in the distribution of industrial hose and fittings. The address and telephone number of our principal executive offices is 777 Maritime Drive, Port Washington, Wisconsin 53704-0308, (262) 268-6800.

     WILLIAM B. FINNERAN. Mr. Finneran is our Chairman of the Board and has been a director of our company since 1991 and a director of Construction Forms since 1996 when we acquired the company. Mr. Finneran beneficially owns 1,096,978 of our outstanding shares, or approximately 67%, of our outstanding common stock. He also owns a warrant to purchase 500,000 of our shares at an exercise price of $1.60 per share. Mr. Finneran is a Managing Director of Wachovia Securities, an investment banking firm. Prior to joining Wachovia in 1999, Mr. Finneran was a Managing Director at CIBC Oppenheimer Corp., an investment-banking firm, and had been employed with Oppenheimer since 1972. Mr. Finneran is a Director of National Planning Association, a non-profit advisory board. He serves on the Board of Villanova University and is a former board member of Covenant House and Operation Smile, non-profit charitable institutions. Mr. Finneran also currently serves on the Executive Committee of the

     New York Archdiocesan Patrons Program. The address and telephone number for Mr. Finneran is 777 Maritime Drive, Port Washington, Wisconsin 53704-0308,
     (262) 268-6800.

     ALAN J. KASTELIC. Mr. Kastelic was appointed our President and Chief Executive Officer in June 1998 and President and Chief Executive Officer of Construction Forms in June 1996 when we acquired Construction Forms. Mr. Kastelic beneficially owns 66,667 of our outstanding shares, or approximately 4%, of our outstanding common stock. He also owns an option to purchase 97,222 of our shares at an exercise price of $3.00 per share. Mr. Kastelic had previously been Executive Vice President and Chief Operating Officer of Construction Forms which he joined in 1977. Prior to joining Construction Forms, Mr. Kastelic was Manufacturing Manager at Badger Dynamics and Chief Cost Accountant, Material Control Manager and Manager of Manufacturing at the PCM division of Koehring Corporation. The address and telephone number for Mr. Kastelic is 777 Maritime Drive, Port Washington, Wisconsin 53704-0308, (262) 268-6800.

Q:   At what prices has the company's stock traded recently?

A: Our common stock is traded on the OTC Bulletin Board under the symbol "EDCO." Prior to April 17, 2001, our common stock was traded on The Nasdaq National Market, also under the symbol "EDCO." We have set forth below our high and low bid price information for the periods indicated, as reported by the OTC Bulletin Board (and, for the first quarter of fiscal year 2001, The Nasdaq National Market). The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

               Fiscal Quarter Ended             High        Low
               --------------------             ----        ---
               Fiscal Year 2001
                   April 30, 2001              $5.38       $3.88
                   July 31, 2001               $5.00       $3.30
                   October 31, 2001            $4.50       $3.60
                   January 31, 2002            $8.85       $4.50

               Fiscal Year 2002
                   April 30, 2002              $6.50       $6.10
                   July 31, 2002               $6.52       $6.30
                   October 31, 2002            $6.75       $6.40
                   January 31, 2003            $6.50       $5.00

               Fiscal Year 2003
                   April 30, 2003              $6.85       $5.00


     For the second quarter of fiscal year 2003 through June 25, 2003, the high and low closing bid price for our common stock has been $6.86 and $6.85, respectively.

     During the time periods set forth above, we have not paid any cash dividends to our shareholders. On March 3, 2003, the last trading day before the reverse stock split proposal was submitted to us, our stock's closing bid price per share was $6.00. On March 11, 2003, the last trading day prior to the initial announcement of the reverse stock split proposal, our stock's closing bid price per share was $6.50. On March 31, 2003, the last trading day prior to our Board's approval of the reverse stock split, our stock's closing bid price per share was $6.10. On June 25, the last practicable trading day prior to the date of this proxy statement, our stock's closing bid price was

     $6.86. Shareholders should obtain current market price quotations for our common stock in connection with voting their shares.

     See "Special Factors - Price Range of Common Stock and Dividends; Related Shareholder Matters."

Q:   What is the company's financial position?

A: The following table contains selected financial data (i) as of January 31, 2003 and 2002 and for the three years ended January 31, 2003, derived from our audited consolidated financial statements, which are included herein;
     (ii) as of January 31, 2001, 2000 and 1999 and for the two years ended January 31, 2000, derived from our audited consolidated financial statements, which are not included herein; and (iii) as of April 30, 2003 and for the three month periods ended April 30, 2003 and 2002, derived from our unaudited consolidated financial statements, which are included herein. The data should be read in conjunction with our audited consolidated financial statements, related notes and other financial information included elsewhere herein.

     See "Consolidated Financial Statements."


                                         Three Month Period                           Year Ended January 31,
                                         ------------------                           ----------------------
                                           Ended April 30,
                                           ---------------
                                         2003         2002
                                         ----         ----
                                     (Unaudited)   (Unaudited)    2003 (1)      2002 (2)      2001 (3)      2000 (3)      1999 (3)
Statements of Income                                              --------      --------      --------      --------      --------

Net sales                           $ 7,176,743   $ 6,855,369  $ 27,390,816  $ 27,452,550  $ 26,070,682  $ 24,920,820  $ 23,508,748
Cost of goods sold                  $ 4,455,790   $ 4,424,547  $ 17,799,952  $ 17,275,311  $ 16,390,713  $ 15,480,828  $ 14,767,401
Gross profit                        $ 2,720,953   $ 2,430,822  $  9,590,864  $ 10,177,239  $  9,679,969  $  9,439,992  $  8,741,347
Selling, engineering and
administrative expenses             $ 2,003,247   $ 1,483,089  $  7,481,837  $  5,130,143  $  4,723,293  $  4,463,236  $  4,237,917
Operating income                    $   717,706   $   947,733  $  2,109,027  $  4,778,797  $  4,632,343  $  4,562,866  $  4,158,698
Other non-operating gains/(losses)  $    71,953   $    (2,350) $    (27,086) $   (104,172) $   (330,825) $    460,989  $   (113,118)
Interest expense                    $    37,517   $    44,239  $    200,382  $    207,637  $    533,780  $    791,840  $    955,818

Income from continuing operations   $   461,586   $   577,814  $  1,141,559  $  2,718,308  $  2,308,255  $  2,265,849  $  1,284,873

Loss from discontinued operations   $         -   $         -  $          -  $          -  $    (92,698) $   (108,977) $    (82,543)

Loss from sale of discontinued      $         -   $         -  $          -  $          -  $    (12,379) $          -  $           -
operations

Net income                          $   461,586   $   577,814  $  1,141,559  $  2,718,308  $  2,203,178  $  2,156,872  $  1,202,330

Per Share Information
Income from continuing
operations - basic                  $      0.28   $      0.32  $       0.66  $       1.20  $       0.98  $       0.97  $       0.55

Income from continuing
operations - diluted                $      0.22   $      0.25  $       0.52  $       1.01  $       0.80  $       0.78  $       0.45

Tangible book value
at period end - diluted(4)          $      6.01    $     4.98  $       5.41  $       4.08  $       4.18  $       3.39  $       2.60

Other Data
Capital expenditures                $    44,281   $   245,040  $    569,977  $    233,602  $    478,872  $    675,245  $  3,082,725
Depreciation and amortization       $   234,137   $   251,217  $    890,013  $  1,153,508  $  1,128,042  $  1,520,301  $  2,068,360

Goodwill amortization               $         -   $         -  $          -  $    225,801  $    232,258  $    232,258  $    232,258

                                                                             At January
Balance Sheet Data                  At April 30, 2003                             31,
                                    ----------------                         ----------

                                      (Unaudited)        2003 (1)        2002 (2)        2001 (3)        2000 (3)       1999 (3)
Working capital (current assets
  less current liabilities)         $  10,421,304  $   9,938,694   $   8,921,197   $   9,035,361   $   8,821,365   $  12,730,093
Property, plant and equipment - net $   6,274,746  $   6,464,602   $   6,790,839   $   7,359,953   $   7,968,785   $   8,187,899
Goodwill                            $   8,130,000  $   8,130,000   $   8,130,000   $   8,225,801   $   8,458,059   $   8,690,318
Total assets                        $  28,114,251  $  27,832,183   $  28,358,194   $  29,182,233   $  30,630,664   $  34,902,997
Long-term debt, including
current maturities                  $   5,108,265  $   5,260,703   $   5,520,217   $   5,579,358   $   8,963,142   $  14,741,601
Shareholders' equity                $  20,562,687  $  20,117,495   $  19,151,333   $  20,333,315   $  18,303,188   $  16,183,272

Weighted average shares outstanding,
assuming dilution                       2,067,109      2,217,035       2,700,435       2,896,599       2,907,251       2,883,133

Common shares outstanding (5)           1,638,595      1,638,595       1,805,470       2,351,308       2,351,308       2,346,933

_____________________________________

(1) We incurred stock compensation costs of approximately $960,000 and severance expense of approximately $420,000 related to former officers in fiscal year 2002.
(2) On November 1, 2001, we purchased the remaining 50% of the outstanding common stock of South Houston Hose Company, Inc. for cash and assumption of debt totaling $800,000. The acquisition was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Accordingly, the results of operations of South Houston Hose Company have been included since the date of acquisition.
(3) On September 29, 2000, we sold certain assets and the business of our Gilco division. The results of operations of our Gilco division have been presented as discontinued operations. Accordingly, previously reported statements of income information have been restated to reflect this presentation.
(4) Tangible book value per share - diluted is calculated as Shareholders' equity less goodwill, divided by weighted average shares outstanding assuming dilution.
(5) Net of treasury stock of 751,628 at January 31, 2003 and 559,753 at January 31, 2002 (we did not have any treasury stock prior to fiscal year 2001).

                                 SPECIAL FACTORS

Purpose of and Reasons for the Reverse Stock Split

     Throughout our time as a public company, we have continuously explored potential alternatives to increase our shareholder value and attract investor and analyst interest. However, as discussed in greater detail in "Special Factors - Background of the Reverse Stock Split Proposal," we have been generally unsuccessful in this endeavor. In light of our inability to provide increased value to our shareholders as a public company, and particularly as a result of the increased tangible and intangible costs associated with being a public company manifested principally by the July 2002 passage of the Sarbanes-Oxley Act of 2002, our Board of Directors discussed potentially undertaking a going private transaction at its June 20, 2002 meeting. These discussions were informative and educational in nature. Our Board again began exploring the possibility of pursuing a going private transaction in December 2002. On December 3, 2002, our Board of Directors held a meeting, attended by our outside legal counsel, to discuss and analyze numerous aspects of a potential going private transaction. While no going private transaction was proposed, our Board generally concurred that a going private transaction might be a desirable strategic alternative to consider further, provided one could be proposed and effected at a price and on terms fair to our unaffiliated shareholders. Our Board of Directors, which is the same as the Board of Directors of our wholly owned subsidiary, Construction Forms, considered the following to be reasons for considering a going private transaction:

     o the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. (For example, by virtue of a company having its common stock listed on an exchange or quoted on an automated quotation system, a liquid trading market often develops for that stock. As a result, those companies are sometimes able to attract research analyst coverage, market attention and institutional shareholder investment. However, our average daily trading volume over the 12 month period from April 2002 through March 2003 was only approximately 269 shares; the difference (or spread) between our stock's bid price and its ask price restricts trading in our stock because it averaged about $0.93 per share over the 12 month period from April 2002 through March 2003 (or about 15% of our stock's average closing bid price over that period); and we have not accessed the public markets to raise equity capital.);

     o our stock's small public float, extremely limited trading volume, significant "bid-ask" trading price spread and delisting from The Nasdaq Stock Market have further limited the ability of our shareholders to sell their shares without also reducing our trading price, as well as our ability to use our stock as acquisition currency or to successfully attract and retain employees; and

     o we have been generally unsuccessful in increasing shareholder value through more traditional means (for example, we have tried to achieve revenue and earnings growth and increase our shareholder value by pursuing potential acquisitions of competitors, customers and vendors; we divested our unprofitable Gilco division in September 2000; and we undertook an unsuccessful process of soliciting preliminary indications of interest for a sale of all or a part of the company in the second quarter of 1999 and again in the first quarter of 2000).

     See "Special Factors - Alternatives to the Reverse Stock Split," under the subheading `Alternatives to the Reverse Stock Split Considered by Our Company and Construction Forms,' for a more detailed description of the reasons of our Board to pursue a reverse stock split in particular instead of an alternative transaction structure.

     From December 3, 2002 through February 2003, Messrs. Finneran and Kastelic considered the various issues raised and discussed at the December 3, 2002 Board meeting. They conducted further analyses in an effort to determine whether a going private transaction could be structured and negotiated on acceptable terms. Additionally, Messrs. Finneran and Kastelic considered various potential transaction structures and how to most effectively pursue a going private transaction so that transaction costs would not significantly reduce the amount of funds otherwise available to pay to our unaffiliated shareholders. Based on their various consultations and analyses, described in more detail under the caption "Special Factors - Background of the Reverse Stock Split Proposal," Messrs. Finneran and Kastelic concluded that, in their view, it would be in the best interests of our company and our unaffiliated shareholders to propose a going private transaction in the form of a reverse stock split. See "Special Factors - Alternatives to the Reverse Stock Split," under the subheading `Alternatives to the Reverse Stock Split Considered by Messrs. Finneran and Kastelic,' for a more detailed description of the reasons for the decision of Messrs. Finneran and Kastelic to pursue a reverse stock split in particular instead of an alternative transaction structure.

     As a result, on March 4, 2003, Messrs. Finneran and Kastelic delivered a letter to our Board of Directors in which they proposed that we undertake a going private transaction in the form of a reverse stock split in which shareholders holding less than one share after the reverse stock split would be entitled to receive a cash payment equal to $6.50 per pre-split share. As a result of the proposed transaction, it was expected that Messrs. Finneran and Kastelic would likely increase their beneficial ownership of our common stock from approximately 71% to 100%. The original letter delivered to our Board of Directors is included as Exhibit A to this proxy statement. Messrs. Finneran and Kastelic considered the same factors as our Board to be reasons for submitting their reverse stock split proposal. In addition, Messrs. Finneran and Kastelic considered the advantages of a reverse stock split, discussed below under "Special Factors - Advantages of the Reverse Stock Split," to be important reasons for proposing the transaction, such as likely increasing their beneficial ownership of our company from 71% to 100%.

Alternatives to the Reverse Stock Split

       Alternatives to the Reverse Stock Split Considered by Our Company
                             and Construction Forms

     Since Messrs. Finneran and Kastelic made the reverse stock split proposal and because they are both directors and officers of our company and our wholly owned subsidiary, Construction Forms, our Board of Directors formed a special committee comprised of the independent directors of our company and of Construction Forms to evaluate the proposal and negotiate with Messrs. Finneran and Kastelic. In the course of evaluating the fairness of the reverse stock split proposal, the special committee considered and discussed various alternatives to the reverse stock split that may have the effect of increasing shareholder value. The special committee analyzed various alternatives to determine whether such alternatives (i) were likely to result in greater long-term value to our shareholders than the proposed reverse stock split and
(ii) would achieve the same result desired by Messrs. Finneran and Kastelic in submitting their proposal - to increase shareholder value by providing unaffiliated shareholders with certain liquidity and to take our company private.

     Merger. The special committee considered a merger between us and a newly created company controlled by Messrs. Finneran and Kastelic. The special committee considered that such a transaction would achieve the desired outcome as well as the proposed reverse stock split. However, the special committee ultimately rejected this alternative because the legal and other transaction costs associated with a merger would be substantially greater than the costs to implement the reverse stock split. An increase in transaction costs would reduce the amount of funds otherwise available to pay to our unaffiliated shareholders. In addition, a merger is a more complicated process involving additional time, additional legal counsel and potentially other professional advisors.

     Issuer Tender Offer. The special committee considered undertaking an "issuer tender offer," or an offer to repurchase shares of our outstanding common stock. The special committee ultimately rejected an issuer tender offer, primarily because holders of small numbers of shares may be unlikely to make the effort to tender their shares in view of the nominal value of their holdings. Thus, a tender offer would likely require a second-step merger (and additional transaction costs) in order for us to become a private company with only two (or a small number of) shareholders. Finally, even in the absence of a second-step merger, the legal and other transaction costs to implement an issuer tender offer would be substantially greater than the costs to implement a reverse stock split.

     Reinstitution of our Share Repurchase Program. The special committee also considered reinstituting our share repurchase program that we terminated in December 2002. The special committee considered and discussed whether allowing shareholders to selectively sell their shares back to us would increase shareholder value. Based in part on our experiences with the share repurchase program, the special committee ultimately concluded that it would not increase shareholder value primarily because it would tend to preserve the status quo and would not result in our becoming a private company with only two (or a small number of) shareholders.

     Reverse Stock Split Structured to Retain More than Two Shareholders. The special committee also considered a reverse stock split ratio which would have left us with more than two shareholders. However, the special committee determined that such a proposal would be less beneficial to our remaining shareholders because they would be left with an even more limited market in which to sell their shares and would essentially need to rely on our paying dividends (which has never occurred in the past), or undertaking a liquidity event such as a merger or sale of assets in order to realize liquidity for their shares. Of course, an interested unaffiliated shareholder can consolidate his or her shares or acquire additional shares of our common stock such that the shareholder owns at least 66,666 shares in a single account at the effective time of the reverse stock split, thereby electing to remain a shareholder of our company as a private company.

     Declare a Special Cash Dividend. The special committee considered whether declaring a special cash dividend would result in increasing value for our shareholders. The committee concluded that the disadvantages of a special cash dividend outweighed the potential advantages, primarily because a dividend would be taxed as ordinary income to our shareholders without a corresponding tax benefit to us. In addition, a dividend may have negative impacts on existing/future debt covenants, and would not result in our realizing the advantages of going private.

     Sale to a Third Party. In connection with its review of the reverse stock split proposal and potential alternatives, the special committee did not consider the possibility of seeking potential strategic or financial acquirors because Messrs. Finneran and Kastelic, who together own approximately 71% of our outstanding shares, stated that they were unwilling to consider selling their shares to an outside third party.

     Continuing As a Public Company. The special committee considered taking no action at this time and continuing to operate our business in accordance with past practice. However, for the reasons discussed above (including the significant illiquidity of our shares, the significant and increasing tangible and intangible costs of compliance with the Exchange Act and the competitive disadvantages associated with having to disclose proprietary and financial information), the special committee concluded that continuing to run the business as a public company would not maximize long-term shareholder value when compared to other alternatives.

     Continuing As a Private Company. The special committee considered delisting our stock from the OTC Bulletin Board and deregistering under the Exchange Act without first effecting a reverse stock split. However, the special committee concluded that it might be less beneficial to our shareholders to delist and deregister without first providing unaffiliated shareholders with an opportunity to receive liquidity for their shares through a transaction in which they will generally be eligible to receive capital gains tax treatment for their proceeds, avoid paying brokerage commissions or fees, and avoid incurring the significant "bid-ask" discount otherwise incurred in selling our shares.

               Alternatives to the Reverse Stock Split Considered
                        by Messrs. Finneran and Kastelic

     Prior to submitting their reverse stock split proposal to our Board of Directors, Messrs. Finneran and Kastelic considered several alternative transaction structures, including an affiliate merger, an issuer tender offer, reinstitution of our share repurchase program or a reverse stock split structured to ensure that we retained more than two shareholders. Messrs. Finneran and Kastelic did not pursue these alternative transaction structures primarily because:

     o transaction structures such as affiliate merger or an issuer tender offer would (i) be more costly, thus reducing the amount of funds otherwise available to pay to unaffiliated shareholders and (ii) take more time to consummate than a reverse stock split;

     o privately negotiated repurchases pursuant to our share repurchase program were unlikely to result in Messrs. Finneran and Kastelic owning 100% (or close to 100%) of our company after the transaction; and

     o a reverse stock split structured to retain more than two shareholders might be less beneficial to the remaining unaffiliated shareholders because such shareholders would not be in a position to exercise control over our company and might be left with an even more limited market in which to sell their shares and thus would essentially need to rely on our paying dividends (which had never occurred in the past), or undertaking a liquidity event (such as a merger or sale of assets) in order to realize liquidity for their shares.

Effects of the Reverse Stock Split

       Effects of the Reverse Stock Split to Our Unaffiliated Shareholders

     At the effective time of the reverse stock split, our certificate of incorporation will be amended so that every 66,666 shares of our common stock outstanding immediately prior to the effective time of the reverse stock split will become one share of common stock. Fractional shares will not be issued to shareholders left with less than one share of stock as a result of the reverse stock split. Instead, those shareholders will be entitled to receive the cash consideration of $7.00 per pre-split share. In addition, all outstanding stock options (except for stock options held by Mr. Kastelic) will be canceled by entering into individual option cancellation agreements with each optionee prior to the reverse stock split. For information regarding the tax consequences of these effects, see the below captioned section "Special Factors - Material U.S. Federal Income Tax Consequences of the Reverse Stock Split."

    Effects of the Reverse Stock Split to Our Company and Construction Forms

     Following the reverse stock split, we will terminate the registration of our common stock under the Exchange Act. This means that, among other things:

     o we will no longer be required to file periodic reports (such as 10-Qs and 10-Ks) with the SEC; and

     o we will no longer be required to file a proxy or information statement with the SEC in connection with shareholders' meetings and our common stock will no longer be listed or traded on the OTC Bulletin Board (or any other public market).

      Effects of the Reverse Stock Split to Messrs. Finneran and Kastelic

     As a result of the reverse stock split, Messrs. Finneran and Kastelic will no longer have to report transactions in our stock under the provisions of
Section 16 of the Exchange Act. In addition, we believe that Messrs. Finneran and Kastelic will likely increase their beneficial ownership of our common stock from 71% to 100%, and will be the sole beneficiaries of our future earnings and growth, if any. For example, assuming the reverse stock split had taken place as of January 31, 2003, Messrs. Finneran and Kastelic would have had a 100% interest in our tangible book value as of April 30, 2003, or $6.01 per share, as well as a 100% interest in our net income for the three months ended April 30, 2003, or $461,586. In comparison, Messrs. Finneran and Kastelic's actual interest in our tangible book value as of April 30, 2003 was $4.27 and their interest in our net income was $327,726. Similarly, Messrs. Finneran and Kastelic will also bear the risk of any losses generated by our operations and any decrease in our value after the reverse stock split. However, any shareholders owning at least 66,666 shares in a single account at the effective time of the reverse stock split will remain a shareholder of our company as a private company.

     In addition to the effects discussed in this section, each of Edison Control Corporation, its wholly owned subsidiary, Construction Forms, Messrs. Finneran and Kastelic and our unaffiliated shareholders will realize advantages and disadvantages by undertaking a reverse stock split at the present time. See the below captioned sections "Special Factors - Advantages of the Reverse Stock Split" and "Special Factors - Disadvantages of the Reverse Stock Split" for a discussion of these effects.

Advantages of the Reverse Stock Split

     The special committee and our Board of Directors, which are comprised of the same directors as our wholly owned subsidiary, Construction Forms, believe there are numerous benefits associated with the reverse stock split to our unaffiliated shareholders, our company and Construction Forms and to Messrs. Finneran and Kastelic.

     Advantages of the Reverse Stock Split to Our Unaffiliated Shareholders

     Liquidity. Although our common stock is listed on the OTC Bulletin Board, the trading market for our shares has been extremely limited over the past several years. Over the 12 month period from April 2002 through March 2003, the average daily trading volume of our common stock was only approximately 269 shares, with an average daily trading volume of 76 shares in March 2003. Additionally, our delisting from The Nasdaq National Market and the lack of any research analyst coverage of our company contribute to a significant lack of liquidity for our shares. This extremely limited volume contributes to a significant difference between our stock's "bid" price and "ask" price on most trading days, which averaged approximately $0.93 per share over the 12 month period from April

2002 through March 2003 (or about 15% of our stock's average closing bid price over that period). Additionally, many of our shareholders hold small amounts of shares and thus could incur disproportionately large brokerage commissions and fees on a sale of their holdings. Also, because of our extremely limited trading volume, purchases and sales of even small amounts of our stock can have a significant impact on our reported sales prices that may not correspond to the actual value of our shares. The special committee and our Board of Directors believe that the reverse stock split will benefit our shareholders by allowing them to liquidate their holdings in a transaction at a fair price in which they will generally be eligible to receive capital gains tax treatment for their proceeds, will avoid paying brokerage commissions or fees, and will avoid incurring the significant "bid-ask" discount otherwise incurred in selling our stock.

   Advantages of the Reverse Stock Split to Our Company and Construction Forms

     Cost Savings. The special committee and our Board of Directors believe that termination of registration under the Exchange Act will result in substantial legal, accounting and other significant tangible and intangible cost savings associated with:

     o the preparation and filing of periodic and current reports under the Exchange Act;

     o the review of quarterly financial information by our independent auditors;

     o    our maintenance of a transfer agent for our common stock;

     o the preparation and filing of periodic reports by management and others under Section 16 and Section 13 of the Exchange Act related to share ownership and transactions in our stock;

     o the preparation, filing and mailing of annual reports, annual proxy materials for election of directors and periodic proxy materials for other significant corporate events or transactions requiring a shareholder vote under New Jersey law;

     o compliance with other laws and regulations related to having a class of securities registered under the Exchange Act, including among others regulations regarding the composition of audit committees, Regulation FD and the Sarbanes-Oxley Act of 2002;

     o directors' and officers' insurance premiums (which are typically higher for public companies);

     o    the distribution of press releases regarding material events; and

     o    investor relations activities.

     Based on our experience in prior years, our direct tangible costs of our being a public company are estimated at approximately $150,000 annually. We expect the actual cost savings of being a private company to be greater than simply eliminating the estimated historical costs because, importantly, we will avoid the costs of compliance with the Sarbanes-Oxley Act of 2002, which was passed in July 2002 and which has not yet been fully implemented through adoption of SEC rules. The Sarbanes-Oxley Act has already increased our cost of compliance with the Exchange Act, and such costs would only increase as further rules are adopted in the future.

     Confidentiality. As a company subject to the disclosure requirements of the Exchange Act, we have certain obligations to publicly disclose material information about our operations and other significant corporate events. Following the reverse stock split, we will no longer be subject to those requirements, and will be able to maintain important operational and other information in relative confidence. Of course, disclosure to shareholders of certain information may still be required in connection with undertaking significant corporate transactions, and limited state law provisions regarding disclosure of information to shareholders upon request will still apply to us. Nevertheless, the significant reduction in the number of shareholders and elimination of the necessity to comply with the disclosure requirements of the Exchange Act will result in our essentially being able to retain all important operational and other business information in confidence.

     Management Focus. Our management devotes substantial time and effort each quarter to the preparation of financial statements and the gathering and summarizing of information required to be disclosed in periodic reports filed with the SEC. In addition, our management continuously monitors SEC and legislative developments impacting public companies to ensure our continued compliance with applicable law, as well as continued compliance by our officers, directors and significant shareholders. A reverse stock split transaction that results in de-registration under the Exchange Act will allow management to focus additional time and effort on effectively managing our business and operations without the administrative burdens of SEC and related compliance.

     In addition, analysts and the public markets place pressure on companies to manage the business to achieve short-term objectives such as quarterly per share earnings. Often, companies are "encouraged" to make certain decisions for the benefit of short-term earnings that may not be in the best interests of sustained long-term growth. Even though we do not enjoy any research analyst following, our stock price performance can be seen by customers, suppliers and competitors as an indicator of the health of our business. As a result, our business must be managed with an understanding of how operating decisions will affect the price of the stock. Following the reverse stock split, management would be better able to run the business with the shareholders' long-term interests in mind since it would no longer have to meet public expectations of stock price performance.

     Finally, the absence of public shareholder constituents will allow management more flexibility in the operation of our business since we will no longer need to be concerned about public reaction or perception (apart from, of course, the reactions and perceptions of our customers, vendors and industry participants in general). This should allow management to react more quickly to specific market or customer conditions.

     Advantages of the Reverse Stock Split to Messrs. Finneran and Kastelic

     Participation in Potential Future Appreciation. As a result of the reverse stock split, we believe that Messrs. Finneran and Kastelic will likely increase their beneficial ownership of our common stock from 71% to 100%. Therefore, they will likely be the sole beneficiaries of our future earnings and growth, if any.

     Filing of Periodic Reports No Longer Required. Messrs. Finneran and Kastelic will no longer have to prepare and file periodic under Section 16 and
Section 13 of the Exchange Act related to share ownership and transactions in our stock.

     Additionally, advantages to our company and Construction Forms are also advantages to Messrs. Finneran and Kastelic because they will likely own 100% of our company.

Disadvantages of the Reverse Stock Split

     While the special committee and our Board of Directors, which are comprised of the same directors as our wholly owned subsidiary, Construction Forms, believe the reverse stock split is fair to our unaffiliated shareholders, they recognized that such a transaction may have certain detrimental effects to our unaffiliated shareholders, our company and Construction Forms and to Messrs. Finneran and Kastelic.

     Disadvantages of the Reverse Stock Split to Our Unaffiliated Shareholders

     No Participation in Potential Future Appreciation. Our shareholders who are cashed out in the reverse stock split will no longer own any equity interest in us and will have no opportunity to participate in or benefit from any potential future appreciation in our value. In addition, those shareholders will not have an opportunity to liquidate their shares at a time and for a price of their choosing.

     Reduced Liquidity. Shareholders owning at least 66,666 shares in a single account at the effective time of the reverse stock split will remain a shareholder of our company as a private company. Because we will terminate the registration of our common stock under the Exchange Act and our common stock will no longer be listed or traded on the OTC Bulletin Board (or any other public market), our common stock essentially will be illiquid following the reverse stock split.

     Disadvantages of the Reverse Stock Split to Our Company and Construction Forms

     Reduced Management Incentive. The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity based incentive compensation tools to recruit and retain top executive talent. Stock options and other equity based incentives are typically less attractive if they cannot be turned into cash quickly and easily once earned. The special committee and our Board of Directors believed that this is unlikely to have any such adverse impact on us, since stock options and other equity based incentives have not been a significant part of our executives' compensation packages in the past.

     Less Attractive Acquisition Currency. Stock that is registered under the Exchange Act and actively traded on an exchange or quotation system is generally a more attractive acquisition currency than unregistered stock, since the purchaser of the publicly traded security has constant access to important information about the company and can access the markets to sell the stock and can easily determine the value of the stock (i.e., the price to be received upon sale). That is, to a certain extent, stock of a publicly traded company with significant liquidity is nearly as good as cash (except for transaction costs associated with sale and with more risk). A purchaser of illiquid securities of a private company must depend for liquidity either on negotiated buy-out or buy-back arrangements, or a liquidity event by the company that is generally outside of its control. The special committee and our Board of Directors recognized that this may not be a significant disadvantage, however, because (i) the relative illiquidity of our shares makes our stock less attractive than most publicly traded securities with significant trading volume and (ii) we have not historically utilized stock in acquisitions.

     Reduced Equity Capital Raising Opportunities. One of the primary reasons many companies "go public" in the first place is to be able to more easily and efficiently access the public capital markets to raise cash. Similar opportunities are generally less available (without significant expense) to companies who do not wish to have a class of securities registered under the Exchange Act. Following the reverse stock split, since we will no longer be registered under the Exchange Act and public information regarding us will no longer be readily accessible, it will likely be more costly and time consuming for us to raise equity capital from public sources. Again, the special committee and our Board of Directors concluded that this may be of little significance to us since we have not attempted to access the public capital markets for financing purposes since we initially became a public company.

     Loss of Prestige. Public companies are often viewed by shareholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than privately held companies. In addition, public companies are typically followed by analysts who publish reports on their operations and prospects, and garner more press and media coverage than companies whose securities are not available for purchase by the investing public. Companies who lose status as a public company may risk losing prestige in the eyes of the public, the investment community and key constituencies. However, the special committee and our Board of Directors felt that this was not a significant factor in considering whether to undertake a going private transaction. Our shareholder base includes numerous people familiar with the concrete pumping industry who know our products, our history and our reputation. The special committee and our Board of Directors believed that a going private transaction would not likely alter the perception of our company in their eyes, or in the eyes of our employees, suppliers and customers who are aware of our unique position in the industry and relatively large North American market share.

     Disadvantages of the Reverse Stock Split to Messrs. Finneran and Kastelic

     In addition to the disadvantages discussed above under "Disadvantages of the Reverse Stock Split to Our Company and Construction Forms," the reverse stock split proposal may have certain detrimental effects to Messrs. Finneran and Kastelic:

     Increased Risk of Loss. As a result of the reverse stock split, we believe that Messrs. Finneran and Kastelic will likely increase their beneficial ownership of our common stock from 71% to 100%. Therefore, Messrs. Finneran and Kastelic will likely bear all risk of any losses generated by our operations and any decrease in our value after the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

     The following description of the material federal income tax consequences of the reverse stock split to unaffiliated shareholders is based on the Internal Revenue Code (the "Code"), applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices, all as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. This summary assumes that you hold your shares as a "capital asset," as defined in the Code (i.e., generally, property held for investment). This discussion does not address any local, state, foreign or minimum income or other tax consequences. In addition, this summary does not address the tax consequences to holders that are subject to special tax rules, including without limitation banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, traders, tax-exempt entities and persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction. We urge shareholders to consult their own tax advisors to determine the particular consequences to them.

     If you receive cash in lieu of fractional shares as a result of the reverse stock split, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the reverse stock split. Such gain or loss will be long-term capital gain or loss provided that your holding period for such shares is more than 12 months by the effective date of the reverse stock split. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 30% of all cash payments to which you are entitled pursuant to the reverse stock split, unless you provide a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other shareholders), certify that such number is correct and otherwise comply with such backup withholding tax rules. You should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

     If you own at least 66,666 shares in a single account at the effective time of the reverse stock split, thereby electing to remain a shareholder of the company as a private company, your aggregate tax basis in shares received pursuant to the reverse stock split will be the same as your aggregate tax basis in your current shares exchanged therefore. Your holding period for shares received pursuant to the reverse stock split will include the holding period of the shares that you held prior to the reverse stock split exchanged therefore, provided that you held such common stock as a capital asset immediately prior to the exchange. You will not recognize gain or loss on any shares exchanged in this manner.

     Cash consideration received by persons in exchange for the cancellation of outstanding stock options will generally be recognized as ordinary income for United States federal income tax purposes.

     Neither Messrs. Finneran or Kastelic nor our company or its wholly owned subsidiary, Construction Forms, will recognize any gain or loss as a result of the reverse stock split.

Plans or Proposals After the Reverse Stock Split

     After completion of the reverse stock split, we will terminate the registration of our common stock under the Exchange Act and our common stock will no longer be listed or traded on the OTC Bulletin Board (or any other public market). Additionally, we may eliminate or reduce directors' fees and substantially reduce or eliminate our directors and officers' liability insurance coverage.

     Messrs. Finneran and Kastelic expect that, following completion of the reverse stock split, our business operations will be conducted substantially as they are currently being conducted. They have no other current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. Nevertheless, Messrs. Finneran and Kastelic may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the reverse stock split in order to best organize our activities. Messrs. Finneran and Kastelic reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments. For the purpose of ensuring that Mr. Kastelic remains with our company on a long-term basis following the going private transaction, we understand that Mr. Finneran has held informal and preliminary discussions with Mr. Kastelic regarding a long-term employment agreement for Mr. Kastelic in the future. However, no substantive terms have been discussed or negotiated.

     In addition, we may also consider material changes in our present dividend policy, indebtedness, capitalization and management and employee incentive plans and may consider pursuing acquisition opportunities.

     We have no current plans, and Messrs. Finneran and Kastelic have no current plans, that would require us to issue additional shares of stock, although we reserve the right to do so at anytime at such prices and on such terms as our Board determines to be in the best interests of us and our shareholders.

Recommendations of the Special Committee and Our Board of Directors

     The special committee unanimously determined that the reverse stock split is fair to, and in the best interests of, our unaffiliated shareholders, and unanimously recommended to our Board of Directors that our Board of Directors should:

     o    approve the reverse stock split proposal;

     o submit the reverse stock split proposal to a vote of our shareholders, with adoption of the proposal conditioned on receipt of the necessary shareholder approval vote required under New Jersey law, as well as the requirement that a majority of all outstanding shares held by our unaffiliated shareholders not be voted against the reverse stock split proposal; and

     o recommend that our shareholders vote to adopt the reverse stock split proposal.

     Based on the unanimous recommendation of the special committee, by a unanimous vote of our full Board of Directors (other than Messrs. Finneran and Kastelic, who abstained from the vote due to their interests in the transaction), our Board of Directors:

     o    approved the reverse stock split proposal;

     o submitted the reverse stock split proposal to a vote of our shareholders, with adoption of the proposal conditioned on receipt of the necessary shareholder approval vote required under New Jersey law, as well as the requirement that a majority of all outstanding shares held by our unaffiliated shareholders not be voted against the reverse stock split proposal; and

     o recommended that our shareholders vote to adopt the reverse stock split proposal.

Position of the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split

     The special committee and Board of Directors, which are comprised of the same directors as our wholly owned subsidiary, Construction Forms, believe that the reverse stock split proposal is fair to, and in the best interests of, our unaffiliated shareholders. In determining the fairness of the reverse stock split, the special committee considered a number of factors prior to unanimously recommending the approval of the reverse stock split proposal. The special committee discussed those factors in detail with our Board of Directors, and our Board of Directors (other than Messrs. Finneran and Kastelic, who abstained from the vote due to their interests in the transaction), adopted the analysis of its special committee in approving the reverse stock split proposal. In particular, the special committee and our Board of Directors considered the advantages and disadvantages of a going private transaction discussed under the headings "Special Factors - Advantages of the Reverse Stock Split" and "Special Factors - Disadvantages of the Reverse Stock Split," and decided that the advantages outweighed the disadvantages.

     The rules of the SEC also require our wholly owned subsidiary, Construction Forms, to individually express its belief as to the fairness of the reverse stock split to our unaffiliated shareholders. Construction Forms has separately conducted this required fairness analysis and has concluded that the reverse stock split is both procedurally and substantively fair to, and in the best interests of, our unaffiliated shareholders. Construction Forms has adopted the analysis and findings of the special committee and our Board of Directors in this regard.

     Substantive Fairness of the Reverse Stock Split

     In considering whether the per pre-split share price payable is substantively fair from a financial point of view to our unaffiliated shareholders, the special committee considered, and our Board reviewed, the historical financial information provided by Mr. Skaar and the various analyses provided by Mr. Schroeder of Schroeder & Co. (Mr. Skaar is our Chief Financial Officer and currently holds 7,000 shares of our stock. He will therefore receive a cash payment of $49,000 (before applicable taxes) for his current shareholdings as a result of the reverse stock split.) You can read more about Schroeder & Co.'s analyses under "Special Factors - Opinion of Schroeder & Co." In particular, the special committee considered and gave the most weight to the following valuation approaches:

     o Enterprise value. The special committee gave the most weight to the analyses of our enterprise value. Enterprise value is a measure of what the market believes our ongoing operations are worth. The special committee reviewed and assessed our enterprise value based on our earnings before interest, taxes, depreciation and amortization (called "EBITDA") for fiscal year 2002 and also our average EBITDA for fiscal year 2000 through fiscal year 2002. Our EBITDA numbers were based on information contained in our public filings and provided by Mr. Skaar. The special committee gave the most weight to the results from our most recently completed fiscal year and secondarily to our average results over the previous three fiscal years. It applied various multiples to EBITDA, ranging from four times EBITDA to eight times EBITDA. The special committee also considered the appropriateness of various discounts based primarily on its market knowledge and advice from Mr. Schroeder, and concluded that discounts of between 25% and 50% could reasonably be applied to the interests of our unaffiliated shareholders. The special committee based its determinations regarding fairness from an enterprise valuation perspective on the application of what it perceived to be the lowest appropriate discount, or 25%.

          Based on analyses performed by Mr. Schroeder and described in more detail under "Special Factors - Opinion of Schroeder & Co," a multiple of five times EBITDA and application of a 25% discount indicated a value of approximately $6.05 per share based on our fiscal year 2002 EBITDA and $7.67 based on an average of our last three fiscal years' EBITDA. A multiple of four times EBITDA and application of a 25% discount indicated a potential value of approximately $4.68 per share based on our fiscal year 2002 EBITDA and $5.48 based on an average of our last three fiscal years' EBITDA. Based on market data provided by Mr. Schroeder (in particular, data demonstrating a general downward trend in EBITDA multiples in acquisition transactions over the past five years, from approximately 9.4 times EBITDA in 1997 to approximately 5.7 times EBITDA in 2002, for transactions smaller than $100 million), as well as the special committee's own extensive professional acquisition and valuation experience and discussions with its advisors, the committee concluded that an appropriate pre-discounted EBITDA multiple was somewhere between four and five times our fiscal year 2002 EBITDA. An EBITDA multiple of four to five times our fiscal year 2002 EBITDA, with the application of a 25% discount, indicated a potential per share price of $4.68 - $6.05.

          Subsequent to our Board's approval of the reverse stock split proposal, our management discovered that an inadvertent error had been made with respect to calculation of our enterprise value previously provided to the special committee. Specifically, Mr. Skaar informed the special committee that the non-recurring compensation expense should have been $1,381,444 instead of $1,241,444. This error increased the per share pre-discount enterprise value for fiscal year 2002, as well as the average per share pre-discount enterprise value for the three year period ending in fiscal year 2002. Based on these revised numbers, a multiple of five times EBITDA and application of a 25% discount indicates a potential value of approximately $6.29 based on our fiscal year 2002 EBITDA and $7.75 based on an average of our last three fiscal years' EBITDA. A multiple of four times EBITDA and application of a 25% discount indicates a potential value of approximately $4.85 based on our fiscal year 2002 EBITDA and $6.02 based on an average of our last three fiscal years' EBITDA. The special committee was informed of the error and concluded that the modified numbers in no way impacted its views regarding the fairness of the transaction.

     o Discounted cash flow. Discounted cash flow is a method of evaluating an investment in our company by estimating our future cash flows and taking into consideration the time value of money. In other words, discounted cash flow is what someone is willing to pay today in order to receive our anticipated cash flow in future years, terminal value and cost of capital. The special committee analyzed our discounted cash flow value, utilizing the projections provided by Mr. Skaar and analyses performed by Mr. Schroeder, which you can read more about under "Special Factors - Opinion of Schroeder & Co." By applying the same 25% discount to a multiple of five times EBITDA, a discounted cash flow analysis indicated a potential per share price of approximately $7.55. However, the special committee did not give as much weight to the discounted cash flow analysis, primarily because forecasts of potential cash flows for five years or more are very uncertain. Additionally, it felt the relative arbitrariness of discount rates resulted in such a method being less reliable than an EBITDA analysis.

     o Historical and current market prices. The special committee also compared the proposed transaction price to various bid prices of our common stock over the past 12 and 24 months, as well as our stock's bid prices prior to receipt of the reverse stock split proposal on March 4, 2003, prior to the first public announcement of the reverse stock split proposal on March 12, 2003, and prior to Board approval of the reverse stock split on April 1, 2003. Our stock's bid price is the highest price that a buyer will pay at any given time to purchase a specified number of shares of our stock.

          Specifically, the special committee reviewed our stock's high bid price for each month in the period from April 2002 to March 2003 and our stock's closing bid price on the last day of each month during the period, and determined the average high bid price and closing bid price for that period was $6.61 and $6.21, respectively. It considered that the $7.00 transaction price represents a premium of 6.0% and 12.7% over our stock's average high bid price and closing bid price for the related periods, respectively.

          The special committee also reviewed our stock's high bid price for each month in the period from April 2001 to March 2002 and our stock's closing bid price on the last day of each month during the same period, and determined the average high bid price and closing bid price for that period was $5.44 and $5.06, respectively. It considered that the $7.00 transaction price represents a premium of 28.8% and 38.3% over our stock's average high bid price and closing bid price for the related periods, respectively.

          The special committee also considered that the $7.00 transaction price represents (i) a 16.7% premium over our stock's closing bid price on March 3, 2003 of $6.00 per share; (ii) a 7.7% premium over our stock's closing bid price on March 11, 2003 of $6.50 per share; and (iii) a 14.8% premium over our stock's closing bid price on March 31, 2003 of $6.10 per share.

          Furthermore, the special committee considered that, with an average daily trading volume of only approximately 269 shares over the past 12 months, the representative bid prices would have been valid for only a modest number of shares before decreasing measurably.

     o Recent stock repurchases. The special committee considered our repurchases of 1,000,239 shares and share equivalents (or approximately 38% of our total outstanding shares, assuming all repurchased stock options had been exercised) between November 2001 and January 2003 at a price of $7.00 per share (including our repurchase of 360,277 shares from current or former directors and officers). See "Other Matters - Transactions in Capital Stock by Certain Persons." The special committee believed that (i) the significant number of shares repurchased, including repurchases of a total of 111,666 shares and stock options to acquire 248,611 shares from former directors or executives, evidenced that $7.00 per share is a fair price in a transaction without brokerage fees or commissions or incurring the significant "bid-ask" spread in our stock and (ii) in the absence of the share repurchase plan and a significant majority shareholder, the trading prices of our common stock would have likely been much lower.

     The special committee also considered, but did not factor into its assessment of a fair per pre-split transaction price to our unaffiliated shareholders, the following valuation approaches:

     o Liquidation value. Liquidation value is the value of our individual assets, valued as if we cannot continue as a going-concern and must sell all of our assets. Mr. Skaar provided the special committee with an analysis of our liquidation value that was based on assumptions regarding realizable values of our assets. The liquidation value analysis indicated a per share price of approximately $1.90 as of January 31, 2003. The special committee did not believe that the liquidation value of our assets was representative of a fair price for our unaffiliated shareholders' shares because (i) given the nature of our business, any liquidation would significantly impair the value of our assets and (ii) Messrs. Finneran and Kastelic expressed their desire for our business to operate as a going concern and, given our financial position and relatively stable results of operations, it seemed unlikely that a liquidation of our company would occur other than voluntarily in the foreseeable future. In addition, the special committee disregarded the liquidation analysis because the results showed a per share price significantly lower than the other analyses undertaken.

     o Net book value and net tangible book value per share. Book value per share is calculated as the assets of our company minus the liabilities of our company, divided by our total outstanding shares. Net tangible book value per share is calculated as our shareholders' equity less goodwill, divided by weighted average shares outstanding assuming dilution. Mr. Skaar provided the special committee with information regarding our preliminary net book value per share and preliminary net tangible book value per share as of January 31, 2003, which on a fully-diluted basis were $9.41 and $5.82, respectively. The special committee did not consider net book value or net tangible book value to be meaningful in assessing the fairness of the proposed transaction price primarily because net book value and net tangible book value are accounting methodologies based on historical cost and do not adequately reflect either current economic conditions and events or a company's current or expected results of operations.

     o Market examples analysis. Schroeder & Co. provided the special committee with certain historical information regarding the trading prices for the capital stock of certain companies in our industry, expressed in terms of multiples of operating measures such as earnings. Data reviewed by the committee suggested that the other companies had an average price/earnings ratio of 13.14 as of March 31, 2003, which would indicate a transaction price of $8.67 per share. The special committee did not place emphasis on this comparative information, primarily because the other companies were generally much larger than us, had much larger public floats and outstanding shares (with average shares outstanding of 32,600,000), had much higher average daily trading volume (approximately 144,438 shares traded per day), and generally did not experience the significant bid/ask trading spread experienced with respect to the trading of our common stock. You can read more about Schroeder & Co.'s market examples analysis under "Special Factors - Opinion of Schroeder & Co."

     In addition, the special committee and Board of Directors considered the following factors:

     o the opinion of Schroeder & Co., a copy of which is attached to this proxy statement as Exhibit C, that, as of the date of the opinion, the price of $7.00 is fair, from a financial point of view, to our unaffiliated shareholders;

     o that, with an average daily trading volume of only approximately 269 shares over the 12 month period from April 2002 through March 2003, our stock's bid prices would have been valid for only a very small number of shares before decreasing measurably;

     o that appropriate valuation discounts for cashing out a minority interest in our company are between 25% and 50% of enterprise value;

     o the willingness of our current directors, other than Messrs. Finneran and Kastelic, to receive the $7.00 per pre-split share price for their shares and share equivalents, representing their belief in the fairness of a $7.00 per pre-split share price to them;

     o the availability of financing on acceptable terms sufficient to fund the costs of the reverse stock split;

     o our inability to enter into a strategic sale transaction in 1999 and 2000 and our current inability to initiate interest in the minority shares by a potential third party bidder due to Messrs. Finneran and Kastelic's expressed unwillingness to consider any alternative transaction in which they would sell their shares to an outside third party; and

     o although the special committee did not seek indications of interest from outside third parties, it considered that no potential interested acquirors contacted management or the special committee following the March 12, 2003 announcement of our receipt of the reverse stock split proposal expressing interest in offering a higher price for the shares owned by our unaffiliated shareholders.

     The special committee placed the greatest weight on the Schroeder & Co. opinion and on its analysis of our enterprise value, primarily based on historical EBITDA and appropriate valuation discounts, and did not assign any particular weight to any of the other factors.

     Procedural Fairness of the Reverse Stock Split Proposal

     The special committee and our Board of Directors also assessed whether the reverse stock split proposal was procedurally fair to our unaffiliated shareholders. The special committee and Board of Directors considered the following factors:

     o while not required by the New Jersey Business Corporation Act or certificate of incorporation or bylaws, shareholder approval of the reverse stock split is conditioned upon the satisfaction of the reverse majority of the minority shareholder approval condition;

     o that the reverse majority of the minority shareholder approval condition better reflects the true will of our unaffiliated shareholders because shareholders are more likely to exercise their right to vote on a proposal that they believe to be against their interests than they are to vote on a proposal that they believe to be in their interests;

     o that although the special committee did not retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders, the interests of unaffiliated shareholders would be protected by our use of an independent financial advisor and would be adequately represented in the decision-making process through the establishment of a special committee consisting of independent directors;

     o that the terms and conditions of the reverse stock split proposal were determined through arm's-length negotiations between Messrs. Finneran and Kastelic and the special committee, which consisted solely of independent and disinterested directors; and

     p that the special committee unanimously recommended to our Board of Directors that it approve the reverse stock split proposal and recommend that our shareholders vote to adopt the proposal.

     The special committee did not assign any particular weight to any of these factors.

Messrs. Finneran and Kastelic's Position as to the Fairness of the Reverse Stock Split

     The rules of the Securities and Exchange Commission require Mr. Finneran and Mr. Kastelic to each individually express his belief as to the fairness of the reverse stock split to our unaffiliated shareholders. Mr. Finneran and Mr. Kastelic each have independently conducted the required fairness analysis. Each of Mr. Finneran and Mr. Kastelic has separately concluded that the reverse stock split proposal is both substantively and procedurally fair to, and in the best interests of, our unaffiliated shareholders. Each of Mr. Finneran and Kastelic base his belief regarding the substantive and procedural fairness of the reverse stock split on the same factors discussed above attributable to the similar belief of the special committee and our Board of Directors. See "Special Factors - Position of the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split." Each of Mr. Finneran and Mr. Kastelic have adopted the analysis and findings of the special committee and our Board of Directors in this regard.

     In their capacities as directors, Messrs. Finneran and Kastelic abstained from voting on the approval of the reverse stock split proposal due to their interests in the transaction. Their beliefs as to the fairness of the reverse stock split contained herein do not constitute a recommendation to any shareholder as to how that shareholder should vote on the reverse stock split.

Opinion of Schroeder & Co.

     On March 12, 2003, the special committee engaged Schroeder & Co. to provide financial assistance and advice with respect to Messrs. Finneran and Kastelic's reverse stock split proposal and to render a written opinion as to the fairness of the transaction price ultimately negotiated by the special committee, from a financial point of view, to our unaffiliated shareholders. We paid Schroeder & Co. a fee of $25,000 for its services, $10,000 of which was paid upon engagement and the remainder of which was paid upon initial delivery of its opinion. Schroeder & Co. was not engaged to provide financial assistance, advice or a fairness opinion to our wholly owned subsidiary, Construction Forms, and Construction Forms did not otherwise obtain any opinion or appraisal from an outside party. Other than with respect to this engagement, Schroeder & Co. has never provided any other investment banking or financial advisory services to our affiliates or us.

     Schroeder & Co. is a private investment bank that evaluates businesses and their securities in connection with mergers and acquisitions, negotiates underwritings, provides services in connection with private placements and conducts valuations for estate, corporate and other purposes. Mr. Schroeder is the President of Schroeder & Co. and former Executive Vice President of the financial services holding company whose principal subsidiary was First of Michigan Corporation, a securities broker/dealer. The special committee selected Schroeder & Co. as its financial advisor based primarily on the experience of Schroeder & Co. in the valuation of businesses and their securities (and in particular, its knowledge of and experience with small public companies such as ours), previous positive experiences of the members of the special committee with Schroeder & Co., and the reasonable fee proposed.

     The special committee did not impose any limitations on the scope of Schroeder & Co.'s investigation or the procedures followed by Schroeder & Co. in rendering its opinion.

     On April 1, 2003, Schroeder & Co. rendered its oral opinion (subsequently confirmed in a writing dated April 1, 2003 which does not differ from its oral opinion) to the special committee to the effect that, as of that date, the price of $7.00 is fair, from a financial point of view, to our unaffiliated shareholders.

     Schroeder & Co. did not recommend the amount of consideration to be paid in the reverse stock split; rather, the amount was determined by arm's-length negotiations between the special committee and Messrs. Finneran and Kastelic.

     The full text of Schroeder & Co.'s written opinion, dated April 1, 2003, is attached as Exhibit C to this proxy statement. You should read that opinion for a discussion of the procedures followed and factors considered in connection with the delivery of Schroeder & Co.'s opinion. The following is a summary of that opinion and the methodology that Schroeder & Co. used to render its fairness opinion.

     Schroeder & Co.'s advisory services and opinion were provided for the information and assistance of the special committee in connection with its consideration of the reverse stock split proposal. Schroeder & Co.'s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the reverse stock split. Schroeder & Co. was not requested to opine as to, and its opinion does not address, the special committee or Board of Directors' underlying business decision to proceed with the reverse stock split.

     In arriving at its opinion and in performing its related financial analyses, Schroeder & Co. reviewed, among other things:

     o    our certificate of amendment;

     o the proposal letter, dated March 4, 2003, submitted to our Board of Directors by Messrs. Finneran and Kastelic;

     o our annual reports to shareholders and annual reports on Form 10-K for the past five fiscal years and the preliminary financial results for the fiscal year ended January 31, 2003;

     o our quarterly reports on Form 10-Q for the quarters ended April 30, 2002, July 31, 2002 and October 31, 2002;

     o other communications and information provided by us, including background company and industry information as well as our proxy statements for the past five fiscal years;

     o market price data for us and selected other companies for the past ten years; and

     o financial analyses and forecasts prepared by our management, as described in "Special Factors - Position of the Special Committee and Our Board of Directors as to the Fairness of the Reverse Stock Split."

     Schroeder & Co. held discussions with certain senior officers and other representatives and advisors concerning our businesses, opportunities, and prospects. Schroeder & Co. examined certain publicly available business and financial information relating to the industries in which we operate. Schroeder & Co. reviewed the financial terms of the reverse stock split proposal to our unaffiliated shareholders in relation to, among other things, current and historical market prices, trading volumes and bid/ask spread of our common stock; historical and projected earnings and other operating data; and our historical and projected capitalization and financial condition. In addition, Schroeder & Co. compared certain financial and stock market information related to us with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses as it considered appropriate.

     In arriving at its opinion, Schroeder & Co. assumed and relied upon the accuracy and completeness of the financial and other information used by Schroeder & Co. without assuming any responsibility for independent verification of that information, and further relied upon assurances of our management that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. With respect to our financial projections, we advised Schroeder & Co. that the financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to the future financial performance. Accordingly, Schroeder & Co. assumed that we would perform substantially in accordance with those projections.

     In connection with rendering its opinion, Schroeder & Co. performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Schroeder & Co. considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, Schroeder & Co. believes that its analyses must be considered as a whole and that considering any portion of those analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

     In its analyses, Schroeder & Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses used by Schroeder & Co. in connection with providing its opinion to the special committee.

     EBITDA Based Enterprise Value Analyses. Schroeder & Co. conducted an analysis of our enterprise value based on our earnings before interest, taxes, depreciation and amortization (called "EBITDA") for fiscal year 2002 and also our average EBITDA for fiscal year 2000 through fiscal year 2002, based on information contained in our public filings and provided by our management.

     In arriving at EBITDA for fiscal year 2002, Schroeder & Co. began with our fiscal year 2002 earnings before taxes of $1,881,559 and added to that number depreciation and amortization of $890,013, interest expense of $200,382 and $1,241,444 in non-recurring charges related to the repurchase of certain shares and share equivalents in fiscal year 2002 from departing or former executives, to arrive at EBITDA for fiscal year 2002 of $4,213,398. Schroeder & Co. then applied multiples of 4.0x and 5.0x and subtracted net debt as of January 31, 2003 to arrive at various estimates of enterprise value. Schroeder & Co. then applied various discounts ranging from 25% to 45% to reflect the fact that minority shares do not have the ability to transfer control of our company to an acquiror and that minority shares lack the voting power to affect the decision to transfer control to a third party. In arriving at average EBITDA for fiscal years 2000 through 2002, Schroeder & Co. undertook the same analysis described above, except that there were no non-recurring compensation charges in any year other than fiscal year 2002. The results of the enterprise value analysis performed by Schroeder & Co. are presented below:

Enterprise Value (in thousands except per share data)


                                                Fiscal 2002                       Fiscal 2000 - 2002 Average

EBITDA                                      $ 4,213             $ 4,213               $  5,191         $  5,191
Multiple                                       4.0x                5.0x                   4.0x             5.0x
                                     ---------------    ----------------       ----------------    -------------

Enterprise Value                           $ 16,852            $ 21,065               $ 20,764         $ 25,955
Less Net Debt                              $  2,802            $  2,802               $  2,802         $  2,802
                                     ---------------    ----------------       ----------------    -------------

Enterprise Equity Value                    $ 14,050            $ 18,263               $ 17,962         $ 23,153

Diluted Shares Outstanding                    2,263               2,263                  2,263            2,263


                                       30

Value per Share                            $   6.21            $   8.07               $   7.94         $  10.23
                                     ===============    ================       ================    =============

After 25% Discount                         $   4.66            $   6.05               $   5.96         $   7.67
                                     ===============    ================       ================    =============

After 35% Discount                         $   4.04            $   5.25               $   5.16         $   6.65
                                     ===============    ================       ================    =============

After 45% Discount                         $   3.42            $   4.44               $   4.37         $   5.63
                                     ===============    ================       ================    =============


     Subsequent to performing its analyses, Schroeder & Co. was informed by management that management had made an error in the non-recurring compensation expense figures it provided to Schroeder & Co. for fiscal 2002 that Schroeder & Co. used in performing its analyses. Specifically, management informed Schroeder & Co. that the non-recurring compensation expense should have been $1,381,444 instead of $1,241,444. This error increased the per share pre-discount enterprise value for fiscal 2002, as well as the average per share pre-discount enterprise value for the three year period ending in fiscal 2002. However, Schroeder & Co. did not believe the error was material, and the error did not impact Schroeder & Co.'s belief as to the fairness of the $7.00 price, from a financial point of view, to the unaffiliated shareholders in the reverse stock split. The results of the enterprise value analysis based on the revised EBITDA numbers would be as follows:

Enterprise Value (in thousands except per share data)


                                                                                        Fiscal Years
                                              Fiscal Year 2002                       2000 - 2002 Average

EBITDA                                     $  4,353            $  4,353               $  5,238         $  5,238
Multiple                                       4.0x                5.0x                   4.0x             5.0x
                                     ---------------    ----------------       ----------------    -------------

Enterprise Value                           $ 17,412            $ 21,765               $ 20,952         $ 26,190
Less Net Debt                              $  2,802            $  2,802               $  2,802         $  2,802
                                     ---------------    ----------------       ----------------    -------------

Enterprise Equity Value                    $ 14,610            $ 18,963               $ 18,150         $ 23,388

Diluted Shares Outstanding                    2,263               2,263                  2,263            2,263

Value per Share                            $   6.46            $   8.38               $   8.02         $  10.33
                                     ===============    ================       ================    =============

After 25% Discount                         $   4.85            $   6.29               $   6.02         $   7.76
                                     ===============    ================       ================    =============

After 35% Discount                         $   4.20            $   5.45               $   5.21         $   6.72
                                     ===============    ================       ================    =============

After 45% Discount                         $   3.55            $   4.61               $   4.41         $   5.69
                                     ===============    ================       ================    =============


     Discounted Cash Flow Analysis. Schroeder & Co. also performed a discounted cash flow analysis utilizing projections provided by our management. The projections assumed, among other things, an operating profit improvement from 13.7% in fiscal year 2003 to 16.1% in fiscal year 2007 and an increase in net sales of 5.1% for fiscal year 2003, decreasing to 1% in fiscal year 2007. Our projected operating profit improvement is largely a result of estimated annual tangible cost savings of $150,000 for fiscal years 2004 and beyond associated with going private. The results of the discounted cash flow analysis performed by Schroeder & Co. are presented below:

Discounted Cash Flow (in thousands except per share data)


                          Fiscal Year Ending January 31

                                   2004          2005         2006         2007         2008        Terminal Period

Projected Cash Flow               $2,019        $2,638       $2,686       $2,731       $2,776       $5,935 (EBITDA)

Discount Factor*                  0.9449        0.8437       0.7533       0.6726       0.6005           0.5362

Discounted Cash Flow              $1,908        $2,226       $2,023       $1,837       $1,667       $3,182 (EBITDA)



                                          EBITDA Terminal Value Multiple

                                      4.0x EBITDA            5.0x EBITDA

Sum of Discounted Cash Flow                  $  9,661               $  9,661

Terminal Value                               $ 12,728               $ 15,912

Fair Market Value: Invested Capital          $ 22,389               $ 25,573

Less Net Debt                                $  2,802               $  2,802

Fair Market Value: Equity                    $ 19,587               $ 22,771

Diluted Shares Outstanding                      2,263                  2,263

Per Share                                    $   8.66               $  10.06
                                       ===============         ==============

After 25% Discount                           $   6.50               $   7.55
                                       ===============         ==============

After 35% Discount                           $   5.63               $   6.54
                                       ===============         ==============

After 45% Discount                           $   4.76               $   5.53
                                       ===============         ==============

* The discount factor of 12.0% represents our company's estimated weighted average cost of capital.

     Market Examples Analysis. Schroeder & Co. reviewed and compared the price/earnings multiples of our company and other selected companies in the pumps and related products, fabricated piping systems, and tubular products industries and of manufacturers of equipment for the construction, infrastructure and mining industries. The price/earnings ("P/E") ratio is equal to a stock's market capitalization divided by its after-tax earnings.

Market Examples Analysis

                                                                     Average          Shares Outstanding
Company                       Current Price       P/E Ratio         Daily Volume             (000's)
-------                       -------------       ---------         ------------             -------

Ampco-Pittsburgh                 $12.97            24.5               5,100                  9,632

Gorman Rupp                      $19.90            19.0               4,700                  8,541


                                       32

IDEX Corp.                       $29.20            17.5              213,700                32,510

Thomas Industries                $24.65            12.30              33,000                17,130

Shaw Corp.                       $10.10             4.5              596,300                37,730

Webco Industries                 $3.10             10.3               4,400                  7,082

Maverick Tube Corp.              $18.71            233.9             402,606                40,940

Northwest Pipe Co.               $12.05             8.8               10,100                 6,549

Columbus McKinnon                $1.60            Deficit             43,500                14,900
                                                 earnings
Terex Corp.                      $12.62           Deficit            270,400                47,400
                                                 earnings
Astec Industries                 $5.75            Deficit             75,000                19,680
                                                 earnings
Oshkosh Truck                    $61.69            17.2              107,200                17,060

EDCO                              6.10              9.2                N/A                   1,639
                                                                                       (Float: 450,450)


     While not particularly comparable to our company's concrete pumping equipment manufacturing and distribution activities, selected companies were somewhat similar to our company either in product lines or in the industries which they serve. At March 31, 2003, the mean P/E ratio for the group, after elimination of the companies with deficit earnings, was 14.25; average daily trading volume was 132,850 shares and mean shares outstanding were 20,550,000 shares. These statistics compare to our company's 1,638,595 shares outstanding, less than 500,000 shares float and negligible daily trading volumes of only approximately 269 shares over the 12 month period from April 2002 through March 2003.

     Our company's insubstantial market capitalization, minimal float, and non-existent research coverage has resulted in a sporadic, unreliable trading market in our stock which lacks liquidity. Our stock also produces an above average spread between the bid and ask quotes on the OTC Bulletin Board of about $0.93 per share over the 12 month period from April 2002 through March 2003 (or about 15% of our stock's average closing bid price over that period), further contributing to its illiquidity. Additionally, with an average daily trading volume of only approximately 269 shares for the same 12 month period, our shareholders are able to sell only a very small number of shares before causing our stock price to decrease measurably. These characteristics would result in a lower P/E ratio for our company than that enjoyed by the selected comparable companies' approximately 14 P/E ratio. A range of P/E ratios for our company of 6 to 9 would have resulted in market prices of $3.96 to $5.94 on earnings per share of $.66 for the fiscal year ended January 31, 2003 and market prices of $7.16 to $10.80 on earnings per share of $1.20 for the fiscal year ended January 31, 2002. Actual market bid prices were $5.00 to $6.75 in fiscal year 2002 and $3.30 to $8.85 in fiscal year 2001. Market prices were supported during part of this time by substantial company share and share equivalent repurchases at $7.00 per share from November 2001 to January 2003.

Background of the Reverse Stock Split Proposal

     We operate in an industry in which success is closely tied to the general health of the industrial economy as well as the construction industry. Our industry is characterized by fragmented competition and a relationship-driven customer base that is generally loyal to its existing suppliers and vendors. Over the years, these factors have often made it difficult for us to increase the market penetration of our products or achieve substantial revenue or earnings growth. Additionally, we have not been able to realize many of the benefits that publicly traded companies sometimes realize. For example, by virtue of a company having its common stock listed on an exchange or quoted on an automated quotation system, a liquid trading market often develops for that stock. As a result, those companies are sometimes able to attract research analyst coverage, market attention and institutional shareholder investment. We anticipated that being a public company would help us achieve a liquid trading market for our stock and attract that coverage and attention. However, our average daily trading volume over the 12 month period from April 2002 through March 2003 was only approximately 269 shares, and the difference (or spread) between our stock's bid price and its ask price averaged about $0.93 per share over the 12 month period from April 2002 through March 2003 (or about 15% of our stock's average closing bid price over that period). Our trading volume is further limited by the fact that approximately 71% of our issued and outstanding shares are owned by Messrs. Finneran and Kastelic, and are not traded in the public market. As a result of this extremely limited trading volume and high bid-ask spread, the ability of our shareholders to sell their shares is more limited than the ability of shareholders of many other publicly traded companies to sell their shares (which, among other things, impairs our ability to use stock options or other equity-based incentives to successfully attract and retain key employees). Also, we have been unable to attract research analyst coverage or significant institutional shareholders, which we attribute in part to our small public float, limited trading volume and delisting from The Nasdaq Stock Market.

     In addition, we anticipated that having publicly traded common stock would increase our ability to access the public capital markets in a cost efficient manner, and would make our common stock an attractive currency for potential acquisition targets because it would have a readily ascertainable value and be able to be sold in a liquid market. However, we have never accessed the equity capital markets and, in part because of our small public float and limited liquidity, have not used our common stock as consideration in any acquisitions.

     In light of these factors, we have continuously explored potential alternatives to increase our shareholder value and attract investor and analyst interest. For example, we have from time to time attempted to achieve revenue and earnings growth and increased shareholder value by pursuing potential acquisitions of competitors, customers and vendors. While we explored numerous potential acquisitions over the past several years, we were unable to successfully complete a significant acquisition, due at least in part to our inability to utilize our stock as an attractive acquisition currency. Also, in an effort to focus on our margins, we divested our unprofitable Gilco division in September 2000. Additionally, to potentially provide equity capital and expertise to effect strategic acquisitions in our industry and increase our shareholder value, we undertook a coordinated process of soliciting preliminary indications of interest on a selective basis from qualified strategic and financial parties for a sale of all or a part of the company in the second quarter of 1999 and again in the first quarter of 2000. While we received some preliminary oral indications of general interest in acquiring shares from a few select parties, neither we nor our Board of Directors received any offer to acquire the company, with one exception. In early 2000, we proceeded relatively far down the path of negotiating documentation, which contained various conditions and contingencies, to sell the entire company. However, the interested party was unable to obtain its own board's approval of the transaction. Additionally, this transaction can be differentiated from Messrs. Finneran and Kastelic's reverse stock split proposal in three ways: (i) the proposal occurred three years ago when the market and relative valuations for selling companies were much stronger, the credit markets were not as stringent, stock market valuations were generally much higher, the economy and construction industry were at or near their peak, and our stock price and prospects were generally higher and brighter; (ii) the proposal was to acquire our entire company and included a substantial control premium relating to Mr. Finneran's shares; and (iii) the proposal was from a strategic party that envisioned realizing substantial cost savings and synergies from an acquisition of our company. In addition to this proposal, although not an offer, Mr. Finneran also received an unsolicited indication of interest to acquire all of our outstanding shares in March 2001 from a private equity firm that we contacted in 1998. While Mr. Finneran held preliminary discussions with the private equity firm, no acceptable offer was ever proposed to Mr. Finneran.

     In addition to exploring potential business combinations, our Board of Directors from time to time considered other significant corporate transactions intended to increase our shareholder value. From November 2001 to January 2003, we repurchased 1,000,239 shares and share equivalents of our common stock at $7.00 per share, including 360,277 shares and share equivalents from current or former directors and officers. These repurchases, however, further limited the liquidity of our stock's trading market. Additionally, at its meeting on June 20, 2002, our Board of Directors discussed potentially undertaking a going private transaction and also considered some of the alternative transactions discussed below under "Special Factors - Alternatives to the Reverse Stock Split." These discussions were informative and educational in nature. No going private transaction proposal was discussed or put forward and no indication was given by Messrs. Finneran and Kastelic that a going private transaction proposal was forthcoming.

     In light of the foregoing circumstances, and particularly as a result of the increased tangible and intangible costs associated with being a public company manifested principally by the July 2002 passage of the Sarbanes-Oxley Act of 2002, we again began exploring the possibility of pursuing a going private transaction in December 2002.

     On December 3, 2002, our Board of Directors held a meeting, attended by our outside legal counsel, Foley & Lardner, to discuss and analyze numerous aspects of a potential going private transaction. Prior to the meeting, our outside legal counsel distributed memoranda discussing such items as the estimated transactional costs of a potential going private transaction, alternative methods to effect a going private transaction, the potential advantages and disadvantages of going private, applicable fiduciary duties of our Board or special committee if we were to undertake a going private transaction, as well as an example proxy statement from a recent going private transaction. Our Board discussed, among other things,

     o the relative advantages and disadvantages to our company and our shareholders of undertaking a potential going private transaction;

     o various alternative going private transaction structures, such as a reverse stock split; a merger with, or a tender offer by, a corporation controlled by Messrs. Finneran and Kastelic; and a self-tender offer by us;

     o how to most effectively pursue a potential going private transaction of the size contemplated so that transaction costs would not significantly reduce the amount of funds otherwise available to pay to our unaffiliated shareholders;

     o various potential methods of determining a fair per share price to be paid to unaffiliated shareholders in a going private transaction, as well as associated issues such as the advisability of retaining a financial advisor and the appropriateness of the application of valuation discounts for minority interest and lack of marketability;

     o the fiduciary and legal obligations of our directors in a potential going private transaction; in particular, the fiduciary and legal obligations of Messrs. Finneran and Kastelic associated with an interested party transaction, including that the transaction must be "fair," both in terms of procedure as well as price, to our unaffiliated shareholders;

     o the desirability of appointing an independent special committee of our Board to consider the merits of any proposed going-private transaction compared to other strategic alternatives, and to consider, negotiate and ultimately determine the price to be paid to our unaffiliated shareholders for their shares or to turn down the proposal; and

     o the requirements regarding preparation and filing of proxy materials and a Schedule 13E-3, as well as submitting such a proposal to a shareholder vote.

While no going private transaction was proposed, our Board generally concurred that a going private transaction might be a desirable strategic alternative to consider further, provided one could be proposed and effected at a price and on terms fair to our unaffiliated shareholders.

     From December 3, 2002 through February 2003, Messrs. Finneran and Kastelic considered the various issues raised and discussed at the December 3, 2002 Board meeting. They conducted further analyses in an effort to determine whether a going private transaction could be structured and negotiated on acceptable terms. In particular, Messrs. Finneran and Kastelic considered how to best determine a fair price to offer to our unaffiliated shareholders. In this context, they analyzed, among other things, our financial history and prospects, our 52-week stock price trading range, our recent significant stock repurchases (including our recent repurchases from current and former directors and officers), and our net tangible per share book value. They also considered the various other aspects of a potential going private proposal that were discussed at the December 3, 2002 meeting. In particular, Messrs. Finneran and Kastelic considered the potential alternative transaction structures and how to most effectively pursue a going private transaction so that transaction costs would not significantly reduce the amount of funds otherwise available to pay to our unaffiliated shareholders. Messrs. Finneran and Kastelic determined that if they proposed a reverse stock split, they would propose a split ratio of 1:66,666. This split ratio would accommodate Mr. Kastelic, who owns 66,667 outstanding shares of our common stock, or 4%. In the context of alternative transaction structures, Messrs. Finneran and Kastelic particularly considered proposing a reverse stock split at a ratio smaller than 1:66,666, such that more than two shareholders would remain after the transaction. However, they determined that such a proposal might be less beneficial to the remaining shareholders because such shareholders might be left with an even more limited market in which to sell their shares and would essentially need to rely on our paying dividends (which has never occurred in the past), or undertaking a liquidity event (such as a merger or sale of assets) in order to realize liquidity for their shares. On the other hand, Messrs. Finneran and Kastelic believed that the reverse split ratio should still be set at a level that would allow one or more interested unaffiliated shareholders to consolidate their existing shares or acquire additional shares so that they would own at least 66,666 shares of our common stock in a single account at the effective time of the reverse stock split. This would allow such interested shareholders to elect to remain shareholders of our company as a private company.

     During February 2003, in advance and in anticipation of receiving a potential going private proposal from Messrs. Finneran and Kastelic, the independent directors of our Board held various informal confidential discussions with our company's legal counsel to receive advice on the appropriate steps to consider and evaluate any potential going private proposal which might be forthcoming. Counsel advised that our Board should hold a meeting as soon as possible after receiving any proposal letter to understand and discuss the proposal and consider constituting a special committee of independent directors to evaluate and negotiate the proposal. Counsel also advised that the special committee should promptly convene a meeting to consider, evaluate and discuss the proposal. Counsel also advised that, at the same meeting, the special committee should begin the process of retaining advisors, including its own legal counsel and, potentially, a qualified, independent investment banking firm or financial advisor, to assist the committee in its analysis of the proposal and determination of a fair price to be paid to our unaffiliated shareholders, and to ultimately render a fairness opinion with respect to such price.

     During this time, the independent directors of our Board requested and reviewed introductory materials from three financial advisors, including Schroeder & Co. These introductory materials addressed the advisors' respective experiences in the investment banking and financial services industries, as well as experience with providing advice in connection with going private transactions in general and going private transactions involving majority shareholders in particular. At the request of our independent directors, we provided Schroeder & Co. with certain historical financial information, business and industry information and other materials. Schroeder & Co. then began conducting initial financial due diligence of our company and preparing preliminary analyses of potential ranges of fair value for our shares of common stock in a non-change of control transaction. As part of this process, Frederick
J. Schroeder of Schroeder & Co. met with our Chief Financial Officer, Gregory L. Skaar, on two separate occasions to discuss our historical financial results and condition and other information and to ask various questions about our operations and financial results. Mr. Kastelic was present during limited portions of these meetings. In addition, Mr. Schroeder met with our Vice-President of Sales and Vice-President of Marketing during the course of these due diligence visits.

     Based on their various consultations and analyses conducted from December 2002 through February 2003, Messrs. Finneran and Kastelic concluded that, in their view, it would be in the best interests of our company and our unaffiliated shareholders to propose a going private transaction in the form of a reverse stock split. Other alternative going private transaction structures were considered, but were not pursued primarily because:

     o most alternative structures (such as an affiliate merger or issuer self-tender offer) would be more costly and take more time to consummate; and

     o privately negotiated repurchases were unlikely to result in Messrs. Finneran and Kastelic (or a small number of shareholders) owning 100% of our company after the transaction.

     As a result, on March 4, 2003, Messrs. Finneran and Kastelic delivered a letter to our Board of Directors in which they proposed that we undertake a going private transaction in the form of a reverse stock split in which shareholders holding less than one share after the reverse stock split would be entitled to receive a cash payment equal to $6.50 per pre-split share. As a result of the proposed transaction, it was expected that Messrs. Finneran and Kastelic would likely increase their beneficial ownership of our common stock from approximately 71% to 100%. The original letter delivered to our Board of Directors is included as Exhibit A to this proxy statement. As part of this original proposal, Mr. Finneran intended to structure his shareholdings so that up to 185,100 of his shares would be cashed out by operation of the reverse stock split. Since that time, however, for personal tax reasons, Mr. Finneran decided not to cash out any of his shares as part of the reverse stock split. Additionally, as part of their original proposal, Messrs. Finneran and Kastelic said they were not interested in, and were unwilling to consider, any transaction in which they would sell their shares to an outside third party. Finally, Messrs. Finneran and Kastelic suggested in their proposal that our Board structure the reverse stock split proposal to require the approval of a majority of shares held by our unaffiliated shareholders that are voted at our special meeting. We refer to this condition as the "majority of the minority" shareholder approval condition. This is in contrast to the shareholder approval condition ultimately approved by the Board, which requires that a majority of all outstanding shares held by our unaffiliated shareholders not be voted against the reverse stock split proposal. We refer to this condition as the "reverse majority of the minority" shareholder approval condition.

     Our Board of Directors, along with Mr. Skaar, Mr. Schroeder of Schroeder & Co., and representatives of our legal counsel, Foley & Lardner, met on March 12, 2003 to discuss the reverse stock split proposal submitted by Messrs. Finneran and Kastelic. In advance of the meeting, our Board of Directors was provided with extensive background materials prepared by our legal counsel that included a summary of Messrs. Finneran and Kastelic's proposal letter, example Schedule 13E-3s and proxy statements, and memoranda regarding (i) a compilation of selected data from 50 recent going private transactions; (ii) typical financial metrics used by companies to determine the fairness of proposed going private transaction prices; (iii) the makeup of our shareholder base; (iv) the fiduciary duties of our Board; (v) the relative advantages and disadvantages of undertaking a going private transaction; (vi) various alternatives to consider for increasing shareholder value; (vii) the federal and state statutes applicable to going private transactions; (viii) alternatives to, and protections offered by, a majority of the minority shareholder approval condition; and (ix) a discussion of confidentiality and insider trading laws. Our Board also received our preliminary results of operation for fiscal year 2002.

     At the March 12 meeting, Messrs. Finneran and Kastelic described the material terms of their proposal, including the proposed form of the transaction, the proposed per share price to be paid to our unaffiliated shareholders, the proposed treatment of stock options in the transaction, financing arrangements to fund the proposed transaction, the proposed reverse split ratio, and the desirability of certain procedural protections for our unaffiliated shareholders (including appointing a special committee of independent directors and structuring the transaction so that its approval would be contingent upon a majority of the minority shareholder approval condition). Messrs. Finneran and Kastelic stated that they were not interested in, and were unwilling to consider, any alternative transaction in which they would sell their shares to an outside third party. Our Board of Directors discussed the nature of going private transactions generally and their effects on shareholders and other relevant constituencies. Legal counsel highlighted various advantages and disadvantages of a going private transaction. See "Special Factors - Advantages of the Reverse Stock Split" and "Special Factors - Disadvantages of the Reverse Stock Split" for a discussion of the advantages and disadvantages of the going private transaction discussed by our Board of Directors at this meeting. Legal counsel also provided our Board with a brief overview of the potential costs associated with purchasing outstanding stock options and cashing out shareholders left with less than one share as a result of the reverse stock split at $6.50 per pre-split share, including the potential transaction costs associated with the reverse stock split proposal such as legal, financial advisory and accounting fees, filing fees and printing and mailing expenses.

     In order to avoid the appearance of any potential conflict of interest, Messrs. Finneran and Kastelic stressed the importance that our Board form a special committee of independent directors to consider, evaluate and negotiate the reverse stock split proposal. Our Board of Directors, with the assistance of our legal counsel, discussed the advantages and disadvantages of designating a special committee of disinterested directors, as well as the scope of such a committee's roles and responsibilities, its proper functions and authority, and the fiduciary duties of the directors serving on a special committee. Messrs. Finneran and Kastelic then recused themselves from the meeting and our legal counsel inquired of our outside directors, William C. Scott and Robert L. Cooney, who are not employees of our company and who are otherwise independent of Messrs. Finneran and Kastelic, whether they understood the role and functions of the special committee in this context. Counsel further inquired into whether Messrs. Scott and Cooney felt their prior service on the Board and longstanding relationship with Mr. Finneran would impede or prevent their functioning solely as disinterested directors and complying with their fiduciary duties to our unaffiliated shareholders in evaluating and negotiating the reverse stock split proposal. A discussion was held regarding the nature of independence and their fiduciary duties and obligations in this context, and Messrs. Scott and Cooney concluded that they would be able to actively represent the best interests of our unaffiliated shareholders and serve without conflict of interest on a special committee constituted to evaluate and negotiate the reverse stock split proposal submitted by Messrs. Finneran and Kastelic. Messrs. Finneran and Kastelic then rejoined the meeting, and after discussion, the Board voted to form a special committee composed of Messrs. Scott and Cooney. Our Board further authorized its special committee to:

     o do any and all things deemed by it to be necessary or advisable in order to evaluate the reverse stock split proposal including, without limitation, selecting and retaining professional advisors and, if determined appropriate, obtaining a fairness opinion with respect to the price to be paid to our unaffiliated shareholders in the transaction, at our expense;

     o    conduct negotiations with Messrs. Finneran and Kastelic; and

     o recommend approval or disapproval of the reverse stock split proposal and ultimate terms thereof to our full Board of Directors.

     Mr. Scott was appointed as chairman of the special committee. Our Board also resolved that it would not recommend approval of the reverse stock split proposal to our shareholders unless it first received the special committee's favorable recommendation of the proposal (under the terms ultimately negotiated by the special committee).

     Our Board did not authorize the special committee to solicit indications of interest from third parties in a potential sale of our company because Messrs. Finneran and Kastelic, who together beneficially own 71% of our outstanding shares, reiterated that they were not interested in, and were unwilling to consider, any alternative transaction in which they would sell their shares to an outside third party. Additionally, our Board did not authorize its special committee to retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders because our Board concluded that there was sufficient representation of unaffiliated shareholders in the decision-making process with the establishment of a special committee consisting of independent directors.

     In view of the broad authority and significant additional responsibilities of the special committee, our Board also determined that each member of the special committee would receive $10,000 for his services, together with reimbursement of expenses, related to the special committee's activities. Our Board also authorized us to enter into indemnity agreements with the members of the special committee under which terms we agreed to indemnify Messrs. Scott and Cooney for any expenses, liabilities and losses relating to their service as members of the special committee and/or our Board of Directors which may be incurred by them in connection with the reverse stock split proposal. These indemnity agreements are in addition to the indemnity otherwise available to the special committee members.

     The special committee held its first meeting immediately following the March 12, 2003 meeting of our Board of Directors. In addition to the special committee members, also in attendance were Mr. Skaar, Mr. Schroeder of Schroeder & Co., and representatives of our legal counsel, Foley & Lardner. The special committee first deliberated retaining Foley & Lardner as its legal counsel. The special committee was advised that it was not necessary to retain counsel separate from the company's counsel, particularly given the structure of the proposed transaction. Among other factors, the special committee took into account that it was desirable to retain a legal advisor who was sophisticated in this type of transaction and capable of acting on an independent basis without undue influence from our management or directors who may have an interest in the reverse stock split proposal. The special committee also discussed that it would likely be more time consuming and expensive to engage other counsel who did not possess this background or familiarity. The special committee received assurances from representatives of Foley & Lardner that the firm could represent the best interests of the special committee without conflict of interest with, or undue influence from, Messrs. Finneran and Kastelic. The special committee concluded that the advantages of retaining Foley & Lardner as its counsel outweighed the potential, which the special committee viewed as very remote given the ethical and professional obligations of Foley & Lardner, that a conflict of interest would result in Foley & Lardner providing the special committee with legal advice that was not in the best interest of us and our unaffiliated shareholders. The special committee thereupon appointed Foley & Lardner as its legal counsel.

     The special committee next reviewed background materials provided by three financial advisors, including Schroeder & Co. The special committee compared the fee proposals of the three financial advisors. Schroeder & Co.'s fee proposal was $25,000, while the remaining two financial advisors had submitted fee proposals of $50,000 - $75,000 and a minimum of $150,000. The special committee appointed Schroeder & Co. as its financial advisor based on Schroeder & Co.'s experience in the valuation of businesses and their securities (and in particular, its knowledge of, and experience with, small public companies such as ours), previous positive experiences of the members of the special committee with Schroeder & Co. and the reasonable fee proposed. In addition to providing financial assistance and advice to the special committee, Schroeder & Co. was engaged to provide an opinion, if it could, as to the fairness, from a financial point of view, of the per share transaction price to be paid to our unaffiliated shareholders that was ultimately negotiated by the special committee.

     At this initial meeting, the special committee discussed with its legal counsel the committee's goals, responsibilities, obligations, expectations and necessary functions. Legal counsel particularly stressed that the committee needed to act on a fully informed and independent basis. Similarly, counsel stressed that the committee needed to take the lead in pursuing and negotiating the transaction to advance the best interests of our unaffiliated shareholders pursuant to its delegation of authority from our Board of Directors. Counsel then described and discussed with the special committee its fiduciary duties in connection with evaluating and negotiating the reverse stock split proposal, including its duties of care and loyalty. Counsel also discussed the law surrounding effective use of special committees in the context of interested party transactions. A memorandum describing the special committee's responsibilities and obligations was distributed to and discussed by the committee.

     The special committee next turned to a discussion of the details of the reverse stock split proposal submitted by Messrs. Finneran and Kastelic. In particular, the special committee considered, based in part on the previously described materials provided in advance by counsel:

     o whether the material non-price related terms of the reverse stock split proposal were similar to those seen in recent comparable going private transactions;

     o whether the expected benefits of a going private transaction, and those cited by Messrs. Finneran and Kastelic in their proposal letter, were likely to be realized by our company; and

     o the advantages and disadvantages of conditioning approval of any proposal on also obtaining "reverse majority of the minority" shareholder approval.

     The special committee discussed at length some of the expected benefits to be realized from a going private transaction, including, among other things, the significant tangible and intangible cost savings to our company (with the tangible cost savings estimated by Mr. Skaar to be approximately $150,000 per year, and increasing). The special committee also considered that we would be able to provide liquidity for our unaffiliated shareholders where liquidity has been lacking in the market, and do so at a fair price through a transaction in which our shareholders will generally be eligible to receive capital gains tax treatment for their proceeds, avoid paying brokerage commissions or fees, and avoid incurring the significant "bid-ask" spread otherwise incurred in selling our shares.

     Mr. Schroeder then discussed with the special committee his preliminary financial analysis of the terms of the reverse stock split proposal. Mr. Schroeder provided his overview of the methods and financial metrics he expected to use in rendering his opinion as to the fairness of the ultimate per share price to our unaffiliated shareholders. While emphasizing that his review was preliminary at this point, Mr. Schroeder outlined for the special committee the business and financial information relating to our company and our industry that he had reviewed to date in connection with his analysis. Mr. Schroeder provided and discussed preliminary analyses based primarily on our financial statements and conversations with senior management, including Mr. Skaar. Included in Mr. Schroeder's preliminary analyses were preliminary estimates of our enterprise value, discounted cash flow and net tangible book value. The special committee discussed these valuation measures with Mr. Schroeder and discussed our preliminary results of operation for fiscal year 2002. Mr. Schroeder further indicated that, given the existence of a significant majority shareholder (Mr. Finneran) who is unwilling to sell his shares, as well as a very illiquid trading market, a fair transaction price to our unaffiliated shareholders should not reflect any control premium and it should reflect the application of appropriate valuation discounts for minority interest and lack of marketability. Upon request from the special committee, Mr. Schroeder orally provided the committee with a general range of valuation discounts applicable to similar transactions, indicating that valuation discount ranges of 25% to 50% are common, and that valuation discounts in excess of such levels might be applicable to us. In addition, Mr. Schroeder discussed with the special committee typical industry "multiples" of earnings before interest, taxes, depreciation and amortization (commonly referred to as "EBITDA"), applicable to change in control transactions and what those multiples may suggest as a starting point (prior to applying appropriate valuation discounts) to evaluate the fairness of the proposed $6.50 transaction price. The special committee then requested additional financial information from Mr. Skaar and additional financial analyses from Schroeder & Co. in advance of its next meeting. Specifically, the special committee requested that Mr. Skaar produce information regarding our current fiscal year budget, five-year projected financial results and three-year historical earnings and EBITDA results. Mr. Schroeder was asked to provide additional information regarding industry EBITDA multiples for change in control transactions and recent certain industry change in control transactions.

     Finally, the special committee again discussed alternative methods of increasing shareholder value and whether any of those alternatives should be pursued in lieu of the reverse stock split proposal. Specifically, the special committee reviewed and discussed the relative merits of:

     o other forms of going private transactions, including a reverse stock split at a different ratio;

     o    reinstituting our share repurchase program;

     o    declaring a special cash dividend payable to all of our shareholders;
          and

     o declining the reverse stock split proposal and continuing to operate our business, either as a public company or as a private company.

     The special committee noted that our company had already attempted several of these alternatives without success, and that our full Board of Directors had considered these alternatives at length at its December 3, 2002 meeting. The special committee again confirmed that, in its view, a going private transaction under the circumstances might be in our company's and our shareholders' best interests, provided that such a transaction could be negotiated at a price and on terms fair to our unaffiliated shareholders. The special committee did not consider a potential sale of our company as an alternative because Messrs. Finneran and Kastelic, who together beneficially own 71% of our outstanding shares, had specifically told our Board of Directors that they were not interested in, and were unwilling to consider, any alternative transaction in which they would sell their shares to an outside third party. However, the special committee was interested in entertaining alternative proposals that did not involve a change of control. To that end, the special committee required us to issue a press release on March 12, 2003 announcing receipt of the reverse stock split proposal from Messrs. Finneran and Kastelic as a way of encouraging the submission of alternative transactions by third parties for our unaffiliated shareholders' shares. Similarly, the special committee did not consider providing Messrs. Finneran and Kastelic with any type of transaction protection measures, such as a break-up fee, lockup option or nonsolicitation agreement.

     The special committee then met again on March 18, 2003. In addition to the special committee members, also in attendance were Mr. Skaar, Mr. Schroeder of Schroeder & Co., and representatives of Foley & Lardner. In advance of this meeting, Mr. Skaar distributed to the special committee certain financial information, including additional information about our fiscal year 2002 results, our fiscal year 2003 budget and detailed analysis of our results of operations (including our EBITDA) and financial condition (including our net book value and tangible net book value), and a five-year forecast including forecasted debt balances. Mr. Skaar also distributed to the committee a copy of a proposed term sheet from LaSalle National Bank Association ("LaSalle"), our lender, regarding its proposed financing terms providing us with additional debt to fund the purchase of fractional shares in the going private transaction.

     The special committee discussed our fiscal year 2003 budget and five-year forecast, noting that our expected results of operations were consistent with our historical experience and that no significant changes or improvements were anticipated that would call into question an analysis of value based on our historical results. The committee discussed at length the various calculations and analyses provided by Messrs. Skaar and Schroeder. In particular, the special committee discussed both the EBITDA multiples and the valuation discounts applied by Schroeder & Co. in its analysis. Mr. Schroeder advised that, because of our historically low revenue and earnings growth rates, lack of significant growth prospects, existence of a significant majority shareholder, generally weak economic and industry conditions, relatively small size, and the prevailing poor market climate for acquisition transactions, valuation multiples to be used as a starting point to evaluate this transaction should be at the lowest end of the potential range of multiples and that the valuation discount which should be applied should be at the highest end of the range of discounts typically seen in similar transactions. The special committee requested that Mr. Schroeder provide the committee with additional data prior to its next meeting with respect to multiples and valuation discount ranges, and also requested that Mr. Schroeder provide a comparative analysis of valuations of companies comparable to ours.

     The special committee then reviewed the proposed financing term sheet from LaSalle. The special committee generally concluded that the terms proposed by LaSalle were appropriate for the level of funding being considered, but instructed Mr. Skaar and Foley & Lardner to discuss certain proposed modifications and enhancements with LaSalle. The committee also requested that Mr. Skaar provide, in advance of its next meeting, a pro forma analysis of our preliminary fiscal year 2002 financial results giving effect to the assumption of the additional debt to fund the reverse stock split proposal.

     The special committee then asked Foley & Lardner to explain and discuss the proposed "majority of the minority" shareholder approval condition contained in the proposal letter of Messrs. Finneran and Kastelic. This condition would require that the majority of shares of our common stock held by unaffiliated shareholders that are voted at our special meeting be voted in favor of the reverse stock split proposal. The special committee discussed in detail the applicability, advantages and disadvantages of such a condition, in addition to the shareholder vote required by New Jersey law. The special committee was advised that such a majority of the minority shareholder approval condition was not legally necessary and that Messrs. Finneran and Kastelic could have structured their reverse stock split proposal in such a way so as not to require any shareholder vote whatsoever. The special committee then directed Foley & Lardner to provide, in advance of its next meeting, alternatives to the "majority of the minority" shareholder approval condition.

     The next special committee meeting was held on March 24, 2003. In addition to the special committee members, also in attendance were Mr. Skaar, Mr. Schroeder of Schroeder & Co., and representatives of Foley & Lardner. In advance of this meeting, Mr. Skaar distributed a revised proposed financing term sheet from LaSalle and a pro forma analysis of our results for fiscal year 2002 that assumed a going private transaction had been effected during fiscal year 2002. A copy of the pro forma analysis is included as Exhibit E to this proxy statement. The pro forma analysis gave effect to the additional debt to be incurred in connection with financing such a transaction. In addition, legal counsel distributed a memorandum in advance of the meeting discussing alternative methods of structuring a majority of the minority shareholder approval condition.

     The special committee discussed the revised terms of the LaSalle proposal and analyzed the pro forma analysis provided by Mr. Skaar. The special committee concluded that we would be able to support the additional debt out of our cash flow from operations.

     Mr. Schroeder then orally presented a detailed analysis of historical multiples of EBITDA and other financial measurements that applied to various mid-market acquisition transactions over the past five years. The special committee discussed the analysis, which supported its earlier conclusions to the effect that such multiples have generally been decreasing in recent years. The committee also discussed the fact that (i) our company is much smaller than most mid-market companies; (ii) the multiple ranges in the acquisition transaction analyses included primarily "strategic" transactions in which the buyer expected to achieve synergies (as opposed to a financial transaction such as a going private transaction); (iii) acquisition transaction multiples are typically influenced by the growth history and prospects of the target company; and (iv) the acquisition transaction multiples in the analysis generally included control premiums because they reflected the sale of a controlling interest. Based on such analysis and Mr. Schroeder's advice, the special committee concluded that acquisition valuation multiples for our company would likely fall at the lowest end of the range discussed. In addition, the special committee again noted our repurchases of 1,000,239 shares and share equivalents (or approximately 38% of our total outstanding shares, assuming all repurchased stock options had been exercised) between November 2001 and January 2003 at a price of $7.00 per share. The special committee was also cognizant that such repurchases included the repurchase of 360,277 shares and share equivalents from current or former directors and officers.

     The special committee then again discussed the advantages and disadvantages of requiring a majority of the minority shareholder approval condition with respect to the reverse stock split proposal. The special committee noted that, according to the compilation of public data on 50 recent going private transactions previously provided to the committee by legal counsel, only a small percentage of recent going private transactions involving majority shareholders imposed a similar condition. The special committee discussed its concerns that a relatively small number of our unaffiliated shareholders who own a relatively large percentage of our minority shares could obviate the true will of our unaffiliated shareholders. The special committee nonetheless concluded that, in view of the potential alternatives, allowing the holders of shares that would be cashed out in the reverse stock split (including shares to be cashed out by Mr. Finneran) to have a meaningful vote on the transaction would increase the level of procedural fairness for our unaffiliated shareholders and, as a result, was a desirable element in ensuring the overall fairness of the transaction to our unaffiliated shareholders.

     At this meeting, the special committee expressed its belief, based upon the various analyses reviewed and discussions held, including particularly the advice and analysis of Messrs. Schroeder and Skaar, that the proposed per share transaction price is fair to our unaffiliated shareholders. The special committee also discussed its beliefs that (i) in the absence of the price support previously provided by our stock repurchase plan and the existence of our majority shareholder, our stock would have likely historically traded for far less than $6.50 per share and (ii) with an average daily trading volume of only approximately 269 shares over the 12 month period from April 2002 through March 2003, our stock's bid price would have been valid for only a very small number of shares before decreasing measurably. Nonetheless, the special committee desired to see the transaction price raised to at least $7.00 per share, given our recent significant stock repurchases at $7.00 per share, as well as our purchase of certain stock options from departing and former executives at an equivalent of $7.00 per share within the past year. As a result, the special committee directed Mr. Scott to contact Messrs. Finneran and Kastelic to discuss Messrs. Finneran and Kastelic's willingness to increase the per share transaction price from $6.50 to $7.00.

     On March 28, 2003, Mr. Scott met personally with Mr. Finneran to discuss increasing Messrs. Finneran and Kastelic's proposed per share transaction price. Mr. Scott informed Mr. Finneran that the special committee had reviewed and discussed various analyses of the proposed per share transaction price. As a result, Mr. Scott requested that Messrs. Finneran and Kastelic increase their proposed per share transaction price to $7.00. In particular, Mr. Scott noted that:

     o the closing ask price for our stock on the OTC Bulletin Board for the prior week was consistently $7.00; and

     o we had recently paid $7.00 per share in our share repurchase plan and in the purchase of stock options (less the exercise price) from departing or former directors and officers.

     Mr. Scott also informed Mr. Finneran that, in the event a going private transaction was proposed at a price the special committee considered fair to our unaffiliated shareholders, the committee would recommend approval contingent upon a majority of the minority shareholder approval condition. Messrs. Finneran and Scott debated at length the fairness of a transaction at $6.50 per share and at $7.00 per share. Ultimately, Mr. Finneran agreed to raise the proposed per share transaction price to $7.00, but stated that he would withdraw his reverse stock split proposal if an agreement could not be reached at $7.00 per pre-split share.

     Mr. Finneran then discussed Mr. Scott's proposal with Mr. Kastelic. Mr. Kastelic informed Mr. Finneran that he would also be willing to increase the per share transaction price to $7.00, but that he would similarly withdraw his participation in the reverse stock split proposal if an agreement could not be reached at $7.00 per pre-split share.

     Upon learning that Messrs. Finneran and Kastelic had increased their offer to $7.00 per pre-split share, Mr. Scott informed Mr. Finneran that he would discuss the revised per share transaction price with the special committee. Mr. Scott then contacted Mr. Schroeder and informed him of his conversations with Mr. Finneran. Mr. Schroeder advised that he believed his firm would be able to opine that the $7.00 per pre-split share price is fair, from a financial point of view, to our unaffiliated shareholders. Mr. Scott then requested that Schroeder & Co. be prepared to deliver its opinion as to the fairness, from a financial point of view, to our unaffiliated shareholders of a per pre-split share price of

$7.00 in the reverse stock split transaction at the next scheduled special committee meeting on April 1, 2003.

     The special committee met again on April 1, 2003. In addition to the special committee members, also in attendance were Mr. Skaar, Mr. Schroeder of Schroeder & Co., and representatives of Foley & Lardner. In advance of the meeting, Mr. Schroeder distributed various valuation analyses documenting data discussed orally at the March 24, 2003 special committee meeting, including middle-market median acquisition multiples, debt to equity leverage multiples, a discounted cash flow analysis and a market examples analysis. In addition, legal counsel distributed a memorandum showing the pre and post-split ownership structure of our company (assuming that no unaffiliated shareholders choose to consolidate their shares or acquire additional shares such that they own at least 66,666 shares in a single account at the effective time of the reverse stock split and elect to remain shareholders of the company as a private company).

     Mr. Scott informed the special committee and its advisors of his conversations with Messrs. Finneran and Kastelic. The special committee then discussed the revised cost estimate to complete the reverse stock split based on the $0.50 per pre-split share price increase. The special committee reviewed and discussed again its bases for believing that the transaction, at $7.00 per pre-split share, is fair to our unaffiliated shareholders.

     Mr. Skaar then presented the results of his liquidation analysis based on assumptions regarding realizable values of our assets. The liquidation value analysis indicated a per share price of approximately $1.90 as of January 31, 2003. The special committee discussed our low liquidation value and the intention of Messrs. Finneran and Kastelic to maintain the company as a going concern. In light of these factors, the special committee concluded that liquidation value should not be relevant to its determination of whether the transaction price is fair to our unaffiliated shareholders.

     Legal counsel then presented certain historical bid price information relating to our common stock. Counsel stated that our stock's average closing bid price for the past 20 days was $6.27. Additionally, counsel reported that the average of the high bid prices for our stock in each month over the past 12 months and the 12 months prior thereto was $6.61 and $5.44, respectively, while the average of the closing bid prices for our stock on the last day of each month over the past 12 months and the 12 months prior thereto was $6.21 and $5.06, respectively. The special committee noted that the $7.00 per pre-split share transaction price represented an 11.6% premium over our stock's average price for the past 20 days, a 6.0% and 28.8% premium over the average of our stock's high bid prices on a monthly basis, respectively, and a 12.7% and 38.3% premium over the average of our stock's closing bid price on the last day of each month, respectively.

     The special committee next noted that it had not received any firm inquiries or offers for our company or our unaffiliated shareholders' shares following our March 12 press release announcing receipt of the reverse stock split proposal at $6.50 per share. The special committee concluded that this helped to indicate that third party buyers did not value us or our unaffiliated shareholders' shares at or above $6.50 per share, thus further evidencing the substantive fairness of a $7.00 per pre-split share cash price to our unaffiliated shareholders.

     Schroeder & Co. then delivered to the special committee its oral opinion to the effect that the price of $7.00 is fair, from a financial point of view, to our unaffiliated shareholders. The full text of Schroeder & Co.'s written opinion, dated April 1, 2003, which does not differ from its oral opinion, is attached as Exhibit C to this proxy statement. The special committee unanimously resolved to recommend the reverse stock split proposal to our Board at a transaction price of $7.00 per pre-split share conditioned upon, in addition to the shareholder vote required by New Jersey law, the affirmative vote of a majority of shares of common stock voting on the reverse stock split proposal at our special meeting that would be cashed out in the reverse stock split (including the shares to be cashed out by Mr. Finneran).

     Immediately following the conclusion of the special committee meeting on April 1, 2003, a meeting of our full Board of Directors was convened. In addition to our Board members, also in attendance were Mr. Skaar, Mr. Schroeder of Schroeder & Co. and representatives of Foley & Lardner. Mr. Scott reported the special committee's recommendation. Our Board of Directors then approved the proposal, with Messrs. Finneran and Kastelic abstaining due to their interests in the transaction.

     Our Board then discussed its plans if the reverse stock split proposal was not approved by our unaffiliated shareholders. After reiterating the many advantages of being a private company that had been considered by the special committee, our Board concluded that, even if the reverse stock split proposal was not approved by our unaffiliated shareholders, it would still be in the best interests of our company and our shareholders to delist from the OTC Bulletin Board and deregister under the Exchange Act.

     On April 2, 2003, we issued a press release announcing Board approval of the reverse stock split proposal at $7.00 per pre-split share submitted by Messrs. Finneran and Kastelic, subject to the majority of the minority shareholder approval condition at a special meeting of our shareholders.

     Also on April 2, 2003, Mr. Finneran decided not to cash out any of his shares in the reverse stock split as a result of personal tax considerations. Because of the extent of Mr. Finneran's shareholdings, the partial cashing out of a small percentage of his shares in the reverse stock split risked being treated as dividend income and taxed at ordinary income tax rates instead of at capital gains rates.

     On April 3, 2003, we received two letters on behalf of two of our unaffiliated shareholders. In the first letter, the unaffiliated shareholders stated that they believed the reverse stock split proposal was procedurally and substantively unfair to our unaffiliated shareholders. In particular, they stated that (i) the special committee did not serve as a truly effective and independent advocate for our unaffiliated shareholders; (ii) our regular legal counsel should not have been retained by the special committee; and (iii) they believe we had previously rejected offers in excess of $7.00 per share. The unaffiliated shareholders requested that negotiations be reopened and that an independent representative of our unaffiliated shareholders be appointed. Furthermore, they requested that the majority of the minority shareholder approval condition be modified so as not to include any of Mr. Finneran's shares in the shareholder vote. The unaffiliated shareholders stated that, if the special committee did not address their concerns, they would consider all available alternatives, including proposing an alternative transaction to our Board. The second letter contained a request to examine our shareholder records.

     In light of Mr. Finneran's decision not to cash out any of his shares and the letters received from the two unaffiliated shareholders, the special committee held a meeting on April 9, 2003. In addition to the special committee members, also in attendance were Mr. Skaar and representatives of Foley & Lardner. In advance of this meeting, Foley & Lardner distributed memoranda discussing the effects of Mr. Finneran's decision not to cash out any shares in the reverse stock split and the letters received from the unaffiliated shareholders.

     At its April 9 meeting, the special committee reconsidered the majority of the minority shareholder approval condition, particularly in light of Mr. Finneran's decision not to cash out any of shares in the reverse stock split. The special committee discussed the fact that, because smaller shareholders may have less incentive to exercise their right to vote than larger shareholders, a small number of large, unaffiliated shareholders could defeat the reverse stock split proposal, even if most of our unaffiliated shareholders were in favor of the proposal. The special committee noted that, in its experience, shareholders are more likely to exercise their right to vote on a proposal that they believe to be against their interests than they are to vote on a proposal that they believe to be in their interests. After a lengthy discussion, the special committee concluded that the true will of our unaffiliated shareholders would be better reflected if approval of the reverse stock split proposal was conditioned upon the requirement that a majority of all outstanding shares held by unaffiliated shareholders not be voted against the reverse stock split proposal.

     The special committee also discussed the possibility of reopening negotiations, but concluded that it did not have a basis for doing so because circumstances had not changed since the time that the reverse stock split proposal was approved. Although the unaffiliated shareholders had stated that they might consider submitting an alternative transaction proposal, no such proposal has yet been made. The special committee noted that Messrs. Finneran and Kastelic had informed the committee that they would withdraw their reverse stock split proposal if the committee did not accept their proposal at $7.00 per pre-split share. The special committee was therefore faced with two choices: (i) submit the reverse stock split proposal to a vote of our shareholders, with approval expressly conditioned upon a reverse majority of the minority shareholder vote or (ii) reopen negotiations regarding the going private transaction with the knowledge that Messrs. Finneran and Kastelic would withdraw their reverse stock split proposal. Reopening negotiations therefore would likely result in our unaffiliated shareholders losing the opportunity to realize $7.00 per share in cash without even an opportunity to vote on the proposal. Based on the advice of counsel, the special committee determined that such a result was not in the best interests of the our shareholders when no substantive basis upon which to reopen negotiations was given and no alternative proposal was even available to consider. Counsel informed the special committee that, given that determination and based on New Jersey law, reopening negotiations could result in a breach of the directors' fiduciary duties to the Company's unaffiliated shareholders if such action resulted in Messrs. Finneran and Kastelic withdrawing their reverse stock split proposal. As a result, the special committee declined to reopen negotiations.

     The special committee then unanimously resolved to recommend the modified reverse stock split proposal to our Board at a transaction price of $7.00 per pre-split share, but not including the cashing out of Mr. Finneran's 185,100 shares. The special committee further recommended that, in addition to the affirmative majority shareholder vote required by New Jersey law, completion of the reverse stock split should be further conditioned upon a majority of all outstanding shares held by unaffiliated shareholders not being voted against the reverse stock split proposal. None of Mr. Finneran's shares would be counted in this vote.

     Immediately following the conclusion of the special committee meeting, a meeting of our full Board of Directors was convened. In addition to our Board members, also in attendance were Mr. Skaar and representatives of Foley & Lardner. Mr. Scott reported the special committee's recommendation. Our Board of Directors then approved the modified reverse stock split proposal in the form recommended by its special committee, with Messrs. Finneran and Kastelic abstaining due to their interests in the transaction.

     On April 9, 2003, we issued a press release announcing (i) Mr. Finneran's decision not to cash out any of his shares in the reverse stock split for personal tax reasons and (ii) the requirement that, in order for the reverse stock split proposal to be approved, in addition to the shareholder vote required by New Jersey law, a majority of all outstanding shares held by unaffiliated shareholders could not be voted against the proposal.

     On April 8 and April 10, 2003, our legal counsel sent response letters on behalf of the special committee and our company to the two unaffiliated shareholders. Counsel's first letter requested proof that the unaffiliated shareholders are in fact shareholders of our company. Counsel's second letter began by explaining that the reverse split ratio was purposefully set at a level that, if other shareholders desired to consolidate their share ownership accounts or acquire additional shares of our stock so that their share ownership equaled or exceeded 66,666 shares in a single account, then such shareholders could elect to remain shareholders of the company as a private company. Because one of the unaffiliated shareholders claimed to own more than 66,666 shares, this particularly applied to him. Counsel's response letter then discussed the extensive process that the special committee had undertaken prior to its decision to approve the reverse stock split proposal as previously described in this proxy statement. The letter also referenced the fairness opinion of Schroeder & Co. that the price of $7.00 is fair, from a financial point of view, to our unaffiliated shareholders. Counsel next addressed the concern of the unaffiliated shareholders that the special committee had retained our company's regular legal counsel. Counsel explained that the special committee had discussed at length whether to retain our company's legal counsel and had concluded that it would likely be more expensive and time-consuming to hire legal counsel that was not familiar with us, our history, our financial results and condition, and the transaction. Counsel stated that the special committee viewed as very remote the chance that a conflict of interest would result in Foley & Lardner providing the committee with legal advice that was not in the best interests of us and our minority shareholders. Counsel also assured the unaffiliated shareholders that Foley & Lardner had fully complied with its legal and professional obligations to the special committee. Counsel next addressed the unaffiliated shareholders' contention that we had previously rejected offers in excess of $7.00 per share. Counsel explained that, although Mr. Finneran has from time to time received some very preliminary oral indications of general interest in acquiring his shares from a few select parties, neither we nor our Board have received any firm offers to acquire the company, with one exception. Counsel stated that we had proceeding relatively far down the path of negotiating documentation to sell the entire company. However, counsel stated, the interested party was unable to obtain its own board's approval. Furthermore, counsel gave three reasons that differentiated that transaction from the reverse stock split proposal: (i) the proposal occurred three years ago when the market and relative valuations for selling companies were much stronger, the credit markets were not as stringent, stock market valuations were generally much higher, the economy and construction industry were at or near their peak, and our stock price and prospects were generally higher and brighter; (ii) the proposal was to acquire our entire company and included a substantial control premium relating to Mr. Finneran's shares; and (iii) the proposal was from a strategic party that envisioned realizing substantial cost savings and synergies from an acquisition of our company. Counsel also addressed the unaffiliated shareholders' concern than Mr. Finneran's vote with respect to a portion of his shareholdings would be counted in the majority of the minority shareholder approval condition. Counsel explained that New Jersey law requires only the approval of a majority of the votes cast by holders of outstanding shares entitled to vote at our special meeting and that all other voting standards or requirements are wholly discretionary within the business judgment of our Board and its special committee. Counsel then informed the unaffiliated shareholder that the majority of the minority shareholder approval condition had been modified to provide that the reverse stock split proposal would be approved unless a majority of all outstanding shares held by unaffiliated shareholders vote against the proposal (which does not include the vote of any shares held by Mr. Finneran). Counsel then addressed the unaffiliated shareholders' request to re-open negotiations with Messrs. Finneran and Kastelic. Counsel stated that the special committee had been advised that any attempt to re-open negotiations may result in Messrs. Finneran and Kastelic withdrawing their reverse stock split proposal to the detriment of our unaffiliated shareholders and may therefore constitute a breach of the special committee's fiduciary obligations. Finally, counsel invited the unaffiliated shareholders to propose an alternative transaction for shares held by our unaffiliated shareholders that would provide a higher price to our unaffiliated shareholders. Counsel reiterated that Messrs. Finneran and Kastelic, who together beneficially own 71% of our outstanding shares, were not interested in, and were unwilling, to consider any alternative transaction in which they sold their shares to an outside third party.

     On April 25, 2003, our legal counsel sent a copy of the fairness opinion issued by Schroeder & Co. to the unaffiliated shareholders.

     On May 1, 2003, we received a letter evidencing the beneficial ownership of one of the unaffiliated shareholders and a second request to examine our shareholder records. The record of share ownership, however, contained proof of beneficial ownership of 44% fewer shares than the unaffiliated shareholder claimed to own in his original letter dated April 3, 2003.

     On May 7, 2003, our legal counsel sent a response letter to the unaffiliated shareholder on behalf of the special committee and our company. On behalf of our company, our legal counsel denied the unaffiliated shareholder's request to examine our shareholder records on the basis that (i) we believe that the unaffiliated shareholder's request is for an improper purpose and (ii) we do not believe that the unaffiliated shareholder qualifies under New Jersey law to examine our shareholder records. First, our legal counsel explained our belief that the unaffiliated shareholder has requested to examine our shareholder records for the improper purpose of benefiting himself at the expense of the company and the rest of our unaffiliated shareholders. Second, our legal counsel explained that the unaffiliated shareholder does not qualify under New Jersey law to examine our shareholder records because he has not proven that he is either (i) a shareholder of record; or (ii) a holder of at least 5% of our outstanding stock. Although the unaffiliated shareholder claimed to own more than 5% of our outstanding common stock in his original letter dated April 3, 2003, he only provided proof of beneficial ownership of approximately 3% of our outstanding common stock. Additionally, the unaffiliated shareholder has not filed a Schedule 13D with the SEC indicating that he is directly or indirectly the beneficial owner of five percent or more of our common stock.

     No further communication has occurred and no litigation by these shareholders has been commenced against us or any of our affiliates at the present time.

Price Range of Common Stock and Dividends; Related Shareholder Matters

     Our common stock is traded on the OTC Bulletin Board under the symbol "EDCO." Prior to April 17, 2001, our common stock was traded on The Nasdaq National Market, also under the symbol "EDCO." We have set forth below our high and low bid price information for the periods indicated, as reported by the OTC Bulletin Board (and, for the first quarter of fiscal year 2001, The Nasdaq National Market). The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

               Fiscal Quarter Ended             High        Low
               --------------------             ----        ---
               Fiscal Year 2001
                   April 30, 2001              $5.38       $3.88
                   July 31, 2001               $5.00       $3.30
                   October 31, 2001            $4.50       $3.60
                   January 31, 2002            $8.85       $4.50

               Fiscal Year 2002
                   April 30, 2002              $6.50       $6.10
                   July 31, 2002               $6.52       $6.30
                   October 31, 2002            $6.75       $6.40
                   January 31, 2003            $6.50       $5.00

               Fiscal Year 2003
                   April 30, 2003              $6.85       $5.00

     For the second quarter of fiscal year 2003 through June 25, 2003, the high and low closing bid price for our common stock has been $6.86 and $6.85, respectively.

     During the time periods set forth above, we have not paid any cash dividends to our shareholders. On March 3, 2003, the last trading day before the reverse stock split proposal was submitted to us, our stock's closing bid price per share was $6.00. On March 11, 2003, the last trading day prior to the initial announcement of the reverse stock split proposal, our stock's closing bid price per share was $6.50. On March 31, 2003, the last trading day prior to our Board's approval of the reverse stock split, our stock's closing bid price per share was $6.10. On June 25, the last practicable trading day prior to the date of this proxy statement, our stock's closing bid price was $6.86. Shareholders should obtain current market price quotations for our common stock in connection with voting their shares.

     As of the record date, we had 1,638,595 outstanding shares of common stock, of which Messrs. Finneran and Kastelic beneficially owned a total of 1,163,645 outstanding shares, or 71.0%.

Plans of the Company in the Event the Reverse Stock Split Proposal is Not
Approved

     If the reverse stock split proposal submitted by Messrs. Finneran and Kastelic is not approved by our unaffiliated shareholders, our Board of Directors nonetheless intends to delist our common stock from trading on the OTC Bulletin Board and deregister our common stock under the Exchange Act. Our Board will be able to do this, even if we do not effect the reverse stock split, because we currently have less than 300 shareholders of record. This action will allow us to take advantage of the benefits of being a privately held company, discussed in detail under "Special Factors - Advantages of the Reverse Stock Split." The disadvantages of delisting and deregistering without also undertaking a reverse stock split is that minority shareholders will not have an opportunity to realize liquidity for their minority shareholdings.

Exchange of Certificates and Payment of Fractional Shares

     Within approximately five business days after the effective date of the reverse stock split, our exchange agent, American Stock Transfer and Trust Company, will send to each holder of an outstanding certificate previously representing shares of our common stock instructions for the surrender of those certificates to the exchange agent. The instructions will include a letter of transmittal that holders of certificates will need to complete and return to the exchange agent along with their certificates. When the exchange agent receives a certificate and a duly executed letter of transmittal, it will deliver cash for fractional shares to the person in whose name the certificate was issued within approximately five business days.

     For your fractional shares of common stock of less than one share after the reverse stock split, we will pay you an amount determined by multiplying the fraction of a share of common stock that you hold after the reverse stock split by $466,662 (which equals $7.00 multiplied by the reverse stock split ratio of 66,666). For example, if you owned 100 shares of our common stock before the reverse stock split, then after the reverse stock split you would own the equivalent of 0.0015 shares (100 divided by 66,666). We would pay you an amount equal to the product of 0.0015 times $466,662, or $700, which is equivalent to paying you $7.00 for each pre-split share that you owned.

     When we determine who owns our shares as of the effective date of the reverse stock split, we will only consider shares to be held by the person in whose name those shares are registered in our stock records, regardless of who may beneficially own those shares. No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate which prior to the reverse stock split represented shares of our common stock.

Fees and Expenses of the Reverse Stock Split

     We will pay all fees and expenses related to our actions in effecting the reverse stock split, including the preparation, printing and mailing of this proxy statement and all filing and other fees paid to the SEC. We estimate that we will pay approximately $3.4 million to cash out up to 474,950 pre-split shares and repurchase stock options to purchase up to 27,334 shares at a weighted average exercise price of $3.46. This total amount will be smaller if one or more unaffiliated shareholders consolidates their shareholdings or acquires additional shares of our common stock such that they own at least 66,666 shares in a single account at the effective time of the reverse stock split, thereby electing to remain a shareholder of our company as a private company. We also estimate the total fees and expenses in connection with the reverse stock split will be about $500,000. This amount consists of the following estimated fees and expenses:

               Filing Fees......................     $685
               Legal Fees.......................     $415,000
               Accounting Fees..................     $25,000
               Fairness Opinion.................     $25,000
               Special Committee Fees...........     $20,000
               Printing.........................     $5,000
               Mailing..........................     $5,000
               Miscellaneous....................     $4,315
               Total Expenses...................     $500,000


Source and Amount of Funds

     We estimate that the total amount of funds required to complete our purchase of fractional shares held by shareholders who hold less than one share as a result of the reverse stock split, make cash payments for terminated stock options and pay related fees and expenses is approximately $3.9 million. Our wholly owned subsidiary, Construction Forms, has received a letter dated March 24, 2003, from LaSalle pursuant to which LaSalle agreed to (i) extend the term of Construction Forms' existing secured revolving credit facility to April 30, 2005 and modify certain terms of the facility and (ii) extend to Construction Forms a $5 million, 5-year secured term loan, subject to certain terms and conditions. The commitment is conditioned upon completion of satisfactory amendments to our existing loan documentation.

     We will guarantee all borrowings under the term loan and revolving credit facility, which will be secured by a first perfected general security interest in all of Construction Forms' assets. Interest on borrowings will be payable at either a prime or LIBOR rate set forth in the pricing grid accompanying the letter, at Construction Forms' option. Construction Forms will be required to pay a quarterly usage fee on the average unused amount under the credit facility. The associated credit agreement will contain various coverage ratios and financial covenants. We have attached a copy of the letter from LaSalle as Exhibit D to this proxy statement.

     We intend to repay borrowings from cash from operations.

Interests of Directors and Executive Officers in the Reverse Stock Split

     Certain of our directors and executive officers have various interests in the reverse stock split described in this section that are in addition to, or different from, the interests of our unaffiliated shareholders generally. You should keep this in mind when considering the recommendation of our Board of Directors for the adoption of the reverse stock split.

     First, it is anticipated that Messrs. Finneran and Kastelic will be our only remaining shareholders following the reverse stock split. All shareholders left with less than one share as a result of the reverse stock split will receive the $7.00 per pre-split share price for their shares. As a result, our shareholders other than Messrs. Finneran and Kastelic (and any shareholders who elect to consolidate their shares or acquire additional shares such that they own at least 66,666 shares in a single account at the effective time of the reverse stock split), will not have the opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer own equity interests in us and will have no opportunity to participate in or benefit from any potential future appreciation in our value after we go private.

     Our executive officers and directors currently hold 1,188,145 outstanding shares, broken down as follows:

     o    Mr. Cooney, 17,500 shares;

     o    Mr. Finneran, 1,096,978 shares;

     o    Mr. Kastelic, 66,667 shares; and

     o    Mr. Skaar, 7,000 shares.

     Mr. Cooney will receive a cash payment of $122,500 (before applicable taxes) as a result of cashing out shares in the reverse stock split. This payment is in addition to the $10,000 fee Mr. Cooney received in consideration of his service on the special committee. Mr. Skaar will receive a cash payment of $49,000 (before applicable taxes) as a result of cashing out shares in the reverse stock split. Neither Mr. Finneran's nor Mr. Kastelic's shares will be cashed out in the reverse stock split.

     In addition, there are outstanding stock options to acquire 124,556 shares of our common stock at a weighted average exercise price of $3.10. Prior to the reverse stock split, all outstanding stock options (except for stock options held by Mr. Kastelic) will be canceled by entering into individual option cancellation agreements with each optionee at a weighted average exercise price of $3.46. In consideration for that cancellation, the holders of the stock options will have the right to receive a cash payment equal to the excess, if any, of the $7.00 per pre-reverse split share over the per share exercise price of the stock options, multiplied by the number of shares subject to those stock options, reduced by applicable withholding taxes.

     Our directors and officers hold options to purchase 122,222 shares, broken down as follows (including exercise prices):

     o    Mr. Kastelic, 97,222 shares at $3.00 per share; and

     o    Mr. Scott, 25,000 shares at $3.50 per share.

In addition, two of our employees hold options to purchase a total of 2,334 shares at $3.00 per share. Finally, Mr. Finneran holds an immediately exercisable warrant to purchase 500,000 shares of common stock at $1.60 per share.

     As a result, Mr. Scott will receive a cash payment of $87,500 (before applicable taxes) in consideration of termination of his outstanding stock options. This payment is in addition to the $10,000 fee Mr. Scott received in consideration of his service on the special committee.

     Mr. Kastelic will not receive a cash payment for his outstanding stock options, as they will remain outstanding after the reverse stock split with appropriate adjustments to the number of shares and exercise price giving effect to the reverse stock split ratio per the terms of his stock option agreement. Mr. Finneran will likewise not receive a cash payment for his outstanding warrant, which will likewise remain outstanding after the reverse stock split, subject to similar appropriate adjustments.

Indemnification and Insurance

     We are required to indemnify, defend and hold harmless, to the full extent permitted by law, all current officers and directors against all losses, claims, damages, costs, expenses or liabilities in connection with any claim, action, suit, proceeding or investigation arising out of the fact that the person is an officer or director of our company (or out of any action taken by any such person on behalf of us), pertaining to any matter existing or occurring on or prior to the effective time of the reverse stock split, whether asserted or claimed prior to, or on or after, the effective time of the reverse stock split.

     On March 18, 2003, we entered into indemnity agreements with each member of the special committee. Pursuant to the indemnity agreements, we agreed to indemnify Messrs. Scott and Cooney for any expenses, liabilities and losses that they may incur relating to their service as members of the special committee and/or our Board of Directors in connection with the transaction. These indemnity agreements are in addition to the indemnity available to Messrs. Scott and Cooney pursuant to New Jersey law and our certificate of incorporation and bylaws.

                               THE SPECIAL MEETING

     This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors in connection with a special meeting of our shareholders.

Date, Time and Place of the Special Meeting


     Our special meeting is scheduled to be held as follows:

DATE:     July 31, 2003

TIME:     8:00 a.m., local time

PLACE:    40th Floor, Foley & Lardner, 777 East Wisconsin Avenue,
          Milwaukee, Wisconsin 53202

Proposal to be Considered at the Special Meeting

     At our special meeting, you will be asked to consider and vote upon on a proposal to take our company private through the adoption of an amendment to our certificate of incorporation providing for

     o    a one-for-66,666 reverse stock split of our common stock; and

     o a cash payment of $7.00 per pre-split share of common stock to all shareholders left with less than one share following the reverse stock split.

Record Date

     Our Board of Directors has fixed the close of business on June 30, 2003 as the record date for our special meeting and only holders of common stock on the record date are entitled to notice of and to vote at our special meeting. On that date, there were approximately 24 holders of record of our common stock, and 1,638,595 outstanding shares of common stock. On the record date, Messrs. Finneran and Kastelic beneficially owned 1,163,645 of our outstanding shares of our common stock, representing approximately 71% of our total voting power.

Voting Rights; Vote Required for Approval

     Each share of our common stock entitles its holder to one vote on the reverse stock split proposal. In order to have a quorum at our special meeting, a majority of all outstanding shares of common stock as of the record date must be present, in person or by proxy. Messrs. Finneran and Kastelic have indicated that all of the shares beneficially owned by them will be represented in person or by proxy at the meeting. Accordingly, a quorum at the meeting is assured.

     Under New Jersey law, the reverse stock split proposal is subject to obtaining the approval of a majority of the votes cast by the holders of outstanding shares of our common stock entitled to vote at our special meeting. Messrs. Finneran and Kastelic intend to vote all of the shares of common stock beneficially owned by them in favor of the reverse stock split proposal, thereby ensuring that the reverse stock proposal will be approved by the requisite shareholder vote under New Jersey law. We also expect our other directors and executive officers to vote their shares in favor of the reverse stock split proposal.

     In addition to the requirements of New Jersey law, our Board of Directors, upon the recommendation of its special committee, has further conditioned approval of the reverse stock split proposal upon the requirement that a majority of all outstanding shares held by unaffiliated shareholders not be voted against the proposal. This is unlike a typical "majority of the minority" condition which would require the approval of a majority of the unaffiliated shareholders voting at the special meeting. The special committee recommended the reverse majority of the minority shareholder approval condition because it believed, based on its experience, that shareholders are more likely to exercise their right to vote on a proposal that they believe to be against their interests than they are to vote on a proposal that they believe to be in their interests. The special committee concluded, therefore, that the true will of the unaffiliated shareholders would be better reflected by conditioning approval of the reverse stock split proposal upon the requirement that a majority of all outstanding shares held by unaffiliated shareholders not be voted against the reverse stock split proposal.

     Under New Jersey law, you do not have the right to demand the appraised value of your shares nor do you have any other dissenters' rights if you vote against the proposed transaction. You may have other rights or actions under federal or state laws in connection with the reverse stock split if you can demonstrate that you have been injured by the reverse stock split. Such challenges to corporate actions in general may be related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, although we do not believe there is a basis for such a claim, shareholders could, if they deemed such to be applicable, institute appropriate legal action against the company and our Board, and claim that the reverse stock split was unfair to the unaffiliated shareholders, and/or claim that there was no justifiable or reasonable business purpose for the reverse stock split.

     If you hold your shares in an account with a broker or bank, then you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on the adoption of the reverse stock split proposal, then the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the reverse stock split proposal. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

     Abstentions, failures to vote and broker non-votes will have the same effect as a vote against the adoption of the reverse stock split proposal for purposes of determining whether the proposal receives the vote required by New Jersey law for adoption. However, abstentions, failures to vote and broker non-votes will have the effect of being a vote in favor of the reverse stock proposal for purposes of the reverse majority of the minority shareholder approval condition since the reverse majority of the minority shareholder approval condition requires that a majority of all outstanding shares held by unaffiliated shareholders not be voted against the proposal.

     Each of our directors and executive officers has indicated that he intends to vote his own shares in favor of adoption of the reverse stock split proposal. If Messrs. Finneran and Kastelic and each of our directors and officers vote as we expect, 72.5% of our outstanding shares will have voted for adoption of the reverse stock split proposal.

Voting and Revocation of Proxies

     After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at our special meeting, even if you plan to attend our meeting in person. Unless you specify to the contrary, all of your shares represented by valid proxies will be voted "FOR" the adoption of the reverse stock split proposal.

     Proxies received at any time before our special meeting, and not revoked or superseded before being voted, will be voted at our special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted "FOR" the proposal to adopt the reverse stock split. No business will be brought before our special meeting other than that described in this proxy statement.

     Until your proxy is exercised at our special meeting, you can revoke your proxy and change your vote in any of the following ways:

     o by delivering written notification of revocation to our Secretary at our executive offices at 777 Maritime Drive, P.O. Box 308, Port Washington, Wisconsin 53074-0308;

     o    by delivering a proxy of a later date;

     o by attending our special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting; or

     o if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

     Votes will be tabulated by our transfer agent, American Stock Transfer and Trust Company.

     If you have any more questions about the reverse stock split or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Gregory Skaar, 777 Maritime Drive, P.O. Box 308, Port Washington, Wisconsin 53074-0308,
(262) 268-6800.

Solicitation of Proxies

     We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

                                  OTHER MATTERS

Security Ownership of Specified Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of our shares as of June 25, 2003 by (i) those that we know to be beneficial owners of more than 5% of our common stock; (ii) each of our executive officers and directors; and (iii) all executive officers and directors as a group. The address for each of the shareholders listed below is c/o Edison Control Corporation, 777 Maritime Drive, P.O. Box 308, Port Washington, Wisconsin 53074-0308.


       Name of Beneficial Owner           Number of Shares Owned           Percent of Class
       ------------------------           ----------------------           ----------------

Robert L. Cooney                                  17,500                         1.1%
William B. Finneran                           1,596,978(1)(4)                   74.7%
Alan J. Kastelic                                163,889(2)                       9.4%
William C. Scott                                 25,000(3)                       1.5%
Gregory L. Skaar                                   7,000                         0.4%
    Executive Officers and Directors          1,810,367(1)(2)(3)(4)             80.1%
    as a Group


(1) Based on information set forth in the indicated party's Schedule 13D or 13G as filed with the SEC.

(2)  Includes a currently exercisable stock option to purchase 97,222 shares.

(3)  Includes a currently exercisable stock option to purchase 25,000 shares.

(4)  Includes a currently exercisable warrant to purchase 500,000 shares.


Transactions in Capital Stock by Certain Persons

     The table below sets forth information, by fiscal quarters, regarding purchases by us of our common stock over the past five fiscal quarters (we did not purchase any shares of our common stock during fiscal year 2001 except during the fourth quarter as set forth below). On November 7, 2001, our Board of Directors authorized the repurchase of up to 750,000 shares of our common stock. We terminated that share repurchase plan on December 4, 2002, after having purchased a total of 718,295 shares.

                                    Number of Shares    Repurchase Share Price
                                    ----------------    ----------------------

          Fourth Quarter 2002            99,744                  $7.00
          Third Quarter 2002             255,898                 $7.00
          Second Quarter 2002            48,500                  $7.00
          First Quarter 2002             36,344                  $7.00
          Fourth Quarter 2001            559,753                 $7.00

     Included in the shares shown in the table above are (i) 33,000 shares we repurchased from John Delucca, one of our former directors, on December 6, 2001;
(ii) 25,000 shares pursuant to stock options we repurchased from Robert Cooney, one of our directors, on May 29, 2002; and (iii) 20,000 shares we repurchased from Norman Eig, one of our former directors, on May 31, 2002. In addition to shares repurchased under the share repurchase program, and also included in the table above, are (i) the repurchase of a total of 33,333 shares and stock options to purchase 48,611 shares from Jay Hanamann, our former Chief Financial Officer, on December 30, 2002 and January 2, 2003, respectively, and (ii) the repurchase of stock options to acquire 200,000 shares from Mary McCormack, our former Chief Executive Officer, on August 20, 2002. All repurchases were completed at a per share price or price equivalent of $7.00 per share.

     Except for the purchases referred to above, neither Messrs. Finneran and Kastelic, nor any of our other directors or executive officers, have purchased any shares of our common stock during the past two years, and there have been no transactions in our common stock during the past 60 days by us, any of our directors or executive officers or Messrs. Finneran or Kastelic.

Other Transactions

     Mr. Finneran is not a full time employee of ours; however, he has devoted considerable time to portfolio management, the search for potential acquisitions and consideration of our current business operations. For those services, we paid Mr. Finneran $112,000 in both fiscal year 2002 and fiscal year 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our executive officers and directors to file reports concerning their ownership in our stock with the SEC and us. Based solely upon the information provided to us by individual directors and officers, we believe that all filings required pursuant to Section 16(a) of the Exchange Act, relating to us, have been timely made.

Future Shareholder Proposals

     Our annual meeting of shareholders is normally held in June of each year. In light of the reverse stock split proposal, we postponed indefinitely our next annual meeting of shareholders. If the reverse stock split proposal is not approved at our special meeting, then we may hold our annual meeting of shareholders soon thereafter. Proposals of shareholders intended to be presented at, and included in our proxy materials for, the next annual meeting pursuant to Rule 14a-8 under the Exchange Act must have been received by us no later than December 31, 2002. For proposals outside of Rule 14a-8, notices were required to be received by March 16, 2003. Notices received after that date will be considered untimely, and, should our Board of Directors choose to present such proposals anyway, the persons named in proxies solicited by our Board of Directors for that meeting would be able to exercise discretionary voting power with respect to those proposals.

Independent Auditors

     Our consolidated financial statements as of January 31, 2003 and 2002 and for the three years ended January 31, 2003 included (beginning at page F-1) in this proxy statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective February 1, 2002).

     A representative of Deloitte & Touche is expected to be present at our special meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to any appropriate questions.

Where You Can Find More Information

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any reports, statements or other information that we file at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public at the Securities and Exchange Commission's website at http://www.sec.gov.

     We have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission with respect to the reverse stock split proposal. As permitted by the Securities and Exchange Commission, this proxy statement omits certain information contained in the transaction statement on Schedule 13E-3. The transaction statement on Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above.

     We have not made any provision in connection with this transaction to grant unaffiliated security holders access to our corporate files or to obtain counsel or appraisal service at our expense.

     This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make a proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at our special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 1, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to you does not create any implication to the contrary.

                        CONSOLIDATED FINANCIAL STATEMENTS


                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----
Unaudited Interim Financial Statements

     Condensed Consolidated Balance Sheets, April 30, 2003 and
      January 31, 2003                                                       F-2

     Condensed Consolidated Statements of Income and Comprehensive
      Income, Three Months Ended April 30, 2003 and 2002                     F-4

     Condensed Consolidated Statements of Cash Flows, Three Months
      Ended April 30, 2003 and 2002                                          F-5

     Notes to Condensed Consolidated Financial Statements, Three
      Months Ended April 30, 2003 and 2002                                   F-7

     Audited Financial Statements

     Independent Auditors' Report                                           F-10

     Consolidated Balance Sheets, January 31, 2003 and 2002                 F-11

     Consolidated Statements of Income and Comprehensive Income,
      Years Ended January 31, 2003, 2002 and 2001                           F-13


     Consolidated Statements of Shareholders' Equity, Years Ended
      January 31, 2003, 2002 and 2001                                       F-14

     Consolidated Statements of Cash Flows, Years Ended
      January 31, 2003, 2002 and 2001                                       F-15

     Notes to Consolidated Financial Statements, Years Ended
      January 31, 2003, 2002 and 2001                                       F-17

                   EDISON CONTROL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                       April 30, 2003 and January 31, 2003
                                   (Unaudited)


                                                     April 30,      January 31,
                                                       2003            2003
                                                   -------------   -------------
ASSETS
Current Assets:
      Cash and cash equivalents                     $   396,263     $   586,520
      Trading securities                                 35,411          37,475
      Accounts receivable, net                        5,298,808       4,249,057
      Inventories, net                                6,750,741       7,122,512
      Prepaid expenses and other assets                 283,282         297,017
      Deferred income taxes                             260,000         260,000
                                                    -----------     -----------

   Total current assets                              13,024,505      12,552,581


Deferred income taxes                                   685,000         685,000

Property, plant and equipment, net                    6,274,746       6,464,602

Goodwill                                              8,130,000       8,130,000
                                                    -----------     -----------

TOTAL ASSETS                                        $28,114,251     $27,832,183
                                                    ===========     ===========


                                   (Continued)


                             See Accompanying Notes.

                   EDISON CONTROL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                       April 30, 2003 and January 31, 2003
                                   (Unaudited)

                                   (Continued)

                                                     April 30,      January 31,
                                                       2003            2003
                                                   -------------   -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
      Trade accounts payable                       $  1,029,279    $  1,001,981
      Accrued compensation                              669,917         962,812
      Taxes other than income taxes                      44,695          16,325
      Other accrued expenses                            491,181         438,822
      Income taxes payable                              208,227          34,045
      Current maturities on long-term debt              159,902         159,902
                                                   ------------    ------------
   Total current liabilities                          2,603,201       2,613,887

Long-term debt, less current maturities               4,948,363       5,100,801
                                                   ------------    ------------

Total Liabilities                                     7,551,564       7,714,688

Shareholders' Equity:
Preferred stock, $.01 par value: 1,000,000
 shares authorized, none issued
Common stock, $.01 par value: 20,000,000
 shares authorized, 2,390,223 shares issued              23,902          23,902
Additional paid-in capital                           11,363,219      11,363,219
Retained earnings                                    14,442,326      13,980,740
Accumulated other comprehensive (loss) income            (5,364)         11,030
                                                   ------------    ------------
                                                     25,824,083      25,378,891
Less treasury stock at cost:
   751,628 shares                                    (5,261,396)     (5,261,396)
                                                   ------------    ------------

Total Shareholders' Equity                           20,562,687      20,117,495
                                                   ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $ 28,114,251    $ 27,832,183
                                                   ============    ============


                             See Accompanying Notes.

                   EDISON CONTROL CORPORATION AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                   THREE MONTHS ENDED APRIL 30, 2003 AND 2002
                                   (Unaudited)


                                                      2003             2002
                                                  ------------     ------------

NET SALES                                         $ 7,176,743      $ 6,855,369
COST OF GOODS SOLD                                  4,455,790        4,424,547
                                                  -----------      -----------

GROSS PROFIT                                        2,720,953        2,430,822

OTHER OPERATING EXPENSES:
   Selling, engineering and
   administrative expenses                          2,003,247        1,483,089
                                                  -----------      -----------
      Total other operating expenses                2,003,247        1,483,089
                                                  -----------      -----------

OPERATING INCOME                                      717,706          947,733

OTHER EXPENSE (INCOME):
   Interest expense                                    37,517           44,239
   Unrealized losses on trading securities              2,064            5,797
   Miscellaneous income                               (74,017)          (3,447)
                                                  -----------      -----------
      Total other (income) expense                    (34,436)          46,589
                                                  -----------      -----------

INCOME BEFORE INCOME TAXES                            752,142          901,144

PROVISION FOR INCOME TAXES                            290,556          323,330
                                                  -----------      -----------

NET INCOME                                            461,586          577,814

OTHER COMPREHENSIVE (LOSS) INCOME -
   Foreign currency translation adjustment            (16,394)          85,859
                                                  -----------      -----------

COMPREHENSIVE INCOME                              $   445,192      $   663,673
                                                  ===========      ===========


NET INCOME PER SHARE:
Net income per share - basic                      $      0.28      $      0.32


Net income per share - diluted                    $      0.22      $      0.25


                             See Accompanying Notes.

                   EDISON CONTROL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED APRIL 30, 2003 AND 2002
                                   (Unaudited)


                                                      2003             2002
                                                  ------------     ------------

OPERATING ACTIVITIES:
Net income                                        $   461,586      $   577,814
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation and amortization                      234,137          251,217
   Provision for doubtful accounts                     72,677          128,828
   Unrealized loss on trading securities                2,064            5,797

Changes in assets and liabilities:
   Accounts receivable                             (1,122,428)        (532,768)
   Inventories                                        371,771          142,810
   Prepaid expenses and other assets                   13,735           44,056
   Trade accounts payable                              27,298         (201,464)
   Accrued compensation                              (292,895)        (698,920)
   Taxes other than income taxes                       28,370           (2,490)
   Other accrued expenses                              52,359           47,208
   Deferred income taxes                                    0           (5,000)
   Income taxes payable                               174,182          278,962
                                                  -----------      -----------

   NET CASH PROVIDED BY OPERATING ACTIVITIES           22,856           36,050
                                                  -----------      -----------

INVESTING ACTIVITIES:
   Additions to plant and equipment                   (44,281)        (245,040)
                                                  -----------      -----------


NET CASH USED IN INVESTING ACTIVITIES                 (44,281)        (245,040)
                                                  -----------      -----------

                                   (Continued)

                             See Accompanying Notes.

                   EDISON CONTROL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED APRIL 30, 2003 AND 2002
                                   (Unaudited)

                                   (Continued)


                                                       2003            2002
                                                    ----------      ----------

FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt         $       0       $ 900,000

   Purchases of treasury stock                              0        (254,408)

   Payments on long-term debt                        (152,438)       (652,343)
                                                    ---------       ---------


NET CASH USED IN FINANCING ACTIVITIES                (152,438)         (6,751)
                                                    ---------       ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH               (16,394)         85,859
                                                    ---------       ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS            (190,257)       (129,882)

CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD                                               586,520         472,352
                                                    ---------       ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD            $ 396,263       $ 342,470
                                                    =========       =========



Supplemental disclosure of cash flow
 information:

Cash paid during the period for income taxes        $ 116,374       $  64,007
Cash paid during the period for interest               33,056          33,928


                             See Accompanying Notes.

                   EDISON CONTROL CORPORATION AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ending April 30, 2003 are not necessarily indicative of the results that may be expected for other interim periods or for the fiscal year ended January 31, 2004. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended January 31, 2003.

Note 2 - Nature of Business

Principles of Consolidation - The consolidated financial statements include the accounts of Edison Control Corporation ("Edison") and subsidiaries, both of which subsidiaries are wholly owned by Edison (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations - The Company is currently comprised of the following operations. Construction Forms ("ConForms") is a leading manufacturer and distributor of systems of pipes, couplings, hoses and other equipment used for the pumping of concrete. ConForms manufactures a wide variety of finished products which are used to create appropriate configurations of systems for various concrete pumps. Ultra Tech manufactures abrasion resistant piping systems for use in industries such as mining, pulp and paper, power and waste treatment. South Houston Hose ("SHH") is a distributor of industrial hose and fittings.

Trading Securities - Debt and equity securities purchased and held principally for the purpose of sale in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. The cost of individual securities sold is based on the first-in, first-out method.

Translation of Foreign Currencies - Assets and liabilities of foreign operations are translated into United States dollars at current exchange rates. Income and expense accounts are translated into United States dollars at average rates for the periods and capital accounts have been translated using historical rates. The resulting translation adjustments are recorded as other comprehensive income or loss.

New Accounting Standards - In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition to the fair value method of accounting for stock-based employee compensation and also amends the disclosure provisions of SFAS No. 123. The Company adopted only the disclosure portion of SFAS No. 148. Thus, such statement will not have an impact on the Company's consolidated financial statements. There was no stock based compensation expense included in net income for the three months ended April 30, 2003 or 2002, respectively. There would have been no stock based compensation expense determined under the fair value based method for the three months ended April 30, 2003 or 2002.

In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires that a guarantor must recognize, at the inception of a guarantee, a liability for the fair value of the obligation that it has undertaken in issuing a guarantee. FIN No. 45 also addresses the disclosure requirements that a guarantor must include in its financial statements ending after December 15, 2002. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after

December 31, 2002. FIN No. 45 also requires disclosure regarding the Company's product warranty liability (see Note 5). Adoption of FIN No. 45 did not have an impact on the Company's consolidated financial statements.

Net Income Per Share - Reconciliation of the numerator and denominator of the basic and diluted per share computations for the three months ended April 30, 2003 and 2002 are summarized as follows:

                                                            2003          2002
                                                        ----------    ----------
Basic:
   Net income (numerator)                               $  461,586    $  577,814
   Weighted average shares outstanding (denominator)     1,638,595     1,786,064
   Net income per share - basic                              $0.28         $0.32
Diluted:
   Net income (numerator)                               $  461,586    $  577,814
   Weighted average shares outstanding                   1,638,595     1,786,064
   Effect of dilutive securities:
      Stock options                                         57,803       136,727
      Stock warrants                                       370,711       374,549
                                                        ----------    ----------
   Weighted average shares outstanding (denominator)     2,067,109     2,297,340

   Net income per share - diluted                            $0.22         $0.25

Note 3 - Segment Information

The Company's operating segments are organized based on the nature of products and services provided. A description of the nature of the segments' operations and their accounting policies is contained in Note 2. Segment information for the three months ended April 30, 2003 and 2002 follows:

                               2003                            2002
                  ----------------------------     ----------------------------
                                   Operating                        Operating
                    Net Sales    Income (Loss)       Net Sales    Income (Loss)
                  ------------   -------------     ------------   -------------
ConForms          $ 5,810,388     $ 1,214,060      $ 5,281,535     $ 1,020,382
Ultra Tech            795,869         137,262          927,466          27,147
SHH                   570,486         (26,544)         646,368
Edison                               (607,072)           1,701        (101,497)
                  ------------   -------------     ------------   -------------
     Total        $ 7,176,743     $   717,706      $ 6,855,369     $   947,733

Note 4 - Inventories

Inventories consisted of the following:

                                       April 30, 2003      January 31, 2003
                                       --------------      ----------------

Raw Materials                           $ 3,493,826          $ 3,639,169
Work-in-process                           1,239,462            1,391,795
Finished Goods                            2,147,453            2,206,548
                                        -----------          -----------
                                          6,880,741            7,237,512
Less-reserve to reduce
 carrying value to LIFO cost               (130,000)            (115,000)
                                        -----------          -----------
Net inventories                         $ 6,750,741          $ 7,122,512

Note 5 - Warranty Accrual

The Company provides warranties for specific product lines and accrues for estimated future warranty cost in the period in which the sale is recorded. The Company calculates its reserve requirements based on historic warranty loss experience that is periodically adjusted for recent actual experience. The following is an analysis of the Company's product warranty reserve for the three months ended April 30, 2003 and 2002:

                                          Three Months Ended April 30,
                                             2003             2002
                                          ----------       ----------
Warranty Reserve:
   Beginning of year balance               $ 65,000        $ 120,000
   Additions                                 27,000           30,000
   Usage                                     (6,337)         (10,071)
                                           --------         --------
End of Period Balance                      $ 85,663         $139,929
                                           ========         ========

Note 6 - Going Private Transaction

On April 1, 2003, the Company filed a Form 8-K disclosing that its Board of Directors approved a proposal from its majority shareholder and Chairman of the Board and its Chief Executive Officer to engage in a going-private transaction. Such transaction is to be structured as a one-for-66,666 reverse stock split in which shareholders owning less than one share as a result of the reverse stock split will receive cash in an amount equal to $7.00 per pre-split share in lieu of receiving fractional shares. The Chairman and Chief Executive Officer together currently beneficially own 71% of the Company's common shares. In conjunction with the reverse stock split, the Company intends to enter into individual option cancellation agreements with each person holding options to acquire the Company's common stock (with the exception of the Chief Executive Officer, whose options will remain outstanding). It is anticipated that as a result of these transactions, the Chairman and Chief Executive Officer will remain as the only two shareholders of the Company. The terms and conditions of the reverse stock split and the cash consideration to be received by the Company's minority shareholders were unanimously approved by the Board of Directors (with the Chairman and Chief Executive Officer abstaining), based on the recommendation of a Special Committee composed entirely of disinterested directors.

The estimated total cost to cash-out fractional shares and options to acquire shares is expected to be approximately $3.5 million, excluding transaction costs. To fund the transaction, the Company has received a commitment, subject to customary limitations, for a $5 million five-year term loan secured by assets of the Company.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Edison Control Corporation:

     We have audited the accompanying consolidated balance sheets of Edison Control Corporation and subsidiaries (the "Corporation") as of January 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Edison Control Corporation and subsidiaries as of January 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, effective February 1, 2002, the Corporation adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".



Deloitte & Touche LLP
Milwaukee, Wisconsin
April 1, 2003

EDISON CONTROL CORPORATION

CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2003 AND 2002
--------------------------------------------------------------------------------------------------------

ASSETS (Note 7)                                                             2003                2002
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                                   $    586,520        $    472,352
  Trading securities (Note 1)                                                37,475              60,698
  Accounts receivable, less allowance for doubtful accounts of
    $264,000 and $218,000, respectively (Notes 1 and 10)                  4,249,057           4,660,141
  Inventories (Notes 1, 3 and 10)                                         7,122,512           7,250,891
  Prepaid expenses and other current assets                                 297,017             223,273
  Deferred  income taxes (Note 6)                                           260,000             200,000
                                                                       ------------         -----------

           Total current assets                                          12,552,581          12,867,355


DEFERRED INCOME TAXES (Note 6)                                              685,000             570,000

PROPERTY, PLANT AND EQUIPMENT  (Note 1):
  Cost:
    Land                                                                    302,902             302,902
    Buildings and improvements                                            3,710,491           3,669,118
    Machinery and equipment                                               7,292,214           6,758,735
    Construction in progress                                                 28,673              24,140
                                                                       ------------        ------------
                                                                         11,334,280          10,754,895
  Less - accumulated depreciation                                        (4,869,678)         (3,964,056)
                                                                       ------------        ------------
                                                                          6,464,602           6,790,839

GOODWILL (Note 1)                                                         8,130,000           8,130,000
                                                                       ------------        ------------

TOTAL                                                                  $ 27,832,183        $ 28,358,194
                                                                       ============        ============


-------------------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY                                      2003                2002
CURRENT LIABILITIES:
  Trade accounts payable                                              $  1,001,981        $  1,286,190
  Accrued compensation                                                     962,812           1,186,972
  Taxes other than income taxes                                             16,325              69,639
  Other accrued expenses (Note 5)                                          438,822             398,739
  Income taxes payable (Note 6)                                             34,045              78,352
  Deferred compensation (Note 9)                                                               666,752
  Current maturities on long-term debt (Note 7)                            159,902             259,514
                                                                      ------------        ------------
           Total current liabilities                                     2,613,887           3,946,158


LONG-TERM DEBT, LESS CURRENT MATURITIES (Note 7)                         5,100,801           5,260,703
                                                                      ------------        ------------

           Total liabilities                                             7,714,688           9,206,861



SHAREHOLDERS' EQUITY (Note 9):
  Preferred Stock, $.01 par value; 1,000,000 shares authorized, none issued
  Common Stock, $.01 par value; 20,000,000 shares authorized,
     2,390,223 and 2,365,223 shares issued, respectively                    23,902              23,652
  Additional paid-in capital                                            11,363,219          10,444,217
  Retained earnings                                                     13,980,740          12,839,181
  Accumulated other comprehensive income (loss)                             11,030            (237,446)
                                                                      ------------        ------------
                                                                        25,378,891          23,069,604

  Less treasury stock at cost, 751,628 and
    559,753 shares, respectively (Note 1)                               (5,261,396)         (3,918,271)
                                                                      ------------        ------------

           Total shareholders' equity                                   20,117,495          19,151,333
                                                                      ------------        ------------


TOTAL                                                                 $ 27,832,183        $ 28,358,194
                                                                      ============        ============

See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED JANUARY 31, 2003, 2002 and 2001
-------------------------------------------------------------------------------------------------------------

                                                                         Year Ended January 31,
                                                           --------------------------------------------------
                                                                  2003             2002             2001
  NET SALES (Note 1)                                          $ 27,390,816     $ 27,452,550     $ 26,070,682

  COST OF GOODS SOLD (Note 1)                                   17,799,952       17,275,311       16,390,713
                                                              ------------     ------------     ------------
  GROSS PROFIT                                                   9,590,864       10,177,239        9,679,969
  OTHER OPERATIING EXPENSES:
    Selling, engineering and administrative expenses             7,481,837        5,130,143        4,723,293
    Loss on sale of assets, net                                                                       88,537
    Amortization (Note 1)                                                           268,299          235,796
                                                              ------------     ------------     ------------
              Total other operating expenses                     7,481,837        5,398,442        5,047,626
                                                              ------------     ------------     ------------
  OPERATING INCOME                                               2,109,027        4,778,797        4,632,343
  OTHER EXPENSE (INCOME):
    Interest expense                                               200,382          207,637          533,780
    Realized losses (gains) on trading securities (Note 1)                          169,919          (57,911)
    Unrealized losses (gains) on trading securities (Note 1)        25,002          (46,346)         438,811
    Interest and miscellaneous income                                2,084          (19,401)         (50,075)
    Equity in earnings of affiliate (Notes 2 and 4)                                 (71,320)         (40,517)
                                                              ------------     ------------     ------------
              Total other expense                                  227,468          240,489          824,088
                                                              ------------     ------------     ------------
  INCOME FROM CONTINIUING OPERATIONS
       BEFORE INCOME TAXES                                       1,881,559        4,538,308        3,808,255
  PROVISION FOR INCOME TAXES (Note 6)                              740,000        1,820,000        1,500,000
                                                              ------------     ------------     ------------
  INCOME FROM CONTINUING OPERATIONS                              1,141,559        2,718,308        2,308,255
  DISCONTINUED OPERATIONS (Note 2):
      Loss from operations of discontinued Gilco division
            net of income tax credit of $60,000                                                      (92,698)
      Loss on disposal of Gilco division, net of income tax
            credit of $7,000                                                                         (12,379)
                                                              ------------     ------------     ------------
  NET INCOME                                                     1,141,559        2,718,308        2,203,178
  OTHER COMPREHENSIVE INCOME (LOSS) -
  Foreign currency translation adjustments (Note 1)                248,476          (81,507)        (173,051)
                                                              ------------     ------------     ------------
  COMPREHENSIVE INCOME                                        $  1,390,035     $  2,636,801     $  2,030,127
                                                              ============     ============     ============
  INCOME (LOSS) PER SHARE (Note 1):
  BASIC:
  Income from continuing operations                           $       0.66     $       1.20     $       0.98
  Loss from discontinued operations                                                                    (0.04)
                                                              ------------     ------------     ------------
  NET INCOME                                                  $       0.66     $       1.20     $       0.94
                                                              ============     ============     ============
  DILUTED:
  Income from continuing operations                           $       0.52     $       1.01     $       0.80
  Loss from discontinued operations                                                                    (0.04)
                                                              ------------     ------------     ------------
  NET INCOME                                                  $       0.52     $       1.01     $       0.76
                                                              ============     ============     ============
See notes to consolidated financial statements.

EDISON CONTROL CORPORATION


CONSOLIDATED STATEMENTS OF  SHAREHOLDERS' EQUITY
YEARS ENDED JANUARY 31, 2003, 2002 and 2001


                                                                                        Accumulated
                                      Common Stock           Additional                     Other
                               --------------------------     Paid-in     Retained      Comprehensive  Treasury
                                  Shares         Amount       Capital     Earnings      Income (Loss)    Stock       Total
                               ------------------------------------------------------------------------------------------------
BALANCES, JANUARY 31, 2000        2,351,308     $    23,513  $10,344,868  $ 7,917,695    $    17,112   $            $18,303,188

     Foreign currency
       translation adjustment                                                               (173,051)                  (173,051)
     Net income                                                             2,203,178                                 2,203,178
                                  ---------     -----------  -----------  -----------    -----------   -----------  -----------
BALANCES, JANUARY 31, 2001        2,351,308          23,513   10,344,868   10,120,873       (155,939)                20,333,315

     Foreign currency
       translation adjustment                                                                (81,507)                   (81,507)
     Stock options
       exercised, net of
       shares exchanged and
       tax effect of
       $(17,600)                     13,915             139       99,349                                                 99,488
     Stock purchases                                                                                    (3,918,271)  (3,918,271)
     Net income                                                             2,718,308                                 2,718,308
                                  ---------     -----------  -----------  -----------    -----------   -----------  -----------

BALANCES, JANUARY 31, 2002        2,365,223     $    23,652  $10,444,217  $12,839,181    $  (237,446)  $(3,918,271) $19,151,333


     Foreign currency
       translation adjustment                                                                248,476                    248,476
     Reclassification of
       Deferred Compensation                                     666,752                                                666,752
     Stock options exercised         25,000             250       87,250                                                 87,250
     Stock options extended                                      165,000                                                165,000
     Stock purchases                                                                                    (1,343,125)  (1,343,125)
     Net income                                                              1,141,559                                1,141,559
                                  ---------     -----------  -----------  -----------    -----------   -----------  -----------

BALANCES, JANUARY 31, 2003        2,390,223     $    23,902  $11,363,219  $13,980,740    $    11,030   $(5,261,396) $20,117,495
                                  =========     ===========  ===========  ===========    ===========   ===========  ===========



See notes to consolidated financial statements.

EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2003, 2002 and 2001
----------------------------------------------------------------------------------------------------

                                                                     Year Ended January 31,
                                                           -----------------------------------------
                                                               2003          2002          2001
OPERATING ACTIVITIES:
  Net income                                                 $ 1,141,559   $ 2,718,308  $ 2,203,178
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation of plant and equipment                          890,013       885,209      892,246
    Amortization                                                               268,299      235,796
    Provision for doubtful accounts                              129,213       109,693       50,306
    Noncash compensation expense on stock options                165,000
    Realized loss (gain) on trading securities sales                           169,919      (57,911)
    Unrealized loss (gain) on trading securities                  25,002       (46,346)     438,811
    Purchases of trading securities                               (1,779)                   (80,783)
    Proceeds from the sales of trading securities                              236,526      684,736
    Loss on sale of assets                                        20,160        36,015      115,749
    Loss on sale of Gilco division                                                           19,379
    Equity in earnings of affiliate                                            (71,320)     (40,517)
    Changes in assets and liabilities, net of effect of
      business acquisition and disposition:
      Accounts receivable                                        320,540      (153,397)    (793,126)
      Receivable from affiliate                                                 49,285      (75,051)
      Inventories                                                290,030        45,050      (81,059)
      Prepaid expenses and other current assets                  (71,825)      107,243      (68,968)
      Prepaid pension                                                                        25,193
      Trade accounts payable                                    (295,758)       78,939       71,157
      Accrued compensation                                      (226,083)      178,215      194,534
      Taxes other than income taxes                              (41,721)       10,481       (1,037)
      Other accrued expenses                                      26,522       (52,891)    (200,951)
      Income taxes payable                                       (45,711)       56,725     (211,499)
      Deferred income taxes                                     (175,000)        5,000      (80,000)
                                                             -----------    ----------  -----------

       Net cash provided by operating activities               2,150,162     4,630,953    3,240,183
                                                             -----------    ----------  -----------
INVESTING ACTIVITIES:
  Additions to plant and equipment                              (569,977)     (233,602)    (478,872)
  Maturity of certificate of deposit                                            95,000
  Payments received on notes receivable                                        164,155
  Proceeds from purchase of South Houston Hose,
     net of cash acquired                                                       21,714
  Proceeds from sale of Gilco division                                                      400,000
  Advances to  affiliate                                                       (55,905)      (6,294)
  Proceeds from sale of assets                                                  26,608       23,199
                                                             -----------    ----------  -----------

       Net cash (used in) provided by investing activities      (569,977)       17,970      (61,967)
                                                             -----------    ----------  -----------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                     3,200,000     4,000,000    3,200,000
  Payments on long-term debt                                  (3,459,514)   (4,559,141)  (6,583,784)
  Purchase of treasury stock                                  (1,343,125)   (3,918,271)
  Stock options exercised                                         87,500        30,000
                                                             -----------    ----------  -----------

       Net cash used in financing activities                  (1,515,139)   (4,447,412)  (3,383,784)
                                                             -----------    ----------  -----------

                                                                                       (Continued)


EDISON CONTROL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 31, 2003, 2002 and 2001


                                                                                Year Ended January 31,
                                                                  --------------------------------------------------
                                                                        2003              2002             2001
                                                                  --------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                            $       49,122    $      (34,496)  $      (28,681)
                                                                   --------------    --------------   --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      114,168           167,015         (234,249)


CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              472,352           305,337          539,586
                                                                   --------------    --------------   --------------


CASH AND CASH EQUIVALENTS, END OF YEAR                             $      586,520    $      472,352   $      305,337
                                                                   ==============    ==============   ==============



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                  $      209,556    $      218,619   $      539,290
         Income taxes, net of refunds                              $      974,791    $    1,714,741   $    1,726,327

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
     Note payable for purchase of South Houston Hose                                 $      500,000
     Note receivable from sale of Gilco division Acquisition:                                         $      164,155
         Fair value of assets acquired, net of cash                                  $    1,528,646
         Liabilities assumed                                                               (898,217)
         Equity investment at date of acquisition                                          (652,143)
                                                                                     --------------
              Net cash (received)                                                    $      (21,714)
                                                                                     ==============


See notes to consolidated financial statements.


EDISON CONTROL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------


1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation - The consolidated financial statements include the accounts of Edison Control Corporation ("Edison") and subsidiaries, all of which are wholly owned (collectively, the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

     Nature of Operations - The Company is currently comprised of the following operations. Construction Forms ("ConForms") is a leading manufacturer and distributor of systems of pipes, couplings and hoses and other equipment used for the pumping of concrete. ConForms manufactures a wide variety of finished products which are used to create appropriate configurations of systems for various concrete pumps. Ultra Tech manufactures abrasion resistant piping systems for use in industries such as mining, pulp and paper, power and waste treatment. South Houston Hose is a distributor of concrete pumping systems and accessories and industrial hose and fittings.

     The Company's principal market is in North America with limited sales activity in Europe, South America, the Middle East and Asia.

     Cash Equivalents - The Company considers all temporary investments with maturities of three months or less when acquired to be cash equivalents.

     Trading Securities - Debt and equity securities purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in income. The cost of securities sold is based on the first-in, first-out method.

     Accounts Receivable - Accounts receivable are stated net of an allowance for doubtful accounts.

     Inventories - Inventories are stated at the lower of cost (principally last-in, first-out method) or market.

     Property, Plant and Equipment - Property, plant and equipment are stated at cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repairs, which do not significantly improve the related asset or extend its useful life, are charged to expense as incurred. For financial reporting purposes, plant and equipment are depreciated primarily by the straight-line method over the estimated useful lives of the assets. Estimated useful lives of buildings and improvements range from 7 to 40 years and of machinery and equipment from 2 to 12 years. Depreciation claimed for income tax purposes is computed by accelerated methods.

     Goodwill - Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired companies and was previously amortized on a straight-line basis over 40 years. The Company assesses the carrying value of goodwill at each balance sheet date. All goodwill is attributed to ConForms.

     Long-Lived Assets - Consistent with Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposals of Long-Lived Assets, and for Long-Lived Assets to be Disposed of". The Company assesses the impairment of long-lived assets based on the comparison of the estimated future non-discounted cash flows anticipated to be generated during the remaining amortization period of the long-lived assets to the net carrying value of long-lived assets. The

     Company recognizes diminution in value of long-lived assets, if any, on a current basis based on the excess of carrying amounts over fair value.

     Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments - Management believes the carrying value of investments is a reasonable estimate of their fair value as their carrying value represents market value. The carrying value of the Company's long-term debt approximates fair value due to its variable interest rates. All other financial instruments are considered to approximate fair value due to their short-term nature.

     Translation of Foreign Currencies - Assets and liabilities of foreign operations are translated into United States dollars at current exchange rates. Income and expense accounts are translated into United States dollars at average exchange rates for the periods and capital accounts have been translated using historical rates. The resulting translation adjustments are recorded as accumulated other comprehensive income (loss). Foreign currency translation gains or losses are the only components of other comprehensive income for all years presented.

     Revenue Recognition - The Company recognizes revenue, net of expected returns, upon shipment of products, which is when title passes to the customer, the price is fixed, the customer is obligated to pay and the Company has no remaining obligations.

     Research and Development - Amounts expended for research and development for the years ended January 31, 2003, 2002 and 2001 totaled approximately $214,000, $207,000 and $215,000, respectively, and are expensed as incurred.

     Advertising Costs - Amounts expended for advertising for the years ended January 31, 2003, 2002 and 2001 totaled approximately $117,000, $93,000, and $63,000, respectively, and are expensed as incurred.

     Stock Compensation Expense - The Company records stock compensation expense in accordance with Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees".

     Treasury Stock - The Company uses the cost method to account for treasury stock.

     Shipping and Handling Costs - Amounts billed to a customer in a sale transaction related to shipping costs are reported as net sales and the related costs incurred for shipping are reported as costs of goods sold.

     Derivatives and Financial Instruments - In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, was adopted on February 1, 2001. The adoption of this statement had no impact on the consolidated financial statements.

     New Accounting Standards - In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 eliminates the use of the pooling-of-interests method of accounting for business combinations and requires that all such transactions be accounted for by the purchase method. In addition SFAS No. 141 requires that intangible assets be recognized as assets apart from goodwill and that they meet specific criteria in the Standard. This standard is applicable to all business combinations initiated after June 30, 2001 and accordingly, the Company adopted this standard with the acquisition of South Houston Hose Company, Inc. ("South Houston Hose") and for all future business combinations. SFAS No. 142 is effective for the Company beginning February 1, 2002, and applies to goodwill and other intangible assets recognized in the Company's consolidated balance sheet as of that date, regardless of when those assets were initially recognized. SFAS No. 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment on an annual basis. Accordingly, the Company discontinued amortization of goodwill effective February 1, 2002. All goodwill is attributed to ConForms. The Company completed the transitional impairment test during the quarter ended July 31, 2002 and determined that no impairment of goodwill exists. A reconciliation of previously reported net income and net income per share to the amounts adjusted for the exclusion of goodwill amortization follows:


                                                    January 31,
                                   ---------------------------------------------
                                      2003             2002             2001
                                   -----------      -----------      -----------
Reported net income                $ 1,141,559      $ 2,718,308      $ 2,203,178

Add goodwill amortization                    -          225,801          232,258
                                   -----------      -----------      -----------

Adjusted net income                $ 1,141,559      $ 2,944,109      $ 2,435,436
                                   ===========      ===========      ===========

Net income per share-Basic:
Reported net income                $      0.66      $      1.20      $      0.94
Add goodwill amortization                    -             0.10             0.10
                                   -----------      -----------      -----------
Adjusted net income                $      0.66      $      1.30      $      1.04
                                   ===========      ===========      ===========

Net income per share-Diluted:
Reported net income                $      0.52      $      1.01      $      0.76
Add goodwill amortization                    -             0.08             0.08
                                   -----------      -----------      -----------
Adjusted net income                $      0.52      $      1.09      $      0.84
                                   ===========      ===========      ===========


     In June 2002, FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") provided in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS No. 146 also includes (i) costs related to terminating a contract that is not a capital lease and (ii) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 with early adoption allowed. Adoption of SFAS No. 146 is not expected to have an impact on the Company's consolidated financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition to the fair value method of accounting for stock-based employee compensation and also amends the disclosure provisions of SFAS No. 123. The Company will adopt only the disclosure portion of SFAS No. 148. Thus, such statement will not have an impact on the Company's consolidated financial statements.

     In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires that a guarantor must recognize, at the inception of a guarantee, a liability for the fair value of the obligation that it has undertaken in issuing a guarantee. FIN No. 45 also addresses the disclosure requirements that a guarantor must include in its financial statements ending after December 15, 2002. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. FIN No. 45 also requires disclosure regarding the Company's product warranty liability (see Note
     11). Adoption of FIN No. 45 is not expected to have an impact on the Company's consolidated financial statements.

     The FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements") in January 2003, which becomes effective for the Company on August 1, 2003. FIN No. 46 provides consolidation guidance for certain variable interest entities ("VIE") in which equity investors of the VIE do not have the characteristics of a controlling interest or do not have sufficient equity at risk for the VIE to finance its activities independently. FIN No. 46 requires each enterprise involved with a VIE to determine whether it provides financial support to the VIE through a variable interest. Variable interests may arise from financial instruments, service contracts, minority ownership interests or other arrangements. If an entity holds a majority of the variable interests, or a significant variable interest that is considerably more than any other party's variable interest, that entity would be the primary beneficiary and would be required to include the assets, liabilities and results of operations of the VIE in its consolidated financial statements. Adoption of FIN No. 46 is not expected to have an impact on the Company's consolidated financial statements.

     Income From Continuing Operations Per Share - Reconciliation of the numerator and denominator of the basic and diluted per share computations are summarized as follows:

                                                                 Year Ended January 31,
                                                       -------------------------------------------
                                                          2003            2002            2001
                                                       -----------     -----------     -----------
Basic:
   Income from continuing operations (numerator)       $ 1,141,559     $ 2,718,308     $ 2,308,225
   Weighted average shares outstanding (denominator)     1,726,691       2,270,019       2,351,308
   Income from continuing operations per share - basic      $ 0.66          $ 1.20          $ 0.98

Diluted:
   Income from continuing operations (numerator)       $ 1,141,559     $ 2,718,308     $ 2,308,255
   Weighted average shares outstanding                   1,726,691       2,270,019       2,351,308
   Effect of dilutive securities:
         Stock options                                     113,098          91,360         160,691
         Stock warrants                                    377,246         339,056         384,600
                                                       -----------     -----------     -----------
   Weighted average shares outstanding (denominator)     2,217,035       2,700,435       2,896,599

   Income from continuing operations per share - diluted    $ 0.52          $ 1.01          $ 0.80

2.   ACQUISITIONS AND DISPOSITIONS

     On November 1, 2001 the Company purchased the remaining 50% of the outstanding common stock of South Houston Hose from the seller for $800,000, which consisted of a cash payment of $300,000 and a note payable in the principal amount of $500,000. Prior to November 1, 2001, the Company owned 50% of the outstanding common stock of South Houston Hose and accounted for the investment by the equity method. South Houston Hose is a distributor of concrete pumping systems and accessories and industrial hose and fittings. The acquisition was accounted for as a purchase transaction with the purchase price allocated to the fair value of specific assets acquired and liabilities assumed. Accordingly, the results of operations have been included since the date of acquisition. The purchase price was allocated as follows:

         Cash on hand                                        $   321,714
         Receivables                                             392,187
         Inventory                                               787,021
         Other assets                                             69,915
         Property, plant and equipment                           149,523
         Goodwill                                                130,000
         Liabilities assumed                                    (398,217)
         Less existing investment in South Houston Hose         (652,143)
                                                             -----------
                                                             $   800,000
                                                             ===========


     The following unaudited pro-forma results of operations give effect to the acquisition as if it had occurred at the beginning of the fiscal year for each of the periods presented:

                                               Year Ended January 31,
                                            ----------------------------
                                               2002             2001

     Net sales                              $29,584,049      $28,321,683

     Net income                               2,809,738        2,249,474

     Net income per share, diluted          $      1.04      $      0.78

     The unaudited pro-forma information is not necessarily indicative of either results of operations that would have occurred had the purchase been made at the beginning of each fiscal year or of future results of operations of the combined companies.

     In September 2000, the Company sold the inventory, tooling and intangible assets of its Gilco division to a third party for $400,000 cash and a non-interest bearing note receivable for $164,155, which was paid in the first quarter of fiscal 2001. Gilco had supplied portable concrete and mortar/plaster mixers to various customers. The sale resulted in a loss of $12,379, net of income tax benefit.

     The results of operations of the Gilco division have been presented as discontinued operations. Accordingly, previously reported statements of income and comprehensive income information have been restated to reflect this presentation. Net sales of the Gilco division for the year ended January 31, 2001 were $1,272,461.

3.   INVENTORIES

     Inventories consisted of the following:

                                                         January 31,
                                                 --------------------------
                                                     2003           2002
                                                 -----------    -----------
     Raw materials                               $ 3,639,169    $ 3,713,552
     Work-in-process                               1,391,795      1,412,263
     Finished goods                                2,206,548      2,148,076
                                                 -----------    -----------
                                                   7,237,512      7,273,891
     Less - reserve to reduce
      carrying value to LIFO cost                   (115,000)       (23,000)
                                                 -----------    -----------

     Net inventories                             $ 7,122,512    $ 7,250,891
                                                 ===========    ===========

4.   INVESTMENT IN AND ADVANCES TO AFFILIATE

     Prior to its November 1, 2001 acquisition, the Company owned 50% of the outstanding common stock of South Houston Hose, and accounted for the investment by the equity method (see note 2). The Company had sales of approximately $852,000 and $878,000 to the affiliate for the nine months ended October 31, 2001, and the year ended January 31, 2001, respectively. Summary unaudited financial information for this affiliate as of October 31, 2001 and January 31, 2001 and for the nine-month period and year then ended is as follows:

                                          October 31,        January 31,
                                             2001               2001
                                          -----------        -----------

          Current assets                  $ 1,570,834        $ 1,477,106
          Noncurrent assets                    73,732             81,733
          Current liabilities                 368,217            425,959
          Shareholders' equity              1,276,349          1,132,880
          Net sales                         2,983,107          3,129,211
          Net income                          143,469             82,139

5.   ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                       January 31,
                                                 -----------------------
                                                   2003          2002
                                                 ---------     ---------
          Group insurance benefits               $ 140,000     $ 130,000
          Warranty (Note 11)                        65,000       120,000
          Legal and professional                   169,985        56,235
          Interest                                  11,359        20,533
          Selling commissions and rebates           25,946        34,484
          Other                                     26,532        37,487
                                                 ---------     ---------
          Total                                  $ 438,822     $ 398,739
                                                 =========     =========

6.   INCOME TAXES

     Deferred income taxes are provided on temporary differences relating to reporting expenses in different periods for financial statement and income tax purposes and differences in bases of assets and liabilities. Such differences relate primarily to unrealized gain (losses) on investments, depreciation expense, inventory costs, bad debt expense, warranty costs, insurance and compensation.

     The provision for income taxes from continuing operations is as follows:

                                                  Year Ended January 31,
                                 ---------------------------------------------
                                    2003             2002             2001
                                 ---------------------------------------------

     Currently payable:
          Federal                $   785,000     $  1,510,000     $  1,360,000
          State                      130,000          275,000          220,000
                                 -----------     ------------     ------------
                                     915,000        1,785,000        1,580,000
     Deferred (credit):
          Federal                   (155,000)          35,000          (70,000)
          State                      (20,000)                          (10,000)
                                 -----------     ------------     ------------
                                    (175,000)          35,000          (80,000)
                                 -----------     ------------     ------------

     Total                       $   740,000     $  1,820,000     $  1,500,000
                                 ===========     ============     ============

     Temporary differences, which gave rise to the deferred tax assets (liabilities), included the following items at January 31, 2003 and 2002:

                                                         2003           2002
                                                     -----------    -----------
     Deferred tax assets:
        Compensation and other employee benefits     $   168,000    $   264,000
        Unrealized losses                                350,000        339,000
        Deferred financing                             1,053,000      1,150,000
        Other items                                       27,000         48,000
        Bad debt reserve                                 210,000        192,000
        Vacation pay                                      83,000         72,000
                                                     -----------    -----------
                                                       1,891,000      2,065,000
                                                     -----------    -----------
     Deferred tax liabilities:
        Inventory items                                 (544,000)      (677,000)
        Other items                                     (165,000)      (388,000)
        Fixed assets                                    (237,000)      (230,000)
                                                     -----------    -----------
                                                        (946,000)    (1,295,000)
                                                     -----------    -----------

     Net deferred tax asset                          $   945,000    $   770,000
                                                     ===========    ===========

     The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is:

                                                      Year Ended January 31,
                                                --------------------------------
                                                  2003        2002        2001
                                                --------    --------    --------

     Statutory tax rate                           34.0%       34.0%       34.0%
     State taxes, net of federal tax benefit       3.8         4.0         4.0
     Goodwill amortization                           -         1.7         2.1
     Other, net                                    1.5         0.4        (0.7)
                                                  ----        ----        ----
     Effective tax rate                           39.3%       40.1%       39.4%

7.   LONG-TERM DEBT

     Long-term debt consisted of the following at January 31, 2003 and 2002:

                                                     2003            2002
                                                 -----------     -----------

     Industrial revenue bonds                    $ 2,200,000     $ 2,350,000

     Revolving loan fund term loan                    60,703          70,217

     Bank revolving credit loan                    3,000,000       2,600,000

     Note payable                                                    500,000
                                                 -----------     -----------
     Total debt                                    5,260,703       5,520,217

     Less current portion                           (159,902)       (259,514)
                                                 -----------     -----------

     Total long-term debt                        $ 5,100,801     $ 5,260,703
                                                 ===========     ===========

     The Industrial Revenue Bonds ("IRB") were issued to finance construction of a new production facility in Port Washington, Wisconsin. A total of $3,000,000 was issued for the facility and is due in annual principal installments of $150,000 from February 2003 through February 2005, and $175,000 from February 2006 through February 2015. Interest is based on a weekly floating rate determined by the market for IRB loans. The interest rate at January 31, 2003 was 1.45%.

     The Revolving Loan Fund (RLF) term loan was a loan issued by the City of Port Washington to finance the purchase of real estate for the construction of an addition at the Company's Port Washington facility. A total of $100,000 was issued for the facility and is due in monthly installments of $1,012 through September 4, 2008 with interest at 4.0%.

     The amended master credit agreement, which expires April 30, 2004, allows for revolving credit borrowings not to exceed $6,000,000. Borrowings, which are based on qualified accounts receivable and inventory, bear interest at either the prime rate or the LIBOR rate plus 1.50% at the Company's election. The interest rate at January 31, 2003 was 2.8525%. The Company had $3,000,000 available under the agreement at January 31, 2003.

     The terms under the amended master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and debt service ratio, and restricts the Company to a maximum funded debt to EBITDA (as defined) ratio. The tangible net worth requirement at January 31, 2003 was $10,476,263. The Company was not in compliance with certain non-financial covenants for fiscal 2002, but has obtained waivers for such non-compliance. The

     Company was in compliance with all financial covenants at and for the year ended January 31, 2003. Substantially all of the Company's assets are collateralized under the above debt agreement. The LIBOR spread may be reduced or increased annually based on the achievement of a certain "funded debt to EBITDA" ratio.

     The note payable was issued to finance the purchase of the remaining 50% of South Houston Hose on November 1, 2001. The balance was paid in full during the year ended January 31, 2003.

     Annual principal payments for the next five years on long-term debt are as follows:

         Year Ending                     RLF         Revolving
         January 31,        IRB       Term Loan     Credit Loan       Total

          2004          $   150,000    $ 9,902      $              $  159,902
          2005              150,000     10,305        3,000,000     3,160,305
          2006              150,000     10,724                        160,724
          2007              175,000     11,162                        186,162
          2008              175,000     11,616                        186,616
          Thereafter      1,400,000      6,994                      1,406,994
                        -----------    -------      -----------    ----------

                        $ 2,200,000    $60,703      $ 3,000,000    $5,260,703
                        ===========    =======      ===========    ==========

8.   EMPLOYEE RETIREMENT PLANS

     The Company has a retirement savings and thrift plan (401(k) plan) covering substantially all of its employees. Under the 401(k) plan, the Company contributes amounts based on employee contributions. Amounts charged to income related to the 401(k) plan for the years ended January 31, 2003, 2002 and 2001 were $151,599, $104,015 and $98,088, respectively.

     The Company had a noncontributory defined benefit pension plan (the "Plan") covering substantially all full-time employees. The Plan provided for benefits based on years of service and compensation. In December 2000, the Company amended the Plan. The amendment specifically ceased accrual of benefits as of December 31, 2000 and terminated the Plan effective February 28, 2001. In February 2001, the Board of Directors authorized the allocation of excess plan assets to the participants. In December 2001, all plan assets were distributed to the participants. Net periodic pension expense was $25,193, including a curtailment gain of $127,063 for the year ended January 31, 2001.

9.   EMPLOYEE STOCK OPTION PLANS

     In February 1995, the Board of Directors authorized and on October 17, 1995, the shareholders approved a grant to the Company's former President and Chief Executive Officer of a ten-year option to purchase up to 200,000 shares of common stock pursuant to the Company's 1986 Option Plan at an exercise price of $4.00 per share. In May 1997, a five-year non-qualified option for 25,000 shares was granted to a member of the Board of Directors at an exercise price of $3.50 per share. In October 1997, a five-year non-qualified option for 25,000 shares was granted to a member of the Board of Directors at an exercise price of $3.50 per share. All of these options are fully vested.

     In May 2002, the Company repurchased 25,000 common shares for $7.00 each pursuant to a stock option exercise by a member of the Board of Directors for the options granted in May 1997. As a result, the Company recorded compensation expense of $87,500 during the quarter ended July 31, 2002.

     In August 2002 the Company paid the equivalent of $7.00 per share (less the exercise price of the options) to the former President in return for the cancellation of options to purchase 200,000 shares. As a result, $600,000 of compensation expense was recorded during the quarter ended October 31, 2003.

     In October 2002, the Company extended the term of the option agreement granted to a member of the Board of Directors from five years to seven years. As a result of this extension, the Company recorded compensation expense of $77,500 during the quarter ended October 31, 2002.

     In connection with the issuance of certain subordinated debt in 1996, the principal shareholder of the Company provided collateral to a bank to support a guaranty of repayment by the Company of the principal and interest on the loan. The arrangement was made to reduce the cost of borrowed funds from that which would have been otherwise obtainable by the Company from unaffiliated "mezzanine" lenders. In consideration of his providing such collateral, the Company issued a ten-year warrant to purchase 500,000 shares of Common Stock exercisable at a price of $1.60 per share. At the time the transaction was negotiated, Common Stock was quoted at approximately $4.00 per share. On the date the ConForms acquisition was consummated, which was the grant date, the closing sale price for the Common Stock in the over-the-counter market was $7.50 per share. The difference between the warrant price and the fair market value at the grant date was amortized over the three-year term of the subordinated debt.

     In connection with the ConForms acquisition on June 21, 1996, the Company granted ten-year nonqualified options to purchase an aggregate of 167,611 shares of Common Stock exercisable at $3.00 per share to key personnel. Such options vested fully on the first anniversary of the closing of the acquisition. On the date of the grant of the options, the closing sale price for the Common Stock was $7.50 per share. The difference between the option price and the fair market value at the time of option grant was amortized over the option's one-year vesting period and was recorded as deferred compensation. These amounts were reclassified to additional paid-in capital at January 31, 2003. On February 15, 2001, 19,444 of these options were exercised.

     In January 2003 the Company paid the equivalent of $7.00 per share (less the exercise price of the options) to the Company's' former Chief Financial Officer, in return for the cancellation of options to purchase 48,611 shares. As a result, $194,444 of compensation expense was recorded during the quarter ended January 31, 2003.

     In January 1999, the Board of Directors authorized and on June 8, 1999, the shareholders approved the Edison Control Corporation 1999 Equity Incentive Plan (the "Plan"). The Plan provides that up to a total of 200,000 shares of Common Stock will be available for the granting of stock options, stock appreciation rights, restricted stock or performance shares. No awards were granted under this Plan as of January 31, 2003.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but continues to apply APB Opinion No. 25 and related interpretations in accounting for all of its plans. Expense was $959,444, $0, and $0 for fiscal years ended 2002, 2001 and 2000, respectively. If the Company had elected to recognize costs for the options/warrants issued after December 15, 1994 in accordance with SFAS No. 123, net income and net income per share would have changed to the pro forma amounts as follows:

                                                   Year Ended January 31,
                                            ------------------------------------
                                               2003         2002         2001
                                            ----------   ----------   ----------
Net income, reported                        $1,141,559   $2,718,308   $2,203,178

   Add: APB No. 25 expense (net of tax)        575,666        -                -

   Less: APB No. 123 expense (net of tax)       15,000        -                -
                                            ------------------------------------
Net income, pro forma                       $1,702,225   $2,718,308   $2,203,178
                                            ====================================

EPS - basic


  reported                                        0.66         1.20         0.94

  pro forma                                       0.99         1.20         0.94


EPS - diluted

  reported                                        0.52         1.01         0.76

  pro forma                                       0.77         1.01         0.76

Stock option/warrant activity is summarized as follows:


                                                        Weighted                              Weighted
                                    Year Ended          Average           Year Ended          Average
                                 January 31, 2003    Exercise Price    January 31, 2002    Exercise Price
                                 ----------------    --------------    ----------------    --------------
Options/warrant outstanding,
  beginning of year                     898,167         $     2.47             917,611        $     2.48
Options/warrant exercised               (25,000)              3.50             (19,444)             3.00
Options/warrant terminated             (248,611)              3.80                   -                 -
                                   ------------         ----------       -------------        ----------
Options/warrant outstanding,
 end of year                            624,556         $     1.90             898,167        $     2.47
                                   ============         ==========       =============        ==========
Options/warrant exercisable,
 end of year                            624,556         $     1.90             898,167        $     2.47
                                   ============         ==========       =============        ==========

Price range per share              $1.60 - $3.5                          $1.60 - $4.00
                                   ============                          =============

                                            Year Ended      Weighted Average
                                         January 31, 2001    Exercise Price
                                         ----------------   ----------------

     Options/warrant outstanding,
       beginning of year                        917,611        $     2.48
     Options/warrant exercised                        -                 -
     Options/warrant expired                          -                 -
                                          -------------        ----------

     Options/warrant outstanding, end
       of year                                  917,611        $     2.48
                                          =============        ==========

     Options/warrant exercisable, end
       of year                                  917,611        $     2.48
                                          =============        ==========

     Price range per share                $1.60 - $4.00
                                          =============

     The weighted average remaining contractual life of stock options and warrants outstanding at January 31, 2003 is 3.4 years.

     No options or warrants were granted during the years ended January 31, 2003, 2002 and 2001.

10.  VALUATION ACCOUNTS

     Activity related to valuation accounts for the years ended January 31, 2003, 2002 and 2001 is as follows:

                                                      Additions      Deductions for
                                                      charged to       bad debts
                                         Balance,    (deductions      written off or     Balance,
                                        Beginning    from) costs        inventory         End of
   Valuation Accounts                    of Year     and expenses      disposed of         Year
   ------------------                   ---------    ------------    ---------------    ---------
Allowance for doubtful
accounts:                  01/31/03    $ 218,000      $ 129,213      $ (83,213)         $ 264,000
                           01/31/02      169,000        109,693        (60,693)           218,000
                           01/31/01      227,000         50,306       (108,306)           169,000


Excess and obsolete        01/31/03    $ 353,000      $ 270,816      $ (28,816)         $ 595,000
inventory reserve:         01/31/02      312,000         43,457         (2,457)           353,000
                           01/31/01      608,000        (67,617)      (228,383)           312,000

     The allowance for doubtful accounts is determined by specific analysis of all accounts over sixty days past due and the application of a historical percentage to the remaining receivable balance. The excess and obsolete inventory reserve is determined by specific analysis of all inventory items with quantities in excess of eighteen-months supply and items that become obsolete because of product design changes.

11.  COMMITMENTS AND CONTINGENCIES

     The Company has various warehouse and auto leases expiring at various dates through July 2010. Future minimum lease payments required under these non-cancelable operating lease agreements are approximately as follows:

        Year Ending
        January 31,
            2004                                         $ 196,000
            2005                                           144,000
            2006                                           130,000
            2007                                           110,000
            2008                                            66,000
         Thereafter                                        130,000
                                                         ---------
                                    Total                $ 776,000
                                                         =========

     Total rent expense for the years ended January 31, 2003, 2002 and 2001 was approximately $235,000, $180,000 and $203,000, respectively.

     The Company provides warranties for specific product lines and accrues for estimated future warranty cost in the period in which the sale is recorded. The Company calculates its reserve requirements based on historic warranty loss experience that is periodically adjusted for recent actual experience.

     The following is an analysis of the Company's product warranty reserve for the years ended January 31, 2003, 2002 and 2001:

                                             Year Ended January 31,
                                     -------------------------------------
                                        2003          2002          2001
                                     ---------     ---------     ---------

     Warranty Reserve:
     Beginning of Year Balance        $120,000     $ 165,000     $ 173,000
     Additions                          35,547        73,444        70,197
     Usage                             (90,547)     (118,444)      (78,197)
                                      --------     ---------     ---------
     End of Year Balance              $ 65,000     $ 120,000     $ 165,000
                                      ========     =========     =========


     The Company is involved in various legal proceedings, which have arisen in the normal course of business. Reserves are recorded when the occurrence of loss is probable and can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a materially adverse effect on the Company's consolidated financial statements.

12.  RELATED PARTY TRANSACTIONS

     The Company had a note payable to an employee at January 31, 2002, which was used to finance the purchase of the remaining 50% of South Houston Hose on November 1, 2001. The balance was paid in full during the year ended January 31, 2003. The Company recognized interest expense of $14,583 and $8,750 for the years ended January 31, 2003 and 2002, respectively.

13.  FOREIGN OPERATIONS

     Foreign operations are based on the location of the Company's facilities.

     Foreign operations information for the year ended January 31, 2003 follows:

                                                    United          United
                                                    States          Kingdom        Malaysia           Total
                                                ------------      -----------      ---------       ------------
Net sales to unaffiliated customers             $ 25,163,237      $ 1,584,007      $ 643,572       $ 27,390,816
Operating income                                   2,060,008           31,569         17,450          2,109,027
Identifiable assets                               25,573,271        1,551,903        707,009         27,832,183
Depreciation and amortization                        842,721           34,207         13,085            890,013
Capital expenditures                                 552,214           12,901          4,862            569,977

     Foreign operations information for the year ended January 31, 2002 follows:

                                                    United          United
                                                    States          Kingdom        Malaysia           Total
                                                ------------      -----------      ---------       ------------
Net sales to unaffiliated customers             $ 25,383,157      $ 1,491,270      $ 578,123       $ 27,452,550
Operating income                                   4,734,458           26,975         17,364          4,778,797
Identifiable assets                               26,138,456        1,459,948        759,790         28,358,194
Depreciation and amortization                      1,100,737           36,453         16,318          1,153,508
Capital expenditures                                 229,524                -          4,078            233,602


     Foreign operations information for the year ended January 31, 2001 follows:

                                                    United          United
                                                    States          Kingdom        Malaysia           Total
                                                ------------      -----------      ---------       ------------
Net sales to unaffiliated customers             $ 23,806,287      $ 1,492,030      $ 772,365       $ 26,070,682
Operating income (loss)                            4,687,752          (90,516)        35,107          4,632,343
Identifiable assets                               27,046,303        1,396,069        739,861         29,182,233
Depreciation and amortization                      1,059,863           52,448         15,731          1,128,042
Capital expenditures                                 450,762           25,298          2,812            478,872


14.  SEGMENT INFORMATION

     The Company's operating segments are organized based on the nature of products and services provided. A description of the nature of the segment's operations and their accounting policies are contained in Note 1. Segment information follows:

                                                                               South          Edison
                                                                            Houston Hose      Holding
                                              ConForms        Ultra Tech        (2)           Company         Total
                                             -----------      ----------    ------------     ----------    -----------
Year ended January 31, 2003
---------------------------
Net sales to unaffiliated customers          $21,225,901      $3,723,332     $2,441,583             $-     $27,390,816
Operating income (loss) (1)                    3,854,958         413,041       (221,058)    (1,937,914)      2,109,027
Identifiable assets                           21,984,116       4,588,655      1,027,233        232,179      27,832,183
Goodwill, net                                  8,130,000               -              -              -       8,130,000
Depreciation and amortization                    600,065         271,948         18,000              -         890,013
Capital expenditures                             211,985         346,331         11,661              -         569,977


Year ended January 31, 2002
---------------------------
Net sales to unaffiliated customers          $22,448,550      $4,457,806       $546,194            $ -     $27,452,550
Operating income (loss) (1)                    4,687,957         550,406        (50,250)      (409,316)      4,778,797
Identifiable assets                           22,875,033       4,080,110      1,207,581        195,470      28,358,194
Goodwill, net                                  8,130,000               -              -              -       8,130,000
Depreciation and amortization                    781,752         357,506         14,250              -       1,153,508
Capital expenditures                             199,579          13,774         20,249              -         233,602

Year ended January 31, 2001
---------------------------
Net sales to unaffiliated customers          $22,753,684      $3,316,998            $ -   $           -    $26,070,682
Operating income (loss) (1)                    4,896,239         305,564              -       (569,460)      4,632,343
Identifiable assets                           22,629,681       5,156,883              -      1,395,669      29,182,233
Goodwill, net                                  8,225,801               -              -              -       8,225,801
Depreciation and amortization                    773,971         322,731              -         31,340       1,128,042
Capital expenditures                             469,038           9,834              -              -         478,872

(1) ConForms segment includes goodwill amortization expense of $0, $225,801 and $232,258 for the years ended January 31, 2003, 2002 and 2001, respectively.

(2) On November 1, 2001 the Company purchased the remaining 50% of South Houston Hose (Note 2). Effective February 1, 2003, the Company segregated the Industrial Hose component of South Houston Hose and began reporting the operating results as a separate reportable segment. Accordingly, the operating results of South Houston Hose for the 3 month period ended January 31, 2002 was reclassified out of the ConForms segment to reflect this change.

15.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     Quarterly financial information for the year ended January 31, 2003 follows:

                                           1st              2nd              3rd              4th
                                         Quarter        Quarter (1)      Quarter (1)      Quarter (1)         Total
                                         -------        -----------      -----------      -----------         -----
Net sales                              $6,855,369       $7,277,594       $7,289,910       $5,967,943      $27,390,816
Gross profit                            2,430,822        2,616,973        2,549,674        1,993,395        9,590,864
Net income                                577,814          516,574          105,468          (58,297)       1,141,559
Net income per share - diluted               0.25             0.23             0.05            (0.01)            0.52

     (1) Stock compensation and severance expense of $87,500, $877,500 and $415,000 was recorded in the 2nd, 3rd and 4th quarters, respectively.

     Quarterly financial information for the year ended January 31, 2002 follows:

                                          1st               2nd              3rd               4th
                                      Quarter (1)       Quarter (1)      Quarter (1)     Quarter (1)(2)        Total
                                      -----------       -----------      -----------     --------------        -----
Net sales                             $6,693,359        $7,097,924       $6,882,955       $ 6,778,312      $27,452,550
Gross profit                           2,632,299         2,527,392        2,611,392         2,406,156       10,177,239
Net income                               697,653           719,520          823,946           477,189        2,718,308
Net income per share - diluted              0.25              0.26             0.30              0.20             1.01

     (1) Fiscal 2001 includes goodwill amortization of $58,064, $58,064, $58,064 and $51,609 in the 1st, 2nd, 3rd and 4th quarters, respectively. All goodwill expense was attributed to the ConForms division.

     (2) Results include the acquisition of South Houston Hose on November 1, 2001 (see note 2).

16.  SUBSEQUENT EVENT

     On April 1, 2003, the Company filed a Form 8-K disclosing that its Board of Directors approved a proposal from its majority shareholder and Chairman of the Board and its Chief Executive Officer to acquire all shares of the Company not currently owned by them in a going-private transaction. Such transaction is to be structured as a one-for-66,666 reverse stock split in which shareholders owning less than one share as a result of the reverse stock split will receive cash in an amount equal to $7.00 per pre-split share in lieu of receiving fractional shares. The Chairman and Chief Executive Officer together currently beneficially own 71% of the Company's common shares. In conjunction with the reverse stock split, the Company intends to enter into individual option cancellation agreements with each person holding options to acquire the Company's common stock (with the exception of the Chief Executive Officer, whose options will remain outstanding). It is anticipated that as a result of these transactions, the Chairman and Chief Executive Officer will remain as the only two shareholders of the Company. The terms and conditions of the reverse stock split and the cash consideration to be received by the Company's minority shareholders were unanimously approved by the Board of Directors (with the Chairman and Chief Executive Officer abstaining), based on the recommendation of a Special Committee composed entirely of disinterested directors.

     The estimated total cost to cash-out fractional shares and options to acquire shares is expected to be approximately $3.5 million, excluding transaction costs. To fund the transaction, the Company has received a commitment, subject to customary limitations, for a $5 million five-year term loan secured by assets of the Company.

                                    EXHIBIT A

             Going Private Proposal of Messrs. Finneran and Kastelic


                                  March 4, 2003

Edison Control Corporation
Board of Directors
777 Maritime Drive
Port Washington, WI  53074-0308

Gentlemen:


     As you know, Edison Control Corporation purchased Construction Forms, Inc. in 1996 with the goal and intent of growing its business and, as a result, increasing our stock price and shareholder value. Since that time, we have spent considerable time and energy focusing on various ways to achieve those goals. Unfortunately, ConForms operates in an industry in which success is closely tied to the general health of the industrial economy, and which is characterized by fragmented competition and a relationship-driven customer base that is generally loyal to its existing suppliers and vendors. These factors have made it difficult over the years to increase ConForms' market penetration and achieve substantial revenue and earnings growth through traditional sales and marketing methods. Additionally, many of the perceived benefits of EDCO being a public company have not proven helpful in generating growth or increasing our shareholder value. For example, we have not accessed the public markets to raise equity capital; we have been unable to attract analyst coverage, market attention or institutional shareholder investment; and our share price has not increased significantly since we originally purchased ConForms. Also, our stock's small public float, extremely limited trading volume, significant bid-ask trading price spread and recent delisting from The Nasdaq Stock Market have further limited our ability to use our stock as acquisition currency, significantly limited the ability of our shareholders to sell their shares without also reducing our trading price, and further impaired our ability to use stock options or equity-based incentives to successfully attract and retain employees.

     In light of our limited growth, relatively poor stock price performance and trading liquidity restraints, we have continuously explored potential alternatives to increase shareholder value and attract investor and analyst interest. For example, given the fragmented nature of the concrete pumping industry, we tried to achieve revenue growth and increase our shareholder value by pursuing potential acquisitions of competitors, customers and vendors. While we explored numerous potential acquisitions over the past several years, we were unable to successfully complete a significant acquisition, due at least in part to our inability to utilize our stock as an attractive acquisition currency. Also, in an effort to focus on expanding our margins, we divested our unprofitable Gilco division in September 2000. Additionally, to potentially provide equity capital and expertise to effect strategic acquisitions in the industry and increase our shareholder value, we undertook a coordinated process of soliciting preliminary indications of interest on a selective basis from qualified strategic or financial parties for a sale of all or a part of the Company beginning in the second quarter of 1999 and again in the first quarter of 2000. While we received some preliminary oral indications of general interest from a few select parties, and in one case even proceeded relatively far down the path of negotiating definitive documentation, we were unable to negotiate or conclude a transaction on terms that we thought were fair to and in the best interests of our shareholders.

     Despite all of these efforts, we have not been successful in increasing shareholder value in a meaningful way. We have nevertheless continued to analyze potential ways in which to provide that value on a going-forward basis, and we believe the best and most efficient way at this point to accomplish this goal is for EDCO to undertake a "going private" transaction following which it will no longer be a publicly traded company. We believe such a transaction will result in substantial benefits to the Company and its shareholders. Specifically, unaffiliated shareholders will be able to liquidate their holdings (which could otherwise be difficult given the limited trading volume of our stock) and receive a premium price for their shares in a transaction generally taxable at capital gains rates, while avoiding the large "bid-ask" spread discount associated with trading our stock and without incurring typical brokerage commissions or fees. Also, "going private" will allow the Company to terminate registration of its common stock under the Exchange Act, which will relieve the Company of the burdens and costs associated with filing reports and otherwise complying with the requirements of the SEC, the 1934 Act and other laws and regulations that impact public companies. In particular, by going private EDCO will avoid the costs and burdens of the pending conversion of the OTCBB into the BBX and the recently enacted Sarbanes-Oxley Act of 2002, which places increased obligations on public companies related to disclosure and corporate governance. We believe the Company will save over $150,000 per year if it were no longer required to file reports with the SEC. Going private will also allow management to focus increased time and attention on the long-term strategic goals and objectives of the Company without regard to short-term goals and benchmarks, such as quarterly earnings per share targets, that publicly traded companies are pressured to achieve. Finally, the Company will no longer be required to publicly disclose detailed information regarding its business, operations and results, which disclosure requirements currently place ConForms at a competitive disadvantage with its private competitors who are not obligated to do the same.

     As a result, we propose that the Company undertake a 1-for-66,666 reverse stock split in which shareholders left with fractional shares after the reverse split will receive a cash payment equal to $6.50 per pre-split share (which represents a 14.0% premium over the average bid price of $5.70 for our common stock for the 15 days prior to February 26, 2003). The reverse stock split will effect a "going private" transaction in which we would be the only two remaining shareholders of the Company. We intend to structure Bill's shareholdings such that, by operation of the reverse stock split, he will receive the $6.50 pre-split cash price for 185,100 shares that he currently owns (representing approximately 16.9% of his holdings), while the remaining 1,411,878 of his shares and share equivalents will remain outstanding and will be reduced according to the split ratio. Bill's intention to cash out up to 185,100 shares at the $6.50 pre-split per share price evidences our belief that such price is fair to EDCO's unaffiliated shareholders.

     You should be aware that we considered proposing a "going private" transaction through alternative methods, such as by way of a merger between the Company and a newly created company controlled by us, a tender offer by such a newly created company followed by a merger, or a self-tender offer by the Company for all of its outstanding shares. However, we decided that a reverse stock split is the most efficient way to achieve the desired result, since it can be accomplished on a quicker time frame and with significantly less cost to the Company, thereby allowing the Company to provide our shareholders with a higher per share price in the transaction than might otherwise be available in the often more costly and time consuming alternatives. Additionally, we have discussed the transaction with the Company's lender, LaSalle National Bank, and it has indicated its willingness to provide the Company with sufficient financing on terms reasonably satisfactory to the Company for it to purchase all of the fractional shares resulting from the reverse split.

     We fully expect that the Board will form a special committee of independent directors to evaluate our proposal. In so doing, it is important for the Board and the special committee to understand that we are both unwilling to consider any alternative transaction in which we would sell our shares to an outside third party.

     Of course, we believe the Board and the special committee should evaluate this proposal in a way that provides assurances of procedural and substantive fairness to the Company's unaffiliated shareholders. In this regard, and since we together beneficially own approximately 75.0% of the issued and outstanding common stock of the Company, we suggest this transaction be approved by not only both the special committee and the shareholder vote required by state law, but also by the vote of a majority of the Company's remaining shareholders (other than the two of us) who vote on the proposal at a special shareholders meeting called for such purpose.

     We are willing to meet with the Board and its special committee at any time to discuss this proposal.

     Sincerely,

     /s/ William B. Finneran                     /s/ Alan J. Kastelic
     -----------------------                     --------------------
     William B. Finneran                         Alan J. Kastelic

                                    EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                     of the
                          CERTIFICATE OF INCORPORATION
                                       of
                           EDISON CONTROL CORPORATION

     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation adopts the following Certificate of Amendment ("Amendment") to its Certificate of Incorporation.

1.   The name of the corporation is Edison Control Corporation ("Corporation").

2. Article 3 of the Certificate of Incorporation is hereby amended to include the following text after the last paragraph thereof:

          "(b) Effective as of the close of business on the date of filing this Amendment to the Certificate of Incorporation (the "Effective Time"), the filing of this Amendment shall effect a reverse stock split pursuant to which each 66,666 shares of Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. The number of authorized shares and the par value of the Common Stock shall not be affected by the reverse stock split. The Corporation shall not issue fractional shares to shareholders holding less than one (1) share of Common Stock as a result of the reverse stock split. Rather, all fractional shares held by shareholders holding less than one
     (1) share of Common Stock will be converted into the right to receive $7.00 in cash per share on a pre-split basis. The Corporation shall require each holder of record of issued and outstanding shares of Common Stock who holds less than one (1) share of Common Stock as a result of the reverse stock split to surrender for cancellation the certificates representing such shares and receive $7.00 in cash per share on a pre-split basis."


3. The foregoing amendment to the Corporation's Certificate of Incorporation was submitted to the Corporation's shareholders by the Board of Directors of the Corporation and was adopted by the holders of a majority of all outstanding shares entitled to vote thereon at a special meeting of the shareholders duly called and held on ___, 2003. The number of shares entitled to vote was 1,638,595, of which holders of [ ] shares voted for the Amendment and holders of [ ] shares voted against the Amendment.


        Executed on behalf of the Corporation on this __ day of __, 2003.



                                     By: /s/ Alan J. Kastelic
                                         -------------------------------------
                                         Alan J. Kastelic
                                         President and Chief Executive Officer

                                    EXHIBIT C

                       WRITTEN OPINION OF SCHROEDER & CO.

April 1, 2003





Special Committee  of the Board of Directors
Edison Control Corporation
777 Maritime Drive
Port Washington. WI  53074


Gentlemen:


You have requested our opinion as to the fairness, from a financial point of view, to the unaffiliated shareholders of Edison Control Corporation (the "Company") of the consideration to be received by the unaffiliated shareholders in the reverse stock split proposal submitted to the Company's Board of Directors by Messrs. William B. Finneran and Alan J. Kastelic and approved by the Company's Board of Directors on April 1, 2003 (the "Reverse Stock Split"). Pursuant to the Reverse Stock Split, and subsequent to shareholder approval, the Company will adopt a Certificate of Amendment to its Certificate of Incorporation (the "Certificate of Amendment") providing for (a) a one-for-66,666 reverse stock split of the Company's common stock; and (b) a cash payment of $7.00 per pre-split share of the Company's common stock for all fractional interests held by shareholders who hold less than one share as a result of the reverse stock split.


As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes.


In connection with rendering our opinion, we have, among other things, reviewed the Certificate of Amendment; the letter submitted to the Company's Board of Directors on March 4, 2003 by Messrs. Finneran and Kastelic; Annual Reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 31, 2002 and the preliminary financial results for the fiscal year ended January 31, 2003; certain Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company; and certain financial analyses and forecasts prepared by the Company's management. We held discussions with certain senior officers and other representatives and advisors of the Company concerning the businesses, opportunities and prospects of the Company, and attended all meetings of the Special Committee. We examined certain publicly available business and financial information relating to the industries in which the Company operates. We reviewed the financial terms of the Reverse Stock Split to the unaffiliated shareholders in relation to, among other things, current and historical market prices, trading volumes and bid/ask spread of the Company's common stock; historical and projected earnings and other operating data of the Company; and the historical and projected capitalization and financial condition of the Company. In addition, we have compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and the completeness of all the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Reverse Stock Split and such opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Reverse Stock Split.
..


Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the price of $7.00 is fair from a financial point of view to the unaffiliated shareholders of Edison Control Corporation.



Very truly yours,



/s/ Schroeder & Co.
-----------------------------
SCHROEDER & CO.

                                    EXHIBIT D

       TERM SHEET REGARDING FINANCING - LASALLE NATIONAL BANK ASSOCIATION


                    FINANCIAL COMMITMENT
                    --------------------

Borrower:           Construction Forms, Inc. and subsidiaries (the "Company") a
                    Wisconsin corporation.


Lender:             LaSalle Bank National Association (the "Bank").



Documentation:      The Facilities will be evidenced by a credit agreement (the
                    "Credit Agreement"), and other loan documents mutually satisfactory to the Borrower and the Bank.



                                CREDIT FACILITIES
                                -----------------

FACILITY I:         Secured Revolving Credit Facility (existing)
----------

Amount:             $6,000,000.

Purpose: To support working capital and general corporate purposes of the Company.

Term:               Maturity of April 30, 2005.

Amortization:       None.

Availability:       Continuation of existing requirement of monthly Borrowing
                    Base submitted by the Company (same advance rates).
                    Availability to be reduced by $1,000,000 as collateral support to new Facility II (see below).

Pricing: The Borrower shall have the option of loans at the Prime Rate or LIBOR Rate (as per existing Pricing Grid):

Unused Fee:         The Borrower shall pay a usage fee (per Pricing Grid) on the average unused amount under the Facility, payable quarterly in arrears from the closing date until termination of the facility.

FACILITY II:                            Secured Term Loan - NEW
-----------



Amount:             $5,000,000.

Purpose:            To finance a Reverse Stock Split on behalf of Edison Control
                    Corporation.

Term: Five Years. Amortization to be on a Seven-Year basis with balloon maturity at the end of fifth year.

Rate: The Borrower shall have the option of loans at the Prime Rate or LIBOR Rate (per Pricing Grid) with 50 basis point premium at each level above Revolving Credit. Therefore, expected to be Level II at outset (LIBOR + 250 bp) based upon projected leverage.

Excess Cash Flow: For the first two years of the facility, an additional amortization payment shall be required annually, based upon FYE results equal to 50% of Excess Cash Flow (to be defined as cash flow, less interest & principal payments, Sub S tax dividends, capital expenditures, and growth in working capital).


                                     OTHER TERMS
                                     -----------

Collateral:         Credit Facilities to be secured by a first perfected general security interest in all assets of the Borrower, including personal property and intangible assets.

Guarantee:          Edison Control Corporation to guarantee borrowings of
                    Construction Forms, Inc.

Representations
and Warranties:     The Credit Agreement shall also contain representations and warranties with respect to the Company; including, representations and warranties with respect to: corporate existence and standing; no material litigation, authorization and validity; taxes; contingent obligations;
                    subsidiaries; ERISA matters; accuracy of information;
                    compliance with laws; ownership of property; insurance; and environmental matters.

Closing Fee:        Fee due at closing equal to $25,000.

                                    COVENANTS
                                    ---------

The Credit Agreement will have customary covenants, including but not limited to:

Financial
Reporting:          o    Annual certified audited financial statements of the
                         Company due within 90 days after each fiscal year;

                    o Monthly certified financial statements of the Company and Affiliates, together with current Borrowing Base Certificate, due within 30 days after each of the first eleven fiscal months;

                    o Quarterly covenant compliance and no default certificate signed by the Chief Financial Officer or CEO and delivered with the financial statements; and

                    o Limitations on additional indebtedness, dividends (other than Sub S tax distributions) and stock repurchases, restrictions on subsidiaries' ability to pay dividends, capital expenditures, mergers and acquisitions, asset sales, investments, loans & advances, guarantees, other liens and changes in control.



Financial Covenants:     The Credit Agreement will continue the same financial
                         covenants, however, with required levels adjusted to accommodate Facility II:


                    o Maximum Senior Leverage Ratio defined as Senior Debt divided by EBITDA, calculated on a trailing four-quarter basis:

                                      FYE 1/31/03        2.75 : 1
                                      FYE 1/31/04        2.25 : 1
                                          To Termination

                    o    Minimum Current Ratio at all times: 1.50 : 1

                    o Fixed Charge Coverage (defined as ratio of EBITDA to Interest Expense + Current Principal) measured quarterly for the Company's completed rolling four quarters:
                                      1.50 : 1

                    o    Minimum Tangible Net Worth defined as Shareholders'

                         Equity less Intangible Assets, at all times;

                                    $3,750,000 plus 75% annual net income

                    o    Maximum Capital Expenditures as tested annually:
                         $1,000,000



Conditions of
 Approval:

                    1. Satisfactory Field Examination of the Company's systems and procedures by staff of LaSalle Bank; to be completed post-closing.

                    2.   Completion of satisfactory amended Loan Agreement.

Costs & Expenses:        The Company to be responsible for the costs and
                         expenses incurred by LaSalle and its legal counsel for the preparation and enforcement of these facilities, in addition to all out of pocket costs.


Governing Law:           State of Wisconsin


Proposal Extended By:                      Proposal Accepted By:
LaSalle Bank N. A.                         Construction Forms, Inc.


/s/ James A. Meyer
-----------------------------              --------------------------------
James A. Meyer                             By:
Senior Vice President                      Title:


                                           On:
                                              -----------------------------

                                          EXHIBIT E

                 FISCAL 2002 GOING PRIVATE PRO FORMA BALANCE SHEET ANALYSIS


                                                         ProForma Going
                                                            Private
                                          Unaudited        Adjustment      ProForma 1/31/03
                                         ---------------------------------------------------
ASSETS
------
   CURRENT ASSETS
       Cash                                $  401,816     $        --         $  401,816
       Trade Accounts Receivable            4,219,057              --          4,219,057
       Receivables from Affiliates          5,646,724       5,000,000         10,646,724
       Inventories                          7,199,512              --          7,199,512
       Prepaid Expenses                       285,017              --            285,017
                                         ------------------------------------------------
            TOTAL CURRENT ASSETS           17,752,126       5,000,000         22,752,126

   PROPERTY, PLANT & EQUIPMENT
       Land                                   302,902              --            302,902
       Building and Improvements            3,710,491              --          3,710,491
       Machinery and Equipment              7,292,214              --          7,292,214
       Assets in Progress                      28,673              --             28,673
                                         ------------------------------------------------
                                           11,334,280              --         11,334,280
       Less accumulated depreciation        4,869,678              --          4,869,678
                                         ------------------------------------------------
            NET FIXED ASSETS                6,464,602              --          6,464,602
GOODWILL, net                               8,130,000              --          8,130,000
NET INTANGIBLES                             8,130,000              --          8,130,000
                                         ------------------------------------------------
     TOTAL ASSETS                        $ 32,346,728     $ 5,000,000       $ 37,346,728


LIABILITIES & EQUITY
--------------------
   CURRENT LIABILITIES
      Trade Accounts Payable             $  1,001,981     $        --       $  1,001,981
      Accrued Compensation                    837,807                            837,807
      Taxes other than Income Taxes            16,325                             16,325
      Accrued Expenses                        361,322                            361,322
      Income Taxes Payable                    449,635                            449,635
      Deferred Income Taxes                   505,000                            505,000
      Current Maturities on
       Long-Term Debt                         159,902         700,000            859,902
                                         ------------------------------------------------
   TOTAL CURRENT LIABILITIES                3,331,972         700,000          4,031,972
   LONG-TERM DEBT                           5,100,801       4,300,000          9,400,801
   DEFERRED INCOME TAXES                      580,000                            580,000
   MINORITY INTEREST                           12,902              --             12,902
   STOCKHOLDERS' EQUITY
      Common Stock                                  1              --                  1
      Additional Paid-In Capital            9,161,999              --          9,161,999
      Translation Adjustments                  11,029              --             11,029
      Retained Earnings (deficit),
       beg. of yr.                         11,998,103              --         11,998,103
      Current Year Earnings (Loss)          2,149,921              --          2,149,921
                                         ------------------------------------------------
      TOTAL STOCKHOLDERS' EQUITY           23,321,053              --         23,321,053
                                         ------------------------------------------------
   TOTAL LIABILITIES AND EQUITY          $ 32,346,728     $ 5,000,000       $ 37,346,728



                                    EXHIBIT F


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



Management's Discussion and Analysis for Three Month
-----------------------------------------------------
Period Ended April 30, 2003
---------------------------

Net sales for the three months ended April 30, 2003 increased $321,374 (4.7%) to $7,176,743 when compared with the same period of the prior year. ConForms sales increased by $528,853 compared with the same period of the prior year. This was partially offset by decreased Ultra Tech and SHH sales of $131,597 and $75,882, respectively. The ConForms increase was due to a softer concrete pumping accessories market for the three months of 2002 compared to the current year combined with a general 3% price increase for the ConForms division. The Ultra Tech decrease was due to lower project sales during the three months ended April 30, 2003 compared to the same period of the prior year. The decrease in the SHH sales was due to a decrease in large contract orders for the three months ended April 30, 2003 compared to the same period of the prior year.

As a percentage of net sales, gross profit margin for the three months ended April 30, 2003 was 37.9% compared to 35.5% for the same period last year. This was due largely to a price increase for ConForms combined with lower margins for Ultra Tech sales for the three months ended April 30, 2002 due to a higher mix of lower margin project sales. Selling, engineering and administrative expenses increased by $520,158 or 35.1% for the first three months of 2003 compared with the same period of the prior year. This is due primarily to legal and professional fees incurred as part of the Company's pending going-private transaction.

Interest expense decreased to $37,517 for the three months ended April 30, 2003 compared to $44,239 for the three months ended April 30, 2002 due to slightly lower debt balances combined with lower interest rates.

Miscellaneous income increased $70,570 from the prior year due largely to a settlement of $72,847 received by the Company in the first fiscal quarter of 2003 from Cendant Corporation litigation regarding previously recognized trading securities losses relating to Cendant Corporation.

The Company recorded tax expense of $290,556 for the three months ended April 30, 2003, which represents an estimated effective rate of 38.6% applied to pre-tax book income. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Net income of $461,586, or $0.28 and $0.22 per share, basic and diluted, respectively, for the first three months of 2003 was a decrease of $116,228 (20.1%), from net income of $577,814, or $0.32 and $0.25 per share, basic and diluted, for the comparable period last year. The decrease in net income is due largely to higher selling, engineering and administrative expenses offset by higher ConForms' sales and higher margins on Ultra Tech sales for the three month period ended April 30, 2003 compared to the same period from the previous year.

Liquidity and Capital Resources
-------------------------------
The Company generated $22,856 in cash from operations during the first three months of 2003, compared to cash generated from operations of $36,050 for the same period last year. The Company used $44,281 in cash to acquire capital equipment and $152,438 in payments of long-term debt. The result was a net decrease in cash and cash equivalents of $190,257 for the three months ended April 30, 2003 compared to a net decrease of $129,882 for the same period of the prior year.

The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents, and existing bank credit lines. Proposed capital expenditures for the fiscal year ending January 31, 2004 are expected to total approximately $735,000, compared to $569,977 for fiscal 2002.

The estimated total cost to cash-out fractional shares and options to acquire shares in the aforementioned going private transaction is expected to be approximately $3.5 million, excluding transaction costs. To fund the transaction, the Company has received a commitment, subject to customary limitations, for a $5 million five-year term loan secured by assets of the Company.

Critical Accounting Policies - The consolidated financial statements and related notes contain information that is pertinent to management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Edison Control Corporation considers the following policies to be the most critical in understanding the judgments that are involved in the preparation of the Company's consolidated financial statements and the uncertainties that could impact the Company's financial position, results of operations and cash flows.

Revenue Recognition - The Company recognizes revenue, net of expected returns, upon shipment of products, which is when title passes to the customer, the price is fixed, the customer is obligated to pay and the Company has no remaining obligations.

Allowance for Doubtful Accounts - The Company's accounts receivable are reported net of bad debt reserves, which are regularly evaluated by management for adequacy. The evaluation includes and is not limited to a review of individual customer accounts that have balances beyond the agreed upon terms of the sale. Reserve values are assigned to individual accounts based on the Company's recent payment experience with the customer and knowledge of the customer's creditworthiness. In addition, a general reserve is established to cover the exposure presented by the remainder of account balances.

Excess and Obsolete Inventory - The Company's inventories are reported net of excess and obsolete reserves, which are maintained and evaluated on a regular basis by management. A reserve for excess inventory is calculated by an analysis of items with on-hand quantities in excess of historical usage over a reasonable time frame. Management identifies obsolete inventory on a regular basis and disposes of the quantities through sale to scrap dealers or commercial waste haulers. On rare occasions obsolete inventory may remain in the Company's inventory for a period of time and would be reserved for.

Warranties - The Company warrants its products sold to customers to be free from defects in material and workmanship. The warranty does not vary based on customer, product sold or any other factor. The company accrues for future warranty costs in the period in which the sale is recorded, and the estimated reserve is adjusted periodically based on recent actual experience.

Management's Discussion and Analysis for Year Ended January 31, 2003
--------------------------------------------------------------------


Fiscal 2002 versus Fiscal 2001
------------------------------
Net sales for the year ended January 31, 2003 ("fiscal 2002") decreased $61,734, or .2%, to $27,390,816, compared with $27,452,550 for the year ended January 31, 2002 ("fiscal 2001"). The acquisition of South Houston Hose on November 1, 2001 accounted for increased net sales of $1,895,389 for fiscal 2002, while ConForms non-U.S. operations accounted for increased sales of $157,736. Ultra Tech's net sales for fiscal 2002 decreased by $734,474. ConForms U.S. net sales decreased $1,380,384 for fiscal 2002. The economic slowdown has resulted in a soft concrete pumping accessories market as end users' business levels have decreased and other equipment manufacturers have seen a significant decrease in new equipment sales.

As a percentage of net sales, gross profit margin was 35.0% for fiscal 2002 as compared to 37.1% in fiscal 2001. The decrease is due largely to lower margins for Ultra Tech due to a higher mix of lower margin project sales compared to the same period of the prior year, in addition to the inclusion of South Houston Hose sales for a full year, which typically have a lower margin than ConForms or Ultra Tech. Selling, engineering and administrative expenses increased $2,351,694, or 45.8%, to $7,481,837 in fiscal 2002. The sharp increase is largely due to approximately $960,000 of compensation expense relating to fiscal 2002 stock option activity, and approximately $420,000 of severance expense relating to former officers. Approximately $776,000 of additional increase was due to the November 1, 2001 acquisition of South Houston Hose.

Net sales for the ConForms' segment for fiscal 2002 decreased 5.4% to $21,225,901 compared with $22,448,550 for fiscal 2001. The decrease is due largely to the economic slowdown, which has resulted in a soft concrete pumping accessories market as end users' business levels have decreased and other equipment manufacturers have seen a significant decrease in new equipment sales. Operating income decreased $832,999, or 17.8%, to $3,854,958 in fiscal 2002 compared to $4,687,957 in fiscal 2001. The decrease was due largely to a reduction in gross margin of approximately $700,000 caused largely by lower sales, partially offset by the absence of goodwill amortization, which was $225,801 for fiscal 2001.

Net sales for the Ultra Tech segment for fiscal 2002 decreased $734,474, or 16.5%, to $3,723,332 from $4,457,806 in the prior fiscal year. Ultra Tech's volume will continue to fluctuate based on its ability to attain large project sales in the industries it serves. As a result of the decrease in sales, which were slightly offset by lower Ultra Tech Selling, Engineering and Administrative Costs, operating income decreased $137,365 to $413,041 in fiscal 2001 compared to $550,406 in fiscal 2001.

Net sales for the South Houston Hose segment for fiscal 2002 increased $1,895,389, or 347.0%, to $2,441,583 from $546,194 in the prior fiscal year.
Operating loss increased by $170,808 to $221,058 from $50,250 in the prior fiscal year. The increases were due to the November 1, 2001 acquisition of South Houston Hose resulting in the inclusion of a full year of income statement activity in fiscal 2002 vs. 3 months in fiscal 2001 (November 2001, December 2001 and January 2002).

Net income of $1,141,559, or $.66 and $.52 per share, basic and diluted, respectively, for fiscal 2002 represented a decrease of $1,576,749 (58.0%), from net income of $2,718,308, or $1.20 and $1.01 per share, basic and diluted, respectively, for fiscal 2001. The decrease is due largely to compensation expense of approximately $960,000 and severance expense of $420,000 relating to former officers in FY2002 combined with gross margin reductions of approximately $700,000 for ConForms and approximately $300,000 for Ultra Tech due to lower sales volumes The Company adopted Statement of Financial Accounting Standard No. 142, and ceased the amortization of goodwill, effective February 1, 2002. Under the new standard, pro forma income per diluted share in the year ended January 31, 2002 would have been $1.09, had goodwill not been amortized. The Company completed the transitional impairment test during the quarter ended July 31, 2002 and determined that no impairment of goodwill exists.

Interest expense decreased $7,255 or 3.5%, to $200,382 for fiscal 2002 from $207,637 for fiscal 2001.

The Company had a trading loss (unrealized) of $25,002 in fiscal 2002 compared to a net trading loss (realized and unrealized) of $123,573 in fiscal 2001. Although the Company has no established formal investment policies or practices for its trading securities portfolio, the Company has from time to time pursued an aggressive trading strategy, focusing primarily on generating near-term capital appreciation from its investments in common equity securities. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period. The Company does not use or buy derivative securities.

The Company recorded tax expense of $740,000 for fiscal 2002, which represented an estimated annual effective tax rate of 39.3% applied to pre-tax book income compared to a tax rate of 40.1% for fiscal 2001 . The difference is due largely to an effective tax rate of 1.7% relating to goodwill for fiscal 2001. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Fiscal 2001 versus Fiscal 2000
------------------------------
Net sales for the year ended January 31, 2002 ("fiscal 2001") increased 5.3% to $27,452,550 compared with $26,070,682 for the year ended January 31, 2001 ("fiscal 2000"). The increase was due largely to an approximate $700,000 increase in Ultra Tech sales to mining customers in fiscal 2001 and the inclusion of $879,194 of South Houston Hose net sales for the three months ended January 31, 2002 due to acquisition of the remaining 50% of the common stock of South Houston Hose on November 1, 2001. These increases were partially offset by a decrease of approximately $194,000 in ConForms Asia's fiscal 2001 sales.

As a percentage of net sales, gross profit margin was 37.1% for fiscal 2001 as compared to 37.1% in fiscal 2000. Decreases in material costs of approximately $180,000 were offset by increases in group and workers compensation insurance costs of approximately $160,000. Selling, engineering and administrative expenses increased $406,850, or 8.6%, in fiscal 2001 to $5,130,143. The increase was partially due to the inclusion of $253,811 of selling, engineering and administrative expenses for South Houston Hose for the three months ended January 31, 2002. The remaining increase was due largely to increases in advertising, trade show and promotional of approximately $65,000, bad debt expenses of approximately $60,000 and group insurance costs of approximately $65,000.

Net sales for the ConForms' segment for fiscal 2001 decreased 1.3% to $22,448,550 compared with $22,753,684 for fiscal 2000. The decrease is due largely to a decrease of approximately $194,000 in ConForms Asia sales and a decrease of approximately $445,000 in ConForms U.S. sales. Operating income decreased $208,282, or 4.3%, to $4,687,957 in fiscal 2001 compared to $4,896,239 in fiscal 2000. The decrease was due largely to increases in advertising, trade show and promotional expenses of approximately $90,000, bad debt expenses of approximately $60,000 and group and workers compensation insurance costs of approximately $210,000.

Net sales for the Ultra Tech segment for fiscal 2001 increased $1,140,808, or 34.4%, to $4,457,806 from $3,316,998 in the prior fiscal year. The increase was due principally to increases in Ultra Tech sales to mining customers of approximately $700,000 in fiscal 2001. As a result of the increase in sales, operating income increased $244,842 to $550,406 in fiscal 2001 compared to $305,564 in fiscal 2000.

Interest expense decreased $326,143, or 61.1%, to $207,637 for fiscal 2001 from $533,780 for fiscal 2000. The decrease resulted from a reduction of the Company's average outstanding debt from the previous year combined with lower interest rates.

The Company had a net trading loss (realized and unrealized) of $123,573 in fiscal 2001 compared to a net trading loss (realized and unrealized) of $380,900 in fiscal 2000. A major reason for the $257,327 change was the decrease in the average holdings in the Company's portfolio. Securities held in the Company's portfolio at the end of each period are reported at fair value, with unrealized gains and losses included in earnings for that period.

The amortization of goodwill and financing costs created a total non-cash charge of $268,299 for fiscal 2001 compared to $235,796 for fiscal 2000. Goodwill from the June 1996 acquisition of ConForms was being amortized over a 40-year period through January 31, 2002.

The Company recorded tax expense of $1,820,000 for fiscal 2001, which represented an estimated annual effective tax rate of 40.1% applied to pre-tax book income compared to a tax rate of 39.4% for fiscal 2001. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement reporting purposes and the amounts used for income tax purposes.

Income from continuing operations of $2,718,308, or $1.20 and $1.01 per share, basic and diluted, respectively, for fiscal 2001 represented an increase of $410,053 or 17.8% from income from continuing operations of $2,308,255, or $.98 and $.80 per share, basic and diluted, respectively, for fiscal 2000. The increase was due largely to the reduction of trading securities losses of $257,327 and the decrease in interest expense of $326,143 from the previous year.


Liquidity and Capital Resources
-------------------------------
Cash flow from operating activities was $2,150,162 for fiscal 2002, compared to $4,630,953 for fiscal 2001. This is due largely to a decrease in net income combined with a decrease in the change in trade accounts payable, accrued compensation and deferred income taxes of $295,758, $226,083 and $175,000, respectively. These decreases were offset by a decrease in the change in accounts receivable of $320,540.

Net working capital of $9,938,694 at January 31, 2003 increased $1,017,497, or 11.4%, from the fiscal 2001 year-end level of $8,921,197. Current ratio at January 31, 2003 was 4.8:1 compared to 3.3:1 at January 31, 2002. The improvement in working capital and current ratio is due primarily to deferred compensation of $666,752 relating to stock options being reclassified from a current liability to additional paid-in capital during the quarter ended October 31, 2002.

Cash used in investing activities in fiscal 2002 was $569,977 compared to cash received from investing activities of $17,970 in fiscal 2001. Capital expenditures increased to $569,977 in fiscal 2002 from $233,602 in fiscal 2001. The increase is largely due largely to the upgrade of Ultra Tech's heat-treated bender to allow for larger diameter bends.

The Company used $1,343,125 to repurchase its common stock during fiscal 2002 compared to $3,918,271 in fiscal 2001. The Company used $259,514 to reduce debt during the year. The Company's debt to capitalization ratio at January 31, 2003 and 2002 was 20.7% and 22.4%, respectively. The Company maintains various debt agreements, which are described in more detail in the footnotes to the consolidated financial statements. Required principal payments in fiscal 2003 are expected to be approximately $160,000.

The Company believes that it can fund proposed capital expenditures and operational requirements from operations and currently available cash and cash equivalents and existing bank credit lines. Proposed capital expenditures for the fiscal year ending January 31, 2004 are expected to total approximately $735,000 compared to $569,977 for fiscal 2002.

Contractual Obligations - The terms under the amended master credit agreement, among other provisions, require the Company to maintain a minimum current ratio, tangible net worth, and debt service ratio, and restricts the Company to a maximum funded debt to EBITDA (as defined) ratio. The tangible net worth requirement at January 31, 2003 was $10,476,253. Substantially all of the Company's assets are collateralized under the above debt agreement. The LIBOR spread may be reduced or increased annually based on the achievement of a certain "funded debt to EBITDA" ratio.

The following table of material debt and lease commitments at January 31, 2003, summarizes the effect these obligations are expected to have on the Company's cash flow in future periods set forth below.

     Year Ending                     Debt       Operating       Total
     January 31,                 Obligations      Leases     Obligations
     -----------                 -----------    ---------    -----------

        2004                     $   159,902    $ 196,000    $   355,902
        2005                       3,160,305      144,000      3,304,305
        2006                         160,724      130,000        290,724
        2007                         186,162      110,000        296,162
        2008                         186,616       66,000        252,616
     Thereafter                    1,406,994      130,000      1,536,994
                                 -----------    ---------    -----------
                                 $ 5,260,703    $ 776,000    $ 6,036,703
                                 ===========    =========    ===========

Critical Accounting Policies - The consolidated financial statements and related notes contain information that is pertinent to management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Edison Control Corporation considers the following policies to be the most critical in understanding the judgments that are involved in the preparation of the Company's consolidated financial statements and the uncertainties that could impact the Company's financial position, results of operations and cash flows.

Revenue Recognition - The Company recognizes revenue, net of expected returns, upon shipment of products, which is when title passes to the customer, the price is fixed, the customer is obligated to pay and the Company has no remaining obligations.

Allowance for Doubtful Accounts - The Company's accounts receivable are reported net of bad debt reserves, which are regularly evaluated by management for adequacy. The evaluation includes and is not limited to a review of individual customer accounts that have balances beyond the agreed upon terms of the sale. Reserve values are assigned to individual accounts based on the Company's recent payment experience with the customer and knowledge of the customer's creditworthiness. In addition, a general reserve is established to cover the exposure presented by the remainder of account balances.

Excess and Obsolete Inventory - The Company's inventories are reported net of excess and obsolete reserves, which are maintained and evaluated on a regular basis by management. A reserve for excess inventory is calculated by an analysis of items with on-hand quantities in excess of historical usage over a reasonable time frame. Management identifies obsolete inventory on a regular basis and disposes of the quantities through sale to scrap dealers or commercial waste haulers. On rare occasions obsolete inventory may remain in the Company's inventory for a period of time and would be reserved for.

Warranties - The Company warrants its products sold to customers to be free from defects in material and workmanship. The warranty does not vary based on customer, product sold or any other factor. The company accrues for future warranty costs in the period in which the sale is recorded, and the estimated reserve is adjusted periodically based on recent actual experience.


New Accounting Standards
------------------------
In June 2002 the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to Emerging Issues Task Force ("EITF") EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS No. 146 also includes (i) costs related to terminating a contract that is not a capital lease and (ii) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 with early adoption allowed. Adoption of SFAS No. 146 is not expected to have an impact on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition to the fair value method of accounting for stock-based employee compensation and also amends the disclosure provisions of SFAS No. 123. The Company will adopt only the disclosure portion of SFAS No. 148. Thus, such statement will not have an impact on the Company's consolidated financial statements.

In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires that a guarantor must recognize, at the inception of a guarantee, a liability for the fair value of the obligation that it has undertaken in issuing a guarantee. FIN No. 45 also addresses the disclosure requirements that a guarantor must include in its financial statements ending after December 15, 2002. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. FIN No. 45 also requires disclosure regarding the Company's product warranty liability (see Note
11). Adoption of FIN No. 45 is not expected to have an impact on the Company's consolidated financial statements.

The FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements") in January 2003, which becomes effective for the Company on August 1, 2003. FIN No. 46 provides consolidation guidance for certain variable interest entities ("VIE") in which equity investors of the VIE do not have the characteristics of a controlling interest or do not have sufficient equity at risk for the VIE to finance its activities independently. FIN No. 46 requires each enterprise involved with a VIE to determine whether it provides financial support to the VIE through a variable interest. Variable interests may arise from financial instruments, service contracts, minority ownership interests or other arrangements. If an entity holds a majority of the variable interests, or a significant variable interest that is considerably more than any other party's variable interest, that entity would be the primary beneficiary and would be required to include the assets, liabilities and results of operations of the VIE in its consolidated financial statements. Adoption of FIN No. 46 is not expected to have an impact on the Company's consolidated financial statements.

                                    EXHIBIT G

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



Market Risk Disclosures for Three Month Period Ended April 30, 2003
-------------------------------------------------------------------

The Company is exposed to interest rate risk and foreign currency risk. These risks include changes in U.S interest rates and changes in foreign currency exchange rates as measured against the U.S. dollar.

Interest Rate Risk
------------------
The Company's revolving credit borrowings and variable rate term loans, which totaled $5,050,000 as of April 30, 2003, are subject to interest rate risk. Most of the borrowings float at the prime rate or LIBOR plus a certain number of basis points. Based on the April 30, 2003 balance, an increase of one percent in the interest rate on the Company's loans would cause interest expense to increase by approximately $50,050 or $0.02 per diluted share, net of taxes, on an annual basis. The Company currently does not use derivatives to fix variable rate interest obligations.

Foreign Currency Risk
---------------------
The Company has foreign operations in the United Kingdom and Malaysia. Sales and purchases are typically denominated in the British pound, Malaysian ringgit, German mark, Singapore dollar or U.S. dollar, thereby creating exposures to changes in exchange rates. The changes in exchange rates may positively or negatively affect the Company's sales, gross margins and retained earnings. The Company does not enter into foreign exchange contracts but attempts to minimize currency exposure risk through working capital management. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of a currency.


Market Risk Disclosures for Year Ended January 31, 2003
-------------------------------------------------------


The Company is exposed to interest rate risk, foreign currency risk and equity price risk. These risks include changes in U.S interest rates, changes in foreign currency exchange rates as measured against the U.S. dollar and changes in the prices of stocks traded on the U.S. markets.

Interest Rate Risk
------------------
The Company's revolving credit borrowings and variable rate term loans, which totaled $5,200,000 as of January 31, 2003, are subject to interest rate risk. Most of the borrowings float at the prime rate or LIBOR plus a certain number of basis points. Based on the fiscal 2002 year end balance, an increase of one percent in the interest rate on the Company's loans would cause an increase in interest expense of approximately $52,000, or $.02 per diluted share, net of taxes, on an annual basis. The Company currently does not use derivatives to fix variable rate interest obligations.

Foreign Currency Risk
---------------------
The Company has foreign operations in the United Kingdom and Malaysia. Sales and purchases are typically denominated in the British pound, Malaysian ringgit, Singapore dollar, U.S. dollar or the Euro, thereby creating exposures to changes in exchange rates. The changes in exchange rates may positively or negatively affect the Company's sales, gross margins and retained earnings. The Company does not enter into foreign exchange contracts but attempts to minimize currency exposure risk through working capital management. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of a currency.

                                                                        APPENDIX

                           EDISON CONTROL CORPORATION
                SPECIAL MEETING OF SHAREHOLDERS - JULY 31, 2003
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gregory L. Skaar, as a proxy with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Edison Control Corporation held of record by the undersigned on June 30, 2003 at the Special Meeting of Shareholders to be held on July 31, 2003 and any adjournment or postponement thereof.

           (Continued and to be signed on the reverse side)

                                                 SPECIAL MEETING OF SHAREHOLDERS OF

                                                     EDISON CONTROL CORPORATION

                                                            JULY 31, 2003



                                                     Please date, sign and mail
                                                       your proxy card in the
                                                      envelope provided as soon
                                                            as possible.

                               Please detach along perforated line and mail in the envelope provided.
------------------------------------------------------------------------------------------------------------------------------------

____________________________________________________________________________________________________________________________________

                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.
   LEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
___________________________________________________________________________________________________________________________________

                                                       1. PROPOSAL TO ADOPT A ONE-FOR-66,666 REVERSE         FOR   AGAINST   ABSTAIN
                                                          STOCK SPLIT:                                       [ ]     [ ]       [ ]

                                                       2. In his discretion, upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

                                                          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and on such other business as may properly come before the meeting in accordance with the best judgment of the proxies named herein. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and accompanying Proxy Statement relating to the Special Meeting of
                                                          Shareholders of Edison Control Corporation.

                                                          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY USING THE
                                                          ENCLOSED ENVELOPE.

______________________________________________________

To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please note  [ ]
that changes to the registered name(s) on the
account may not be submitted via this method.
______________________________________________________

Signature of Shareholder _____________________ Date:________ Signature of Shareholder______________________ Date:_______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.